Exhibit 10.1

EXECUTION COPY

REVOLVING CREDIT AND GUARANTY AGREEMENT

dated as of January 14, 2011

among

CEDAR I HOLDING COMPANY, INC.,

COMMSCOPE, INC.,

THE US CO-BORROWERS and EUROPEAN CO-BORROWERS NAMED HEREIN,

THE SUBSIDIARIES OF COMMSCOPE, INC. NAMED HEREIN as GUARANTORS,

VARIOUS LENDERS,

J.P. MORGAN SECURITIES LLC,

as Sole Lead Arranger and Sole Bookrunner,

JPMORGAN CHASE BANK, N.A.,

as US Administrative Agent,

J.P. MORGAN EUROPE LIMITED,

as European Administrative Agent,

REGIONS BANK, US BANK NATIONAL ASSOCIATION,

WELLS FARGO CAPITAL FINANCE, LLC and BANK OF AMERICA, N.A.,

as Senior Managing Agents

and

DEUTSCHE BANK SECURITIES INC., SUMITOMO MITSUI BANKING CORPORATION,

RBC CAPITAL MARKETS1 and MIZUHO CORPORATE BANK, Ltd.,

as Co-Documentation Agents

$400,000,000 Senior Secured Revolving Credit Facility

[1]	RBC Capital Markets is a brand name for the investment banking activities of Royal Bank of Canada

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-ii-

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APPENDICES:
A	Revolving Commitments
B	Notice Addresses

SCHEDULES:
Schedule 1.1(a)	Mandatory Cost
Schedule 2.3(l)	Existing Letters of Credit
Schedule 4.8(b)	Material Real Estate Asset
Schedule 4.8(c)	Material Leased Properties
Schedule 4.8(d)	Other Locations
Schedule 4.9	Environmental Matters
Schedule 4.12	Subsidiaries; Equity Interests
Schedule 4.16	IP Rights
Schedule 4.19	Labor Matters
Schedule 4.20	Filing Offices
Schedule 5.16(b)	Certain Accounts
Schedule 6.1(h)	Existing Indebtedness
Schedule 6.2(l)	Existing Liens
Schedule 6.6(b)	Existing Investments

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EXHIBITS:
Exhibit A-1	Funding Notice
Exhibit A-2	Conversion/Continuation Notice
Exhibit A-3	Issuance Notice
Exhibit A-4	Swing Line Request
Exhibit B-1	Revolving Loan Note
Exhibit B-2	Swing Line Note
Exhibit C	Compliance Certificate
Exhibit D-1	United States Tax Compliance Certificate
Exhibit D-2	Irish Lender Tax Certificate
Exhibit D-3	French Lender Tax Certificate
Exhibit E	Assignment Agreement
Exhibit F-1	Opinion of Latham & Watkins LLP
Exhibit F-2	Opinion of Robinson, Bradshaw & Hinson, P.A.
Exhibit F-3	Opinion of Latham & Watkins LLP (France)
Exhibit F-4A	Opinion of Mayer Brown LLP (France)
Exhibit F-4B	Opinion of Mayer Brown LLP (England)
Exhibit F-5A	Opinion of Baker & McKenzie (Germany)
Exhibit F-5B	Opinion of Mayer Brown LLP (Germany)
Exhibit F-6	Opinion of Matheson Ormsby Prentice
Exhibit F-7	Opinion of A&L Goodbody
Exhibit F-8	Opinion of Baker & McKenzie Amsterdam N.V.
Exhibit F-9	Opinion of NautaDutilh
Exhibit F-10	Opinion of Homburger AG
Exhibit F-11	Opinion of Walder Wyss & Partners Ltd
Exhibit F-12	Opinion of Advokatfirman Vinge KB
Exhibit G-1	Closing Date Certificate
Exhibit G-2	Solvency Certificate
Exhibit H	Counterpart Agreement
Exhibit I-1	Pledge and Security Agreement
Exhibit J	Landlord Personal Property Collateral Access Agreement
Exhibit K	Bailee’s Letter
Exhibit L	Borrowing Base Certificate
Exhibit M	Intercreditor Agreement
Exhibit N	Joinder Agreement

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REVOLVING CREDIT AND GUARANTY AGREEMENT

This REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of January 14, 2011 is entered into by and among Cedar I Merger Sub, Inc. (“MergerSub”), CommScope, Inc., a Delaware corporation (the “Parent Borrower”), the certain Subsidiaries of Parent Borrower identified on the signature pages hereto as US Co-Borrowers (the “US Co-Borrowers” and, together with Parent Borrower, the “US Borrowers”), the certain Subsidiaries of Parent Borrower identified on the signature pages hereto as the US Subsidiary Guarantors (the “US Subsidiary Guarantors”), CommScope EMEA Limited, a private limited company incorporated under the laws of Ireland (the “Irish Borrower”), Andrew AG, an Aktiengesellschaft organized under the laws of Switzerland (the “Swiss Borrower”), Andrew Wireless Systems GmbH and Andrew GmbH, each a Gesellschaft mit beschränkter Haftung organized under the laws of Germany (each, a “German Borrower” and collectively, the “German Borrowers”), Andrew S.A.R.L., a société à responsabilité limitée organized under the laws of France and registered with the Versailles’ commercial registry under number 309 458 941 (the “French Borrower” and, together with the Irish Borrower, the Swiss Borrowers and the German Borrowers, collectively, the “European Co-Borrowers”)), Cedar I Holding Company, Inc. (“Holdings”), as a Guarantor, CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as US Administrative Agent (together with its permitted successors in such capacity, the “US Administrative Agent”) and J.P. MORGAN EUROPE LIMITED, as European Administrative Agent (together with its permitted successors in such capacity, the “European Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Holdings, MergerSub and the Parent Borrower have previously entered into the Acquisition Agreement, pursuant to which (i) the Sponsor will contribute cash common equity in an aggregate amount equal to at least 35% of the pro forma debt and equity capitalization (excluding any issued Letters of Credit) of the Parent Borrower and its Subsidiaries on the date hereof (after giving effect to the transactions contemplated by the Acquisition Agreement and hereby) (the “Equity Contribution”), (ii) MergerSub will borrow up to $2,500,000,000 of unsecured senior notes and/or secured term loans under the Fixed Assets Facility and (iii) MergerSub will merge with and into the Parent Borrower, with Parent Borrower continuing as the surviving corporation and as a wholly-owned direct subsidiary of Holdings (the “Merger”);

WHEREAS, the Lenders have agreed to extend a revolving credit facility to the Borrowers, in an aggregate amount not to exceed $400,000,000, up to $215,000,000 of which under the Tranche A Revolving Commitments may be advanced on the Closing Date to repay in part the outstanding amounts and terminate the commitments under the Existing Credit Agreement (the “Refinancing”), to finance a portion of the Merger, to pay fees, commissions and expenses in connection with the foregoing (the events and transactions described above, collectively, the “Transactions”);

WHEREAS, after the Closing Date, the proceeds of the Revolving Loans will be used to finance the ongoing working capital requirements of the Borrowers and their respective subsidiaries (including Permitted Acquisitions and other Investments permitted hereunder and fees and expenses incurred in connection therewith) and for general corporate purposes;

WHEREAS, the US Co-Borrowers have agreed to secure the Obligations hereunder by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on their ABL Collateral and a Second Priority Lien on their Fixed Asset Collateral;

WHEREAS, the French, German, Irish and Swiss Borrowers have agreed to secure all of the Non-US Obligations by granting to the Collateral Agent, for the benefit of certain of the Secured Parties, a First Priority Lien (subject, in the case of the German Borrowers, to Liens permitted pursuant to Section 6.2(w)) and/or first fixed charge on their ABL Collateral;

WHEREAS, the US Guarantors have agreed to guarantee the Obligations hereunder and have agreed to secure such Guaranteed Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on their ABL Collateral and a Second Priority Lien on their Fixed Asset Collateral; and

WHEREAS, CS Netherlands B.V., Andrew Wireless Products B.V. and CS Netherlands C.V. have agreed to guarantee the Non-US Obligations hereunder and have agreed to secure such Guaranteed Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on certain of their ABL Collateral;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Collateral” as defined in the Intercreditor Agreement.

“Accommodation Payment” as defined in Section 10.25

“Account Debtor” as defined in the UCC.

“Account” as defined in the UCC.

“Acquired Debt” means (a) with respect to any Person, Indebtedness existing at the time such Person becomes a Restricted Subsidiary of the Parent Borrower and (b) Indebtedness assumed by the Parent Borrower or a Restricted Subsidiary of the Parent Borrower in a Permitted Acquisition or other Investment permitted hereunder; provided, in each case, that such Indebtedness (i) is unsecured or secured only by assets of such Person pursuant to Liens granted prior to the consummation of any such Permitted Acquisition or permitted Investment and (ii) was not incurred or secured in anticipation of such Permitted Acquisition or permitted Investment.

“Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Capital Stock of, or a business line or unit or a division of, any Person.

“Acquisition Agreement” means that certain agreement and plan of merger dated as of October 26, 2010 by and among Holdings, Cedar I Merger Sub, Inc. and the Parent Borrower, together with all exhibits, schedules and disclosure letters thereto.

“Acquisition Agreement Representations” means such of the representations made by the Parent Borrower with respect to the Parent Borrower and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders or the Sole Bookrunner, but only to the extent that Holdings or any of its Affiliates (as applicable) have the right to terminate their obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Parent Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) pending against or affecting the Parent Borrower or any of its Restricted Subsidiaries or any property of the Parent Borrower or any of its Restricted Subsidiaries.

“Affected Lender” as defined in Section 2.17(c).

“Affected Loans” as defined in Section 2.17(c).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the US Administrative Agent, the European Administrative Agent and the Collateral Agent (including, for the avoidance of doubt, any Affiliate of JPMorgan Chase Bank, N.A. designated by it to serve in such capacity for purposes of any particular Collateral Document or Collateral (including J.P. Morgan Europe Limited)).

“Agent Affiliates” as defined in Section 9.9(c).

“Agreement” means this Revolving Credit and Guaranty Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Aggregate Amounts Due” as defined in Section 2.16.

“Allocable Amount” as defined in Section 10.25

“Alternative Currency” means each lawful currency other than an Available Currency that is readily available and freely transferable and convertible into Dollars.

“Alternative Currency Equivalent” means, as to any amount denominated in Dollars as of any date of determination, the amount of the applicable Alternative Currency that could be purchased with such amount of Dollars based upon the rate of exchange quoted by JPMorgan in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency.

“Applicable Agent” means (a) with respect to the Tranche A Revolving Commitments, extensions of credit thereunder, payments in respect thereof and other matters pertaining thereto, the US Administrative Agent, (b) with respect to the Tranche B Revolving Commitments, extensions of credit thereunder, payments in respect thereof and other matters pertaining thereto, the European Administrative Agent and (c) with respect to any action or determination under any Collateral Document or Collateral thereunder, the Collateral Agent to which a security interest is granted under such Collateral Document, provided that the US Administrative Agent shall be the Applicable Agent for all purposes not involving a particular Class of Commitments, extensions of credit thereunder, payments thereunder or other matters pertaining thereto, or actions or determinations under a particular Collateral Document.

“Applicable Margin” means, subject to the proviso below, for any period, the applicable percentage per annum determined by reference to the average daily Excess Availability during such period as set forth below:

			APPLICABLE
	APPLICABLE	APPLICABLE	MARGIN FOR
	MARGIN FOR	MARGIN FOR	UK
	BASE RATE	EURO RATE	OVERNIGHT
EXCESS AVAILABILITY	LOANS	LOANS	RATE LOANS
Less than $100,000,000	1.75%	2.75%	2.75%
Less than $225,000,000 but greater than or equal to $100,000,000	1.50%	2.50%	2.50%
Greater than or equal to $225,000,000	1.25%	2.25%	2.25%

The Applicable Margin will be determined on the first Business Day after the date on which the US Administrative Agent shall have received the most recent Borrowing Base Certificate delivered pursuant to Section 5.1(m)(i) calculating the Excess Availability. At any time that any Borrower has not submitted to the US Administrative Agent the applicable Borrowing Base Certificate as and when required under Section 5.1(m)(i), the Applicable Margin shall be determined as if the Excess Availability was less than $100,000,000 until such Borrower delivers such Borrowing Base Certificate; provided, however, that notwithstanding the foregoing, for the period from the Closing Date until the day on which the US Administrative Agent has received each Borrowing Base Certificate required to be delivered hereunder for the third full fiscal month completed after the Closing Date, the Applicable Margin for (a) Base Rate Loans shall be 1.50% per annum, (b) Euro Rate Loans shall be 2.50% per annum and (c) UK Overnight Rate Loans shall be 2.50% per annum.

“Applicable Revolving Commitment Fee Percentage” means, for any period, a percentage rate equal to 0.50% per annum; provided that if on any date of determination, the daily average of the aggregate outstanding amount of Tranche A and Tranche B Revolving Credit Outstandings during the Fiscal Quarter then most recently ended are greater than 50% of the Revolving Commitments, such fee shall equal 0.375% for such period; provided that for the avoidance of doubt for the first Fiscal Quarter ended after the Closing Date, the foregoing calculation shall only take into account the period from the Closing Date to the end of such Fiscal Quarter.

“Applicable Threshold” means on any date of determination, the amount equal to the greater of (i) 12.5% of the Global Borrowing Base at such time and (ii) $40,000,000.

“Approved Counterparty” means each Agent or Lender or any Affiliate of such Agent or Lender who enters into a Cash Management Document and/or a Hedge Agreement (including any Person who is an Agent or Initial Lender (and, in each case, any Affiliate thereof) at the time any such Cash Management Document and/or Hedge Agreement, as the case may be, is entered into but subsequently ceases to be an Agent or Lender), including, without limitation, each such Affiliate that enters into a joinder agreement with the Collateral Agent.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Credit Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Credit Party is obligated to, or otherwise chooses to, provide to any Agent pursuant to any Credit Document or the transactions contemplated therein, including (a) any supplement to the Guaranty and any joinder to the Pledge and Security Agreement or Foreign Collateral Document and any other written Contractual Obligation required to be delivered in respect of any Credit Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that “Approved Electronic Communications” shall exclude (i) any Notice, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing or Credit Extension, (ii) any notice pursuant to Sections 2.11, 2.12 and 2.13 and any other notice relating to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Section 3 or Section 2.3(a) or any other condition to any Borrowing or other Credit Extension hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by the US Administrative Agent (such approval not to be unreasonably withheld); it being understood and agreed that the “securities intermediaries” and “commodities intermediaries” of the Credit Parties on the Closing Date are Approved Securities Intermediaries.

“Asset Sale” means a sale, sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Parent Borrower, any Borrower or any Restricted Subsidiary), in one transaction or a series of transactions, directly or indirectly, of all or any part of the Parent Borrower’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of the Parent Borrower’s Restricted Subsidiaries (including issuance of Capital Stock), other than inventory (or other assets) sold or licensed in the ordinary course of business, in each case, which yields net cash Proceeds to the Parent Borrower or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E.

“Assignment Closing Date” as defined in Section 10.6(b).

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent Borrower and its Subsidiaries, including the notes thereto.

“Auditor’s Determination” as defined in Section 7.17(e).

“Authorized Officer” means, as applied to any Person, the principal executive officers, managing members or general partners of such Person, including any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), but, in any event, with respect to financial matters, such Person’s chief financial officer, treasurer or controller or, in each case, the equivalent thereof.

“Available Currency” means with respect to (i) Tranche A Loans, Tranche A Swing Line Loans and Tranche A Letters of Credit, U.S. Dollars and (ii) Tranche B Loans, Tranche B Swing Line Loans and Tranche B Letters of Credit, U.S. Dollars, Euros, Pounds Sterling and Swiss Francs.

“Bailee’s Letter” means a letter substantially in the form of Exhibit K (or such other form as may reasonably be agreed to by the US Administrative Agent), with such amendments or modifications as may be approved by the US Administrative Agent and the Parent Borrower and executed by any Person (other than a Borrower) that is in possession of inventory on behalf of any Borrower pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien with respect thereto or such documentation as is required in relation to the perfection or control of security and/or blocking or control of Collateral pursuant to any relevant Foreign Collateral Document.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1.00% and (iii) the Euro Rate applicable for an Interest Period of one month plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Euro Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Euro Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Blockage Notice” means a notice of “control” (as defined in the UCC) or its applicable equivalent contemplated to be delivered pursuant to each Deposit Account Control Agreement.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation;

(b) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrowers” means the collective reference to the Parent Borrower, the US Co-Borrowers and the European Co-Borrowers, and each of the foregoing, individually, a “Borrower.”

“Borrowers’ Accountants” means Ernst & Young LLP or other independent nationally-recognized public accountants reasonably acceptable to the US Administrative Agent.

“Borrowing” means (a) the borrowing of one Type of Loan of a single currency by a Borrower, from the Lenders (or from a Swing Line Lender, in the case of Swing Line Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Euro Rate Loans the same Interest Period and (b) a Protective Advance.

“Borrowing Base” means the French Borrowing Base, German Borrowing Base, Global Borrowing Base, Irish Borrowing Base, Swiss Borrowing Base, Total Shared Borrowing Base or US Borrowing Base, as the case may be.

“Borrowing Base Certificate” means a certificate of each Borrower the assets of which are included in the applicable Borrowing Base substantially in the form of Exhibit L.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the UK Overnight Rate, Euro Rate or any Euro Rate Loans, the term “Business Day” shall mean (A) any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in deposits in the applicable Available Currency in which such Euro Rate Loans were incurred in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in the country in whose Available Currency the applicable payment is denominated and (B) in relation to any transaction in Euros (or a notice with respect thereto), a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET 2) System is open.

“CAM” means the mechanism for the allocation and exchange of interests in Loans and other extensions of credit hereunder and collections in respect thereof established in Section 8.5.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 8.5.

“CAM Exchange Date” means the date on which any event referred to in paragraph (f) or (g) of Section 8.1 shall occur in respect of any Borrower or the date on which the Loans are accelerated in accordance with the last paragraph of Section 8.1.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Obligations owed to such Lender (whether or not at the time due and payable) and such Lender’s participations in undrawn amounts of Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Obligations owed to all the Lenders (whether or not at the time due and payable) and the aggregate undrawn amount of all Letters of Credit immediately prior to the CAM Exchange Date.

“Capital Expenditures” means, for any period for any Person, the aggregate of all cash expenditures of such Person during such period determined on a consolidated basis that are or should be included in “purchase of property and equipment” or similar items, in each case, of a type which would be treated as capital expenditures in accordance with GAAP, reflected in the statement of cash flows of such Person other than (a) any expenditures financed with proceeds from the issuance of Capital Stock by Holdings or any direct or indirect parent of Holdings, insurance proceeds or proceeds from Asset Sales, (b) expenditures which would constitute purchase consideration for Permitted Acquisitions and (c) expenditures for leasehold improvements for which such Person is reimbursed in cash (other than by an Affiliate of such Person) substantially concurrently with the making of such expenditures.

“Capital Impairment” as defined in Section 7.17(e).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by any Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Credit Parties or Persons acting on their behalf pursuant to the Credit Documents, (b) with such depositaries and securities intermediaries as such Agent may determine in its sole discretion, (c) in the name of the Applicable Agent (although such account may also have words referring to a Borrower and the account’s purpose), (d) under the control of the Applicable Agent and (e) in the case of a Securities Account, with respect to which the Applicable Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Equivalents” means: (1) U.S. Dollars, Pounds Sterling, Euros or the national currency of any participating member state of the European Union; (2) securities issued or directly and fully guaranteed or insured by the government of the United States, Canada or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition; (3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or higher or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency); (4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper issued by a corporation (other than an Affiliate of the Parent Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition; (6) readily marketable direct obligations issued by any state of the United States of America or any municipal or political subdivision thereof with a rating of “AA-” from S&P or “Aa3” from Moody’s or guaranteed by a financial institution with a rating of “AA-” from S&P or “Aa3” from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency), in each case with maturities not exceeding two years from the date of acquisition; (7) Indebtedness issued by Persons (other than the Sponsor) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; (8) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (6) above and (9) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (8) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“Cash Management Document” means any certificate, agreement or other document executed by any Credit Party in respect of the Cash Management Obligations of any Credit Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by any Approved Counterparty (regardless of whether these or similar services were provided prior to the date hereof by any Approved Counterparty), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.

“Change of Control” means (a) prior to an IPO, the Permitted Holders shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of Holdings, (b) after an IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act), other than the Permitted Holders, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Holdings (or the Parent Borrower after an IPO of the Parent Borrower) and the percentage of the aggregate ordinary voting power represented by such equity interests beneficially owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by equity interests of Holdings (or the Parent Borrower after an IPO of the Parent Borrower) then beneficially owned, directly or indirectly, by the Permitted Holders, unless (i) the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings (or the Parent Borrower after an IPO of the Parent Borrower) or (ii) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of Holdings (or the Parent Borrower after an IPO of the Parent Borrower) shall be occupied by persons who were (x) members of the Board of Directors of Holdings on the Closing Date or nominated by the Board of Directors of Holdings (or of the Parent Borrower after an IPO of the Parent Borrower) or by one or more Permitted Holders or persons nominated by one or more Permitted Holders or (y) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to Holdings or the Parent Borrower shall occur under and as defined in the term loan credit agreement governing the Fixed Asset Facility incurred on the date hereof or the indenture governing the Senior Notes, or (d) at any time, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding equity interests of the Parent Borrower.

“Closing Date” means January 14, 2011.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Financial Plan” means the consolidated forecast of the Parent Borrower and its Restricted Subsidiaries for the period ending December 31, 2015, delivered to the Lead Arranger prior to the Closing Date.

“Co-Documentation Agents” means Deutsche Bank Securities Inc., Sumitomo Mitsui Banking Corporation, RBC Capital Markets and Mizuho Corporate Bank, Ltd., in their respective capacities as co-documentation agents for the Revolving Credit Facility.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) and interests therein and proceeds thereof, whether now owned or hereafter acquired, in or upon which a Lien is granted pursuant to any of the Collateral Documents as security for the US Obligations (but, for the avoidance of doubt, excluding any Excluded Assets) and/or the Non-US Obligations, as applicable.

“Collateral Agent” means (a) JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Lenders under the Loan Documents or (b) any Affiliate of JPMorgan Chase Bank, N.A. designated by it to serve in such capacity for purposes of any particular Collateral Document or Collateral (including J.P. Morgan Europe Limited).

“Collateral Documents” means the Pledge and Security Agreement, the Foreign Collateral Documents, the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Intellectual Property Security Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of such Credit Party as security for the US Obligations and/or the Non-US Obligations.

“Commodity Account” has the meaning given to such term in the UCC.

“Commodity Swap Agreement” means any commodity or fuel exchange contract, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the Parent Borrower’s and its Restricted Subsidiaries’ exposure to fluctuations in prices for commodities or fuel and not for speculative purposes.

“Company Material Adverse Effect” means a change, event or occurrence that has a material adverse effect on the financial condition, business or results of operations of the Parent Borrower and its Subsidiaries taken as a whole; provided, however, that none of the following, and no changes, events or occurrences, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (A) (1) changes generally affecting the economy, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including changes in interest and exchange rates, (2) changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism or (3) epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters; (B) changes that are the result of factors generally affecting the industries in which the Parent Borrower and its Subsidiaries operate or in which the products or services of the Parent Borrower are used and distributed; (C) any loss of, or adverse change in, the relationship of the Parent Borrower or any of its Subsidiaries with its customers, employees, financing sources, distributors or suppliers caused by the pendency or the announcement of the transactions contemplated by the Acquisition Agreement; (D) changes or effects from the entry into, announcement or performance of the Acquisition Agreement or the consummation of the transactions contemplated by the Acquisition Agreement (including any litigation arising from allegations of any breach of fiduciary duty or violation of law relating to the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement, or compliance by the Parent Borrower with the terms of the Acquisition Agreement); (E) changes or prospective changes in any law or GAAP or interpretation or enforcement thereof after the date hereof; (F) any failure by the Parent Borrower to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; (G) (1) any action taken by the Parent Borrower or its Subsidiaries at Holdings or one of its Affiliates’ written request or (2) the failure to take any action by the Parent Borrower or its Subsidiaries if that action is prohibited by the Acquisition Agreement to the extent that Holdings or one of its Affiliates fails to give its consent after receipt of a written request therefor; (H) any change resulting or arising from the identity of, or any facts or circumstances relating to, Holdings or their respective Affiliates; (I) a decline in the price or trading volume of the Parent Borrower’s common stock on the New York Stock Exchange or any of the Parent Borrower’s publicly traded debt securities, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; and (J) any change or announcement of a potential change in the credit rating of the Parent Borrower or any of its Subsidiaries or any of their securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; provided, further, that, with respect to clauses (A)(2), (A)(3), (B) and (E), such changes, events or occurrences do not materially and disproportionately adversely affect the Parent Borrower and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Parent Borrower and its subsidiaries operate.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures of the Parent Borrower and its Restricted Subsidiaries during such period, determined on a consolidated basis.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense (for purposes of this definition only, calculated net of cash interest income received in such period), (ii) scheduled payments of principal on Consolidated Total Debt and (iii) all cash Restricted Payments made by the Parent Borrower or any Restricted Subsidiary during such period pursuant to Section 6.4(f).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.10(d) payable on or before the Closing Date.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding (ii) (a) the income (or loss) of any Person (other than a Restricted Subsidiary of the Parent Borrower) in which any other Person (other than the Parent Borrower or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent Borrower or any of its Restricted Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Parent Borrower or is merged into or consolidated with the Parent Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Parent Borrower or any of its Restricted Subsidiaries, (c) any after-tax gains or losses attributable to any non-ordinary course Asset Sales or returned surplus assets of any Pension Plan, (d) (to the extent not included in clauses (a) through (c) above) any net extraordinary gains or net extraordinary losses, including, without limitation, any gain or loss resulting from the extinguishment of Indebtedness, (e) the cumulative effect of a change in accounting principles during such period, (f) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of the Parent Borrower or any of its Restricted Subsidiaries, (g) (A) (i) the non-cash portion of “straight-line” rent expense and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (B) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 and (h) accruals and reserves, contingent liabilities and any gains and losses on the settlement of any pre-existing contractual or non-contractual relationships as a result of the Transactions that are established or adjusted within 12 months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies.

In addition, to the extent not already included in the Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any permitted Investment or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under the terms hereof.

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Debt of the Parent Borrower and its Restricted Subsidiaries that is secured by a Lien as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, in each case, that is held by the Parent Borrower and its Restricted Subsidiaries as of such date to (2) the EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur, in each case, with such pro forma adjustments to EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth herein.

“Consolidated Total Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended Fiscal Quarter for which internal financial statements are available.

“Consolidated Total Debt” means with respect to the Parent Borrower and its Restricted Subsidiaries, as at any date of determination, (x) Indebtedness of the type specified in clauses (i), (ii) and (iii) of the definition of “Indebtedness,” (y) non-contingent obligations of the type specified in clauses (vi) and (ix)(a) of such definition (to the extent such obligations under clause (ix)(a) relate to Indebtedness of the type described in clauses (i), (ii) and (iii) of such definition), in the case of clauses (x) and (y) hereof determined on a consolidated basis in accordance with GAAP and (z) regardless of whether on or off balance sheet, obligations under Qualified Receivable Financings.

“Contingent Obligations” means at any time, (i) any indemnification or other similar contingent obligations which are not then due and owing at the time of determination or (ii) any obligations in respect of a Hedge Agreement or Cash Management Agreement.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Credit Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than TC Group L.L.C., that directly or indirectly is in control of, is controlled by or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Convertible Notes” means Parent Borrower’s 3.25% convertible notes due 2015 outstanding as of the date hereof.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.11.

“Covenant Party” means each Credit Party other than Holdings.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement, each Borrowing Base Certificate and the Foreign Law Guaranties.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means each Borrower and each Guarantor.

“Cure Right” as defined in Section 8.4(a).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Parent Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Currency Due” as defined in Section 10.3(c).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deposit Account” has the meaning given such term in the UCC.

“Deposit Account Bank” means a financial institution at which the Credit Parties maintain a Deposit Account.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement or means such documentation as is required in relation to the perfection of security and/or blocking or control of bank accounts pursuant to any relevant Foreign Collateral Document.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 121 days after the Revolving Commitment Termination Date; provided, however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent Borrower to repurchase such Capital Stock upon the occurrence of a “change of control” (or similarly defined term) or an “asset sale” (or similarly defined term) shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.4. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 121 days after the Revolving Commitment Termination Date. Disqualified Stock shall not include Capital Stock which is issued to any plan for the benefit of employees of the Parent Borrower or its Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Parent Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by a Borrower or any Restricted Subsidiary in the ordinary course of its business.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in any lawful currency other than Dollars that is freely transferable into Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange quoted on the Reuters Global Spot Screen at 11:00 a.m. (London time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined by the US Administrative Agent.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch Collateral Document” means a security document governed by Netherlands law.

“Dutch Guarantor” means a Guarantor incorporated in The Netherlands.

“EBITDA” means, for any period (and, to the extent applicable, subject to Section 8.4 hereof), an amount determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis equal to:

(i)	the sum, without duplication, of the amounts for such period of:

(a) Consolidated Net Income;

(b) Consolidated Interest Expense;

(c) provisions for Taxes based on income, profits or capital, including state, franchise and similar Taxes;

(d) total depreciation expense;

(e) total amortization expense;

(f) stock option based compensation expenses and other non-cash equity-based compensation expenses;

(g) cash fees and expenses incurred in connection with Permitted Acquisitions, other permitted Investments, recapitalization, the issuance of Capital Stock and the incurrence, repayment or exchange of Indebtedness permitted to be incurred hereunder (including a refinancing thereof), in each case, whether or not successful;

(h) management fees, monitoring, consulting, investment banking or other advisory fees and expenses otherwise permitted to be paid in accordance with this Agreement;

(i) non-recurring restructuring and integration costs, including those relating to Permitted Acquisitions and other permitted Investments, facility shutdowns and lay-offs, in an aggregate amount for all such restructuring and integration costs together, in each case, with all operating expense reductions and other operating improvements or synergies permitted in clause (l) below not to exceed an amount equal to 10% of EBITDA for the applicable four quarter period;

(j) extraordinary, unusual or non-recurring charges, expenses or losses;

(k) other non-cash charges, expenses or losses reducing consolidated net income (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual or reserve for potential cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period);

(l) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, investment, merger, amalgamation, disposition or operational change in an aggregate amount for all such operating expense reductions and other operating improvements or synergies together with all restructuring and integration costs permitted by clause (i) above not to exceed an amount equal to 10% of EBITDA for the applicable four quarter period; provided that any such adjustment to EBITDA may only take into account operating expense reductions and other operating improvements, or synergies that are identified and are to be implemented within the next four Fiscal Quarters (and costs incurred, if applicable), to the extent that such adjustments give effect to events that are (i) directly attributable to such acquisition, merger, amalgamation, disposition or operational change, (ii) expected to have a continuing impact on the Parent Borrower and its Restricted Subsidiaries and (iii) factually supportable, in each case all as certified by the chief financial officer of the Parent Borrower on behalf of the Parent Borrower;

(m) non-recurring restructuring and integration costs, plant shutdowns and layoffs, and operating expense reductions and other operating improvements or synergies, in each case reasonably expected to result from the Transactions or other operational changes identified in the Lender Presentation dated as of December 6, 2010;

(n) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock and costs of surety bonds in connection with financing activities); and

(p) charges resulting from (A) the non-cash effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with the Transactions or any permitted acquisitions or investments, and (B) adjustments to the value of assets and liabilities established in connection with the Transactions, minus

(ii)	the sum, without duplication, of the amounts for such period of:

(a) interest income;

(b) any credit for income tax;

(c) actual cash payments relating to defined benefit plans and other post-employment benefits during such period in excess of the expenses incurred related thereto;

(d) income and gain items corresponding to those referred to in subclauses (g) and (j) in clause (i) above (other than the accrual of revenue in the ordinary course); and

(e) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period) (other than the accrual of revenue in the ordinary course).

Notwithstanding the foregoing, EBITDA for the Fiscal Quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 shall be $100,000,000, $136,000,000 and $149,000,000, respectively.

“Eligible Assignee” means (i) any Agent, any Lender, any Affiliate of any Agent or Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course; provided that (x) any assignee of a Tranche B Lender shall qualify as a French Qualifying Lender and (y) neither Parent Borrower nor any Affiliate of Parent Borrower shall be an Eligible Assignee.

“Eligible Inventory” means:

(A) with respect to the US Borrowers, the inventory of such US Borrowers including raw materials, work-in-process and finished goods:

(a) that is owned solely by a US Borrower free and clear from any Lien in favor of a third party (other than (w) the Liens in favor of the Collateral Agent, (x) the Second Priority Lien in favor of the Permitted Secured Debt Collateral Agent pursuant to the Permitted Secured Debt Documents, the Secured Ratio Debt Collateral Agent pursuant to the Secured Ratio Debt Documents relating to any Pari Passu Secured Ratio Debt or the Secured Permitted Incremental Alternative Debt Collateral Agent pursuant to the Secured Permitted Incremental Alternative Debt Documents relating to any Permitted Incremental Alternative Debt, (y) non-consensual unrecorded Liens arising by operation of law notified to the US Administrative Agent for which a reserve has been established against the applicable Borrowing Base and (z) inchoate Liens for which amounts are not yet due and payable),

(b) with respect to which the Collateral Agent has a valid, perfected and enforceable First Priority Lien subject only to (x) non-consensual unrecorded Liens arising by operation of law notified to the US Administrative Agent for which a reserve has been established against the applicable Borrowing Base and (y) inchoate Liens for which amounts are not yet due and payable,

(c) with respect to which no representation or warranty contained in any Credit Document has been breached in any material respect,

(d) that is not, in the US Administrative Agent’s Permitted Discretion, obsolete or unmerchantable, and

(e) with respect to which (in respect of any inventory labeled with a brand name or trademark and sold by a Borrower pursuant to a trademark owned by a Borrower or a license granted to a Borrower (other than inventory consisting of products sold to third parties for resale under such third party’s brand)) the Collateral Agent would have rights under such trademark or license pursuant to the Pledge and Security Agreement or other agreement reasonably satisfactory to the US Administrative Agent to sell such inventory in connection with a liquidation thereof, and

(B) with respect to any European Co-Borrower, the inventory of such European Co-Borrower including raw materials, work-in-process and finished goods:

(a) that is owned solely by such European Co-Borrower free and clear from any Lien in favor of a third party (other than (w) the Liens in favor of the Collateral Agent, (x) non-consensual unrecorded Liens arising by operation of law notified to the US Administrative Agent for which a reserve has been established against the applicable Borrowing Base and (y) inchoate Liens for which amounts are not yet due and payable),

(b) with respect to which the Collateral Agent has a valid, perfected and enforceable First Priority Lien subject only to (x) non-consensual unrecorded Liens arising by operation of law notified to the US Administrative Agent for which a reserve has been established against the applicable Borrowing Base and (y) inchoate Liens for which amounts are not yet due and payable,

(c) with respect to which no representation or warranty contained in any Credit Document has been breached in any material respect,

(d) that is not, in the Permitted Discretion of the US Administrative Agent, obsolete or unmerchantable, and

(e) with respect to which (in respect of any inventory labeled with a brand name or trademark and sold by a European Co-Borrower pursuant to a trademark owned by a European Co-Borrower or a license granted to a European Co-Borrower (other than inventory consisting of products sold to third parties for resale under such third party’s brand)) the Collateral Agent would have rights under such trademark or license pursuant to the Pledge and Security Agreement or other agreement reasonably satisfactory to the US Administrative Agent to sell such inventory in connection with a liquidation thereof.

No inventory of a Borrower shall be Eligible Inventory if such inventory consists of (i) goods that are not held by a Borrower for bona fide resale, (ii) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business, (iii) goods to be returned to suppliers, (iv) goods that have been consigned by a Borrower, (v) goods in transit (provided that (x) inventory located in the continental United States, Germany or Ireland which is being transported by a Borrower between premises owned or operated by a Borrower and (y) Eligible Inventory in Transit, in each case for which a reserve has been taken for any freight costs, storage fees and/or insurance costs necessary (as reasonably determined by the Applicable Agent) to obtain possession of such inventory may be deemed “Eligible Inventory,”) (vi) goods the buyer of which has rights superior to the security interest of the Collateral Agent, (vii) inventory specifically reserved against by a Borrower, (viii) inventory (A) acquired by a Borrower pursuant to a Permitted Acquisition or (B) belonging to a Subsidiary formed, acquired or that ceases to be an Excluded Subsidiary after the date hereof (including, in each case, any additional Borrower pursuant to Section 5.11(b)), in each case with respect to which the Applicable Agent has not received the results of a field examination and appraisal which are reasonably satisfactory to the Applicable Agent (provided that, for the avoidance of doubt, such inventory may be treated as Eligible Inventory solely for purposes of determining whether the Payment Conditions are satisfied as set forth in the definition of Permitted Acquisition), (ix) goods located, stored, used or held at any premises owned or operated by a Person which is not a Borrower unless (A)(1) the Applicable Agent shall have received a Landlord Personal Property Collateral Access Agreement, Bailee’s Letter or similar agreement in form and substance reasonably satisfactory to it or (2) in the case of inventory located at a leased premises, a Reserve in an amount equal to three months’ rent or operating expenses, as applicable, for such premises shall have been established with respect thereto and (B) other than in the case of Qualified Outside Processors, an appropriate UCC-1 financing statement or equivalent shall have been executed and properly filed, (x) inventory evidenced by negotiable documents of title unless such documents of title are delivered to the Collateral Agent, (xi) inventory which is not located in the United States, the United Kingdom, Ireland or Germany; (xii) (A) for which any contract relating to such inventory expressly includes retention of title in favor of the vendor or supplier thereof; or (B) for which any contract relating to such inventory does not address retention of title and the relevant Borrower has not demonstrated to the satisfaction of the US Administrative Agent that there is no retention of title in favor of the vendor or supplier thereof; (xiii) for which reclamation rights exist or have been asserted by the seller and (xiv) with respect to any inventory, any portion of cost attributable to intercompany profit among the Borrowers and their Affiliates.

“Eligible Inventory In Transit” means all inventory that is in-transit inventory and that would otherwise constitute Eligible Inventory but for its failure to satisfy the criteria set forth in clause (v) or (xi) of the definition thereof, solely to the extent that (i) either (a) the inventory has been shipped on a “free on board the place of shipment” basis to a Borrower and the US Administrative Agent shall have received (A) a true and correct copy of the bill of lading and such other shipping documents in respect of such inventory as it may in its Permitted Discretion require, (B) evidence of reasonably satisfactory casualty insurance naming the US Administrative Agent or its designee as loss payee or additional insured and otherwise covering such risks as the US Administrative Agent may reasonably request in its Permitted Discretion, and (C) if the bill of lading is negotiable, confirmation that the bill is in the possession of a Borrower, such Borrower’s customs broker or any other Person acting in a similar capacity or (ii) the inventory has been shipped by a Borrower to a customer on a “free on board the place of destination” basis and has not yet been delivered and the US Administrative Agent shall have received evidence of reasonably satisfactory casualty insurance naming the Administrative Agent or its designee as loss payee or additional insured and otherwise covering such risks as the US Administrative Agent may reasonably request in its Permitted Discretion; provided that for the purpose of calculating any Borrowing Base, the value of any Eligible Inventory in Transit shall in no case exceed $30,000,000.

“Eligible Receivable” means the gross outstanding balance of each Account of a Borrower arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by a Borrower to a Person that is not an Affiliate of any Credit Party (other than, for the avoidance of doubt, any portfolio company of the Sponsor to the extent the sale to which such Account relates was undertaken in the ordinary course of business and on arm’s length commercial terms) and that constitutes Collateral in which the Collateral Agent has a fully perfected First Priority Lien; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:

(a) (i) such Account is more than 60 days past due according to the original terms of sale or (ii) 120 days past the original invoice date thereof (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder such amount shall be the gross amount due in respect of the applicable Accounts without giving effect to any net credit balances); or

(b) any representation or warranty contained in this Agreement or any other Credit Document with respect to such specific Account is not true and correct in all material respects; or

(c) the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to a Borrower but only to the extent of such dispute or claim; or

(d) the Account Debtor on such Account has then currently (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code, or under any other applicable bankruptcy, reorganization, insolvency, examinorship or similar law now or hereafter in effect (such as, in the case of a German Account Debtor, the German Insolvency Code), (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver, examiner or a trustee to be appointed for all or a significant portion of its assets or affairs, unless such Account Debtor (A) is a debtor-in-possession in a case then pending under Chapter 11 of the Bankruptcy Code or any such other law, (B) has established debtor-in-possession financing satisfactory to the Applicable Agent in its sole discretion and (C) otherwise satisfies each of the requirements set forth in this definition of Eligible Receivables; or

(e) the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of a Borrower, to the extent of the applicable offset unless such Account Debtor has executed a no-offset letter reasonably satisfactory to the Applicable Agent, in its discretion exercised in a commercially reasonable manner; or

(f) the sale represented by such Account is to an Account Debtor located outside the United States, the European Union (as constituted pre-May 2004), Norway or Switzerland, unless the sale is on letter of credit or acceptance terms acceptable to the US Administrative Agent, in its Permitted discretion and (a) such letter of credit names the Collateral Agent as beneficiary for the benefit of the Secured Parties or (b) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Collateral Agent; or

(g) the sale to such Account Debtor on such Account is on a bill-on-hold, guaranteed sale, sale-and-return, sale-on-approval, sale on consignment or sale providing for repurchase or return basis; or

(h) such Account is subject to a Lien in favor of any Person other than (i) the First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) the Second Priority Lien in favor of the Permitted Secured Debt Collateral Agent pursuant to the Permitted Secured Debt Documents, the Secured Ratio Debt Collateral Agent pursuant to the Secured Ratio Debt Documents relating to any Pari Passu Secured Ratio Debt in accordance with the terms of the Intercreditor Agreement or the Secured Permitted Incremental Alternative Debt Collateral Agent pursuant to the Secured Permitted Incremental Alternative Debt Documents relating to any Permitted Incremental Alternative Debt in accordance with the terms of the Intercreditor Agreement, (iii) non-consensual Liens arising by operation of law which are junior to the Collateral Agent’s Lien and (iv) inchoate Liens for which amounts are not yet due and payable; or

(i) such Account is subject to any deduction, offset, counterclaim, discount, allowance, rebate, credit, return privilege, exchange rate adjustment, other adjustments, or other conditions other than volume sales discounts given in the ordinary course of the business of the applicable Borrower; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, discount, allowance, rebate, credit, return privilege, exchange rate adjustment, other adjustment, or other condition; or

(j) the Account Debtor on such Account is located in New Jersey, Minnesota or any other state of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such state or other jurisdiction either to

(i) receive a certificate of authorization to do business in such state or be in good standing in such state or (ii) file a notice of business activities report, or equivalent, with the appropriate office or agency of such state, in each case unless and for so long as the applicable Borrower has filed within the Qualification Period (and maintains the effectiveness of) such a certificate of authority to do business and is in good standing or, as the case may be, has duly filed within the Qualification Period (and maintains the effectiveness of) such a notice in such state; or

(k) the Account Debtor on such Account is a Governmental Authority, unless the applicable Borrower has assigned its rights to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a U.S. federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority in the United States of America, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(l) 50% or more of the outstanding Accounts of the Account Debtor have become, in accordance with the provisions of clause (a) above, ineligible; or

(m) the sale represented by such Account is denominated in a currency other than (i) in the case of any US Borrower, Dollars and (ii) in the case of any European Co-Borrower, Dollars, Euros, Pounds Sterling and Swiss Francs; or

(n) the Account Debtor is in default on prior indebtedness to the applicable Borrower (other than invoices that are not more than 30 days past due from the original due date thereof) or which has been written off the books of the Borrowers or otherwise designated as uncollectible; or

(o) the applicable Borrower, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(p) such Account is owing by an Account Debtor to the extent the total Accounts of such Account Debtor to the applicable Borrower represent (A) more than 15% of the Eligible Receivables at such time (in the case of Account Debtors or their parent companies rated Ba1 or lower by Moody’s or BB+ or lower by S&P), (B) more than 25% of the Eligible Receivables at such time (in the case of Account Debtors or their parent companies rated Baa3 or better by Moody’s or BBB- by S&P) or (C) more than 25% of the Eligible Receivables at such time (if the Account Debtor is Anixter International Inc., but only for so long as the corporate or issuer rating of Anixter International Inc. is rated both Ba2 or better by Moody’s and BB or better by S&P), in each case, solely to the extent of such excess; or

(q) such Account is invalid or otherwise not legally enforceable; or

(r) such Account is unlawful or not absolute; or

(s) such Account is not in material compliance with all applicable laws and regulations; or

(t) such Account did not arise from a final sale of goods or services (evidenced by an invoice or other writing in form acceptable to the US Administrative Agent, in its Permitted Discretion) which have been fully delivered; it being understood and agreed that each Borrower’s form of invoice which has been delivered to the US Administrative Agent prior to the Closing Date is acceptable; or

(u) payment in cash has been received with respect to, but not yet applied to, such Account, but only to the extent of such non-application; or

(v) Accounts (A) acquired by a Borrower pursuant to a Permitted Acquisition or (B) belonging to a Subsidiary formed, acquired or that ceases to be an Excluded Subsidiary after the date hereof (including, in each case, any additional Borrower pursuant to Section 5.11(b)), in each case with respect to which the US Administrative Agent has not received the results of a field examination and appraisal which are reasonably satisfactory to the US Administrative Agent (provided that, for the avoidance of doubt, such Accounts may be treated as Eligible Accounts solely for purposes of determining whether the Payment Conditions are satisfied as set forth in the definition of Permitted Acquisition); or

(w) such Account is evidenced by chattel paper or a promissory note or an instrument of any kind; or

(x) any Account which was partially paid and in respect of which the applicable Borrower created a new receivable for the unpaid portion of such Account; or

(y) such Account is governed by the laws of any jurisdiction other than England and Wales, Ireland, Scotland, Switzerland, Sweden, France, Germany or any state of the United States of America; or

(z) any Account which, for any Account Debtor, exceeds the applicable credit limit for such Account Debtor, if any, determined by the Borrowers, to the extent of such excess; or

(aa) such Account is subject to any limitation of assignment (which would have the effect of preventing or restricting the creation of security interests) or limitation on the creation of security interests (whether arising by operation of law, by agreement or otherwise) unless the US Administrative Agent has determined that such limitation is not enforceable; or

(bb) such Account relates to inventory that is recorded as perpetual inventory or that is included in the definition of Eligible Inventory In Transit.

“Entitlement Holder” has the meaning given such term in the UCC.

“Entitlement Order” has the meaning given such term in the UCC.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation or of potential responsibility, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future federal, state, local and foreign statutes, laws, including common law, regulations or ordinances, rules, judgments, orders, decrees, permits licenses or restrictions imposed by a Governmental Authority relating to pollution or protection of the Environment or protection of human health (to the extent relating to exposure to Hazardous Materials), including those relating to the generation, use, handling, storage, transportation, treatment or Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Parent Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” as defined in the preamble hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent Borrower, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Internal Revenue Code and Section 302 of ERISA, whether or not waived, (g) the failure to make by its due date a required contribution under Section 412(m) of the Internal Revenue Code (or Section 430(j) of the Internal Revenue Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums, upon the Parent Borrower, any Subsidiary or any ERISA Affiliate or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) which could result in liability to the Parent Borrower or any Subsidiary.

“Euro” refers to the single currency of the Participating Member States.

“Euro Base Rate” means (a) with respect to any Euro Rate Borrowing denominated in Dollars, for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 page (or on any successor or substitute page provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Applicable Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, (b) with respect to any Euro Rate Borrowings denominated in Pound Sterling, for any Interest Period, the rate determined by reference to the British Bankers’ Association Interest Settlement Rates (as reflected on the applicable Telerate screen) at approximately 11:00 a.m., London time, on the date of commencement of such Interest Period, as the rate for deposits in Pounds Sterling with a maturity comparable to such Interest Period or (c) with respect to any Euro Rate Borrowings denominated in a currency other than Dollars, for any Interest Period, the rate determined by reference to the British Bankers’ Association Interest Settlement Rates (as reflected on the applicable Telerate screen) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in such currency other than Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Euro Base Rate” with respect to such Euro Rate Borrowing for such Interest Period shall be the rate at which deposits in Dollars of, or deposits in the applicable currency other than Dollars for the approximate equivalent in such currency (as determined by the Applicable Agent) of, US$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Applicable Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Euro Rate” means, with respect to any Interest Period for any Euro Rate Loan, an interest rate per annum equal to (A) the Euro Base Rate multiplied by the Statutory Reserve Rate plus the Mandatory Cost.

“Euro Rate Loan” means a Loan bearing interest at a rate determined by reference to the Euro Rate.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the FRB.

“European Administrative Agent” as defined in the preamble hereto.

“European Borrowing Base” means the sum of (i) the French Borrowing Base plus ( ii) the German Borrowing Base plus ( iii) the Irish Borrowing Base plus ( iv) the Swiss Borrowing Base; provided that, notwithstanding the foregoing, in no event shall the European Borrowing Base exceed 35% of the Global Borrowing Base.

“European Co-Borrowers” as defined in the preamble hereto together with any other Person added as a European Co-Borrower in accordance with the terms hereof.

“European Protective Advances” as defined in Section 2.24(a).

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” means, at any time, (a) the lesser of (i) the then effective Revolving Commitments and (ii) the Global Borrowing Base minus (b) the aggregate of all Revolving Credit Outstandings plus (c) the Excess Cash Amount.

“Excess Cash Amount” means the aggregate amount of unrestricted Cash or Cash Equivalents of the Credit Parties held in a Control Account, Cash Collateral Account or Approved Deposit Account the Dollar Equivalent of which exceeds $25,000,000; provided that (x) such initial $25,000,000 amount shall include only Cash and Cash Equivalents of the US Credit Parties held in Cash Collateral Accounts with the US Administrative Agent and (y) prior to the date that is 90 days from the Closing Date, the Excess Cash Amount shall include the aggregate amount of unrestricted Cash or Cash Equivalents of the Credit Parties that is subject to a Lien in favor of the Collateral Agent the Dollar Equivalent of which exceeds $25,000,000 (whether or not held in a Control Account, Cash Collateral Account or Approved Deposit Account).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” as defined in Section 5.16(a).

“Excluded Assets” as defined in the Pledge and Security Agreement.

“Excluded Subsidiary” means any Subsidiary that is (a) an Unrestricted Subsidiary, (b) not wholly owned directly by the Parent Borrower or one or more of its Wholly-Owned Restricted Subsidiaries, (c) an Immaterial Subsidiary, (d) a charitable Subsidiary, (e) any Subsidiary that is prohibited by applicable law, rule or regulation or by any Contractual Obligation from guaranteeing the applicable Obligations or which would require governmental and/or regulatory consent, approval, license or authorization to provide such guarantee, unless such consent, approval, license or authorization has been received, or which would result in adverse tax consequences to the Parent Borrower and/or any of its Subsidiaries as reasonably determined by the Parent Borrower (f) any Subsidiary that is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted hereunder, if such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition and (g) solely with respect to US Obligations, any US Subsidiary that has no material assets other than the stock of CFCs.

“Excluded Taxes” means, with respect to any Agent, any Lender (including each Swing Line Lender and Issuing Bank) or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) any tax on such recipient’s net income or profits (or franchise tax in lieu of such tax on net income or profits) imposed by a jurisdiction as a result of such recipient being organized or having its principal office or applicable lending office located in such jurisdiction or as a result of any other present or former connection between such recipient and the jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction, other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Documents), (b) any branch profits tax under Section 884(a) of the Internal Revenue Code or any similar tax imposed by any other jurisdiction described in (a), (c) with respect to any Loan or Letter of Credit made to a US Borrower by a Non-US Lender (other than any Non-US Lender becoming a party hereto pursuant to a Borrower’s request under Section 2.22), any U.S. federal withholding tax that is imposed on amounts payable to such Non-US Lender pursuant to a Law in effect at the time such Non-US Lender becomes a party hereto (or designates a new lending office) (or where the Non-US Lender is a partnership for U.S. federal income tax purposes, pursuant to a law in effect on the later of the date on which such Non-US Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Non-US Lender), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Credit Party with respect to such U.S. federal withholding tax pursuant to Section 2.19, (d) any withholding tax attributable to a Lender’s failure to comply with Section 2.19(c), (e) any U.S. federal withholding tax imposed as a result of a Lender’s failure to comply with the requirements of Section 1471 through 1474 of the Internal Revenue Code or any amended or successor version that is substantively comparable to establish an exemption from such withholding tax, (f) except in the case of a Tranche A Lender that becomes a Tranche B Lender pursuant to Section 8.5, any French withholding tax that is imposed on interest or fees payable by a French Borrower, except to the extent that (i) such withholding tax arises because of a change in Laws (for the avoidance of doubt, any amendment to the list referred to in the definition of the Non-Cooperative Jurisdiction shall be treated as a change in Law) after the date such Lender became a Lender or (ii) such Lender’s assignor (if any) was entitled, immediately prior to the assignment to such Lender, to receive additional amounts from a Credit Party with respect to such French withholding tax pursuant to Section 2.19, (g) except in the case of a Tranche A Lender that becomes a Tranche B Lender pursuant to Section 8.5, any German withholding tax that is imposed on interest (including any fees treated as interest for German income tax purposes) payable by a German Borrower, except to the extent that (i) such withholding tax arises because of a change in Laws after the date such Lender became a Lender or (ii) such Lender’s assignor (if any) was entitled, immediately prior to the assignment to such Lender, to receive additional amounts from a Credit Party with respect to such German withholding tax pursuant to Section 2.19 and (h) any interest, additions to taxes and penalties with respect to any taxes described in clauses (a) through (g) of this definition.

“Existing Credit Agreement” means Parent Borrower’s existing senior credit agreement, dated as of December 27, 2007, which will be repaid in full on the Closing Date.

“Existing Letters of Credit” as defined in Section 2.3(l).

“Extended Termination Date” as defined in Section 2.23(d).

“Extending Lender” as defined in Section 2.23(d).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Parent Borrower or any of its Restricted Subsidiaries.

“Facility Cash Management Obligation” means any Cash Management Obligation arising in connection with this Agreement or any Credit Document, including any costs incurred or other payments required to be made by any Agent pursuant to any Deposit Account Control Agreement or Securities Account Control Agreement.

“Federal Funds Effective Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the United States Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the US Administrative Agent, in its capacity as a Lender, on such day on such transactions as reasonably determined by the US Administrative Agent.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, treasurer, controller or, in each case, the equivalent thereof of the Parent Borrower that such financial statements fairly present, in all material respects, the financial condition of the Parent Borrower and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure.

“Financial Performance Covenant” as defined in Section 8.4(a).

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any ABL Collateral of a Credit Party and any Foreign Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien which is junior in priority to the Collateral Agent’s Lien on such Collateral, and inchoate Liens arising by operation of law for which amounts are not yet due and payable.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means with respect to the Parent Borrower and its Restricted Subsidiaries, the fiscal year ending on December 31 of each calendar year.

“Fixed Asset Collateral” as defined in the Intercreditor Agreement.

“Fixed Asset Facility” means (i) the term loan facility with respect to the senior secured term B credit facility entered into on the Closing Date among the Parent Borrower, Holdings, certain Subsidiaries of the Parent Borrower, the financial institutions named therein and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such facility or agreements or indenture or indentures or any successor or replacement facility or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Parent Borrower to be included in the definition of “Fixed Asset Facility,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time.

“Fixed Asset Facility Collateral Agent” means the collateral agent for the holders of the Fixed Asset Facility.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter (or on any date of determination other than the last day of any Fiscal Quarter, the ratio as of the last day of the most recently ended full Fiscal Quarter) of (i) an amount equal to (x) EBITDA for the four Fiscal Quarter period then ending minus (y) Consolidated Capital Expenditures made in cash during such four Fiscal Quarter period to the extent not financed with the proceeds of Indebtedness minus (z) cash taxes actually paid by the Parent Borrower and its Restricted Subsidiaries during such four Fiscal Quarter period, to (ii) Consolidated Fixed Charges for such four Fiscal Quarter period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Plan Event” means (i) the failure of the Parent Borrower or any of its Restricted Subsidiaries to make its required contributions in respect of any Foreign Plan when such contributions are made; (ii) the failure of the Parent Borrower or any of its Restricted Subsidiaries to administer any Foreign Benefit Plan in accordance with its terms and all applicable laws; (iii) the occurrence of an act or omission in respect of any Foreign Benefit Plan which could give rise to the imposition on the Parent Borrower or any of its Restricted Subsidiaries of fines, penalties or related charges under applicable laws; (iv) the assertion of a material claim (other than a routine claim for benefits) against the Parent Borrower or any of its Restricted Subsidiaries in respect of a Foreign Benefit Plan; (v) the imposition of a Lien in respect of any Foreign Benefit Plan; or (vi) any event or condition which might constitute grounds for the termination, in whole or in part, of any Foreign Benefit Plan or the appointment of a trustee to administer any Foreign Benefit Plan.

“Foreign Collateral” means the ABL Collateral of any Foreign Credit Party.

“Foreign Collateral Document” means each Collateral Document not governed by the laws of the United States or any state or territory thereof, including without limitation the Dutch Collateral Documents, the French Collateral Documents, the German Collateral Documents, the Irish Collateral Documents and the Swiss Collateral Documents.

“Foreign Credit Party” means each Credit Party other than a US Credit Party.

“Foreign Government Scheme or Arrangement” as defined in Section 4.11(4).

“Foreign Guarantor” means each Guarantor that is a Foreign Subsidiary.

“Foreign Law Guaranty” means each guaranty agreement, if any, entered into by a Foreign Guarantor that is not governed by the laws of the United States or any state thereof pursuant to which such Foreign Guarantor guarantees the Obligations of which it is a Guarantor.

“Foreign Plan” as defined in Section 4.11(d).

“Foreign Subsidiary” means each Subsidiary other than a US Subsidiary.

“Fraudulent Transfer Laws” as defined in Section 7.2.

“FRB” means the Board of Governors of the United States Federal Reserve System.

“French Borrower” as defined in the recitals hereto or any other person added as a French Borrower in accordance with the terms hereof.

“French Borrowing Base” means, with respect to any French Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a) the product of 85% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of such French Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

minus

(b) any applicable Reserve then in effect to the extent applicable to such French Borrower or such Eligible Receivables.

“French Collateral Documents” means the master receivables assignment agreements (and each bordereau de cession de créances professionnelles relating thereto), the pledge over bank accounts, charged account control deed and notice of pledge, and all other instruments and agreements delivered by any French Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of such French Borrower as security for the Non-US Obligations, in form and substance reasonably satisfactory to the Collateral Agent.

“French Guarantor” as defined in Section 7.17(b).

“French Lender Tax Certificate” means a certificate substantially in the form of Exhibit D-3, appropriately completed.

“French Obligations” means, with respect to any French Borrower, all Non-US Obligations of such French Borrower.

“French Outstandings” means, with respect to any French Borrower at any particular time, the sum of (a) the principal amount of the Tranche B Loans made to such French Borrower outstanding at such time, (b) the Tranche B Letter of Credit Usage of such French Borrower outstanding at such time and (c) the principal amount of the Tranche B Swing Line Loans made to such French Borrower outstanding at such time.

“French Qualifying Lender” means any credit institution (établissement de credit) licensed to carry out credit transactions (operations de credit) in France (either pursuant to a license granted by the French banking authorities or, provided that the relevant formalities have been duly complied with, pursuant to the provisions of Directive 2006/48/EC of the European Parliament and Council of June 2006 relating to the taking up and pursuit of the business of credit institutions).

“French Tax Qualifying Lender” means in relation to a payment made by a French Borrower under a Credit Document, a Lender which is not resident, established or otherwise located in a Non-Cooperative Jurisdiction and which (a) fulfils the conditions imposed by French law in order for such payment not to be subject to (or as the case may be, to be exempt from) any deduction or withholding for or on account of Tax; or (b) is a Lender which (i) is a resident of a jurisdiction having a double taxation agreement with France which provides for full exemption from Tax imposed by France on interest payments (subject to the completion of any necessary procedural formalities); and (ii) is entitled to the bene-fits of such double taxation agreement; and (iii) is performing its obligations under this Agreement from or through offices situated in its jurisdiction of establishment; and (iv) is otherwise entitled to the benefits of such double taxation agreement.

“Funding Default” means the event that any Lender, other than at the direction or request of any Governmental Authority, defaults in its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.2, 2.3 or 2.24.

“Funding Notice” as defined in Section 2.1(b)(i).

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“General Intangible” as defined in the UCC.

“German Borrower” as defined in the recitals hereto or any other Person added as a German Borrower in accordance with the terms hereof.

“German Borrowing Base” means, with respect to any German Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a) the sum of:

(i) in the case of Eligible Receivables, the product of 85% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of such German Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and

(ii) in the case of Eligible Inventory, the lesser of (A) 70% of the value of Eligible Inventory of such German Borrower (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first-in, first-out basis) constituting each class of such Eligible Inventory at such time and (B) 85% of the Net Orderly Liquidation Value Percentage of such Eligible Inventory of such German Borrower (valued at the lower of cost and market on a first-in, first-out basis) constituting each class of Eligible Inventory at such time;

minus

(b) any applicable Reserve then in effect to the extent applicable to such German Borrower or such Eligible Receivables or Eligible Inventory;

provided that notwithstanding the foregoing or any other provision of this Agreement, clause (a)(ii) of this definition with respect to each German Borrower shall be deemed to be $0.00 unless and until the applicable German Inventory Conditions have been satisfied, it being understood and agreed that the applicable German Inventory Conditions shall not be required to be satisfied unless Parent Borrower has, by prior notice to the US Administrative Agent, elected to cause such German inventory to be included in the applicable German Borrowing Base; provided further that until such time as the applicable German Inventory Conditions have been satisfied, the provisions of this agreement that would be applicable to such inventory were it included in the applicable German Borrowing Base (including pursuant to Sections 5.1, 5.9, 5.14 and 5.17 hereof) shall not apply.

“German Collateral Documents” means each security transfer agreement (if any), account pledge agreement and global assignment agreement and all other instruments and agreements delivered by any German Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of such German Borrower as security for the Non-US Obligations and in form and substance satisfactory to the Collateral Agent.

“German Guarantor” means any Guarantor incorporated in Germany as (i) a limited liability company (Gesellschaft mit beschränkter Haftung—GmbH) (a “German GmbH Guarantor”) or (ii) a limited partnership (Kommanditgesellschaft—KG) with a limited liability company as general partner (Komplementär) (a “German GmbH & Co. KG Guarantor”).

“German Inventory Conditions” means, with respect to each German Borrowing Base, (i) a customary field examination with respect to such inventory has been completed with results satisfactory to the US Administrative Agent, and the US Administrative Agent has received a completed Borrowing Base Certificate calculating such German Borrowing Base after such filed examination has been approved by the US Administrative Agent; (ii) execution and delivery of the German Collateral Documents (or other Foreign Collateral Documents) with respect to such inventory, perfection of the First Priority Liens to be granted thereby and the registering or recordation of all registrations, recordings or filings required by law or reasonably requested by any Agent to be filed, registered or recorded to create the First Priority Liens intended to be created by such Collateral Documents and perfect such Liens (or delivery to the Collateral Agent for filing registration or recording); (iii) receipt of customary resolutions (or equivalent) and evidence of corporate proceedings relating to the entering into of such Collateral Documents and receipt of legal opinions in form and substance reasonably satisfactory to the US Administrative Agent with respect to the due authorization, legality, validity and enforceability of the German Collateral Documents, as applicable, as the same relate to the inventory, the perfection of the Liens granted thereby and such other matters relating to the German Borrowers and the German Collateral Documents in respect of such inventory as the US Administrative agent shall reasonably request.

“German Obligations” means, with respect to any German Borrower, all Non-US Obligations of such German Borrower.

“German Outstandings” means, with respect to any German Borrower at any particular time, the sum of (a) the principal amount of the Tranche B Loans made to such German Borrower outstanding at such time, (b) the Tranche B Letter of Credit Usage of such German Borrower outstanding at such time and (c) the principal amount of the Tranche B Swing Line Loans made to such German Borrower outstanding at such time.

“Global Borrowing Base” means the sum of each French Borrowing Base, each German Borrowing Base, the Irish Borrowing Base, each Swiss Borrowing Base and the US Borrowing Base.

“Global Liquidity Event Period” means any period beginning on (a) the date on which the Excess Availability is less than the Applicable Threshold for five consecutive Business Days or (b) the date on which an Event of Default under Section 8.1(a), (e) (with respect to a Default in respect of Section 5.1(m)(i) only), (f) or (g) or has occurred and is continuing and ending on the first Business Day (each such date, a “Release Date”) on which (i) the Excess Availability is greater than the Applicable Threshold for more than 30 consecutive days and (ii) no such Event of Default has occurred and is continuing; provided that during any period of twelve consecutive months, there shall occur no more than two Release Dates.

“Governmental Authority” means any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” means, with respect to any Guarantor, the US Obligations and/or Non-US Obligations, as applicable, guaranteed by such Guarantor pursuant to Section 7.1 or any Foreign Law Guaranty.

“Guarantor” means (i) with respect to the US Obligations, each of Holdings and each US Subsidiary of Holdings (other than the US Borrowers or any Joint Venture) that is party hereto on the Closing Date, or becomes party hereto at any time after the Closing Date, as a Guarantor; provided that no US Subsidiary that is an Excluded Subsidiary nor any Foreign Subsidiary shall be required to be Guarantors of the US Obligations and (ii) with respect to the Non-US Obligations, each of Holdings and those other Subsidiaries of Holdings (other than any Joint Venture) that is party hereto on the Closing Date, or becomes party hereto at any time after the Closing Date, as a Guarantor; provided that Excluded Subsidiaries (other than, for the avoidance of doubt, those described in clause (g) of the definition thereof) shall not be required to be Guarantors of the Non-US Obligations (unless such Subsidiary is the Parent Borrower or a US Co-Borrower (so long as such Person remains the Parent Borrower or a US Co-Borrower)).

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7 or in any Foreign Law Guaranty, as the case may be.

“Guidelines” means, together, the guideline “Interbank Loans” of 22 September 1986 (S-02.123) (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Inter-bankguthaben)” vom 22. September 1986), the guideline “Syndicated Loans” of January 2000 (S-02.128) (Merkblatt “Steuerliche Benhandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), the guideline “Bonds” of April 1999 (S-02.122.1) (Merkblatt “Obligationen” vom April 1999) and the guideline “Client Credit Balances” of April 1999 (S-02.122.2) (Merkblatt “Kundenguthaben” vom April 1999) each as issued, and as amended from time to time, by the Swiss Federal Tax Authorities.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant, or compound in any form of any nature, including petroleum and petroleum products, asbestos and asbestos-containing materials, regulated pursuant to any Environmental Law.

“Hedge Agreement” means a Swap Contract entered into with an Approved Counterparty in order to satisfy the requirements of any Fixed Asset Facility or otherwise in the ordinary course of Holdings’ or any of its Subsidiaries’ businesses.

“Historical Financial Statements” means as of the Closing Date, (i) the audited consolidated financial statements of each of the Parent Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2009 and (ii) the unaudited consolidated financial statements of each of the Parent Borrower and its Subsidiaries as at the Fiscal Quarter ended March 31, 2010, June 30, 2010 and September 30, 2010, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine- month period, as applicable, ending on such date.

“Holdings” as defined in the preamble hereto.

“Immaterial Subsidiary” means any Subsidiary (other than a Borrower) that, as of the date of the most recent financial statements required to be delivered pursuant to Sections 5.1(a) and (b), does not have assets (together with the assets of all other Immaterial Subsidiaries) in excess of 1.5% of Consolidated Total Assets or annual revenues in excess of 1.5% of the total annual revenues of the Parent Borrower and its consolidated Subsidiaries.

“Increased Amount Date” as defined in Section 2.23(a).

“Increased-Cost Lender” as defined in Section 2.22.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and negotiable instruments representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, trade payables incurred in the ordinary course of business that are not overdue by more than 90 days and contingent earn-out obligations), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, provided that if such Indebtedness has not been assumed or is non-recourse, only the lesser of (x) the amount of such Indebtedness and (y) the fair market value of the property or asset secured by such Lien shall constitute Indebtedness; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of obligations of the kind referred to in this definition; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another that would constitute “Indebtedness” under this definition through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) all obligations of such Person in respect of any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided in no event shall obligations under any Interest Rate Agreement or any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.7; and (xi) any Disqualified Stock.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees), in each case, arising out of or relating to an action, investigation, suit or proceeding commenced or threatened by any Credit Party or Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (ii) any presence, Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by any Credit Party or their respective Subsidiaries or any Environmental Liability of any Credit Party or their respective Subsidiaries.

“Indemnitee” as defined in Section 10.3(a).

“Initial Lender” means each Lender that is a party hereto on the Closing Date.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreement” as defined in the Pledge and Security Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, among the Borrowers, Holdings, the US Administrative Agent, the Collateral Agent and the Fixed Asset Facility Collateral Agent in substantially the form attached hereto as Exhibit M, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.

“Interest Payment Date” means with respect to (i) any Revolving Loan that is a Base Rate Loan (other than a Swing Line Loan), the first Business Day of each quarter commencing on April 1, 2011 and the Revolving Commitment Termination Date, (ii) any Revolving Loan that is a Euro Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Commitment Termination Date (provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period) and (iii) any Swing Line Loan or Protective Advance, the first Business Day of each month following the making of such Loan and the date that such Loan or Protective Advance is required to be repaid.

“Interest Period” means, in connection with a Euro Rate Loan, an interest period of one, two, three or six months (or any other period agreed to between the Parent Borrower and the Applicable Agent which is available to all relevant Lenders), as selected by the Parent Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Parent Borrower’s and its Restricted Subsidiaries’ operations and not for speculative purposes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Investment” means (i) any purchase or other acquisition by Parent Borrower or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a US Guarantor Subsidiary or US Co-Borrower); (ii) any redemption, retirement, purchase or other acquisition for value, by any Restricted Subsidiary of Parent Borrower from any Person (other than Parent Borrower or any US Guarantor Subsidiary or US Co-Borrower), of any Capital Stock of such Person; (iii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Parent Borrower or any of its Restricted Subsidiaries to any other Person (other than Parent Borrower or any US Guarantor Subsidiary or US Co-Borrower), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) the designation of any Subsidiary as an “Unrestricted Subsidiary.” The amount of any Investment shall be (x) the original cost of such Investment plus (y) the cost of all additions thereto minus ( z) any amount distributed, returned or otherwise reimbursed to any Credit Party in cash in respect of such Investment, in each case, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; provided that for purposes of determining the amount of any such Investment in accordance with this sentence (other than the foregoing clause (iv)), the amount subtracted from the amount of any such Investment pursuant to the foregoing clause (z) shall not exceed the lesser of (I) the maximum amount of such Investment permitted to be incurred under Section 6.6 of this Agreement and (II) the amount originally invested; provided, further, that the amount of any Investment referred to in the foregoing clause (iv) shall be determined as follows:

(1) such “Investments” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Parent Borrower.

“IP Rights” as defined in Section 4.16.

“IPO” means the first underwritten public offering by Holdings, the Parent Borrower or the IPO Issuer of its Capital Stock after the Closing Date pursuant to a registration statement that has been declared effective by the United States Securities and Exchange Commission.

“IPO Issuer” means the Affiliate of, or successor to, Holdings formed for the purpose of issuing Capital Stock in the IPO.

“Irish Borrower” as defined in the recitals hereto or any other Person added as an Irish Borrower in accordance with the terms hereof.

“Irish Borrowing Base” means, at any time, an amount (expressed as a Dollar Equivalent amount) equal to:

(a) the sum of:

(i) in the case of Eligible Receivables, the product of 85% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of each Irish Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and

(ii) in the case of Eligible Inventory, the lesser of (A) 70% of the value of Eligible Inventory of each Irish Borrower (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first-in, first-out basis) constituting each class of such Eligible Inventory at such time and (B) 85% of the Net Orderly Liquidation Value Percentage of such Eligible Inventory of the Irish Borrowers (valued at the lower of cost and market on a first-in, first-out basis) constituting each class of Eligible Inventory at such time;

minus

(b) any applicable Reserve then in effect to the extent then applicable to such Irish Borrowers or such Eligible Receivables or Eligible Inventory.

“Irish Collateral Documents” means the debenture and English law deed of charge and all other instruments and agreements delivered by any Irish Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of such Irish Borrower as security for the Non-US Obligations and in form and substance satisfactory to the Collateral Agent.

“Irish Lender Tax Certificate” means a certificate substantially in the form of Exhibit D-2, appropriately completed.

“Irish Outstandings” means, with respect to any Irish Borrower at any particular time, the sum of (a) the principal amount of the Tranche B Loans made to such Irish Borrower outstanding at such time, (b) the Tranche B Letter of Credit Usage of such Irish Borrower outstanding at such time and (c) the principal amount of the Tranche B Swing Line Loans made to such Irish Borrower outstanding at such time.

“Irish Qualifying Lender” means, solely with respect to the Irish Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document and is:

(a) a bank which is licensed to carry on banking business in Ireland and which is carrying on a bona fide banking business in Ireland;

(b) a building society (within the meaning of section 256(1) TCA) which is carrying on a bona fide banking business in Ireland;

(c) an authorized credit institution (under the terms of Directive 2006/48/EC) which has duly established a branch in Ireland, having made all necessary notifications to its home state competent authorities (as required under Directive 2006/48/EC) in relation to its intention to carry on banking business in Ireland, and such credit institution is carrying on a bona fide banking business in Ireland;

(d) a body corporate:

(i) which, by virtue of the law of an Irish Qualifying Jurisdiction, is resident in the Irish Qualifying Jurisdiction for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction; or

(ii) which is a US corporation which is incorporated in the United States and is taxed in the United States on its worldwide income; or

(iii) which is a US limited liability company where (I) the ultimate recipients of the interest would themselves be Irish Qualifying Lenders under sub-paragraphs (i), (ii) or (iv) of this paragraph (d), and (II) business is conducted through the US limited liability company for market reasons and not for tax avoidance purposes;

(iv) where the interest (i) is exempted from the charge to Irish income tax under an Irish Tax Treaty in force on the date the interest is paid or (ii) would be exempted from the charge to Irish income tax if an Irish Tax Treaty which has been signed but is not yet in force had the force of law on the date the interest is paid;

except where, in respect of each of sub-paragraphs (i) to (iv), interest payable to that body corporate in respect of an advance under a Credit Document is paid in connection with a trade or business which is carried on in Ireland by that body corporate through a branch or agency;

(e) a body corporate which advances money in the ordinary course of a trade which includes the lending of money where the interest on the advance under a Credit Document is taken into account in computing the trading income of such body corporate and such body corporate has complied with the notification requirements under section 246(5) TCA;

(f) a qualifying company (within the meaning of section 110 TCA; or

(g) an investment undertaking (within the meaning of section 739B TCA).

“Irish Qualifying Jurisdiction” means (a) a member state of the European Communities other than Ireland; (b) a jurisdiction with which Ireland has entered into an Irish Tax Treaty that has the force of law or (c) a jurisdiction with which Ireland has entered into an Irish Tax Treaty where that treaty will (on completion of necessary procedures) have the force of law.

“Irish Tax Treaty” means a double taxation treaty into which Ireland has entered which contains an article dealing with interest or income from debt claims.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuer Documents” shall mean with respect to any Letter of Credit, the Issuance Notice, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Parent Borrower (or any Restricted Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means each of the Tranche A Issuing Banks, Bank of America, N.A as the issuing bank for the Existing Letters of Credit and/or the Tranche B Issuing Banks, as the case may be.

“JPMS” means J.P. Morgan Securities LLC.

“Joinder Agreement” means an agreement substantially in the form of Exhibit N.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Judgment Currency” as defined in Section 10.3(c).

“Junior Indebtedness” means (i) the Senior Notes, (ii) any Indebtedness for borrowed money of a Credit Party that is expressly subordinated in right of payment to the Obligations and (iii) any other Indebtedness of a Credit Party of the type described in clauses (i) and (iii) of the definition thereof with a principal amount in excess of $45,000,000 that is unsecured and that has a stated maturity of at least one year at the time of incurrence.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J (or such other form as may be agreed to by the US Administrative Agent) with such amendments or modifications as may be approved by the US Administrative Agent.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, statutory instruments, acts, treaties, rules, guidelines, regulations, directives, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arranger” means JPMS in its capacity as lead arranger and bookrunner for the Revolving Credit Facility.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto as a Lender pursuant to an Assignment Agreement or a Joinder Agreement. For the avoidance of doubt, no Lender shall make available Loans to the French Borrowers unless it qualifies as French Qualifying Lender.

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or reimbursement obligations (together, the “funding obligations”), which refusal or failure is not cured within three business days after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Applicable Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three business days of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Parent Borrower or the US Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit; (iv) a Lender has failed, within three Business Days after request by the US Administrative Agent, to confirm that it will comply with its funding obligations hereunder; or (v) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, an “ABL Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such ABL Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such ABL Distressed Person or any substantial part of such ABL Distressed Person’s assets, or such ABL Distressed Person or any person that directly or indirectly controls such ABL Distressed Person is subject to a forced liquidation, or such ABL Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined to be, insolvent or bankrupt; provided that an ABL Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

“Letter of Credit” means each Documentary Letter of Credit and Standby Letter of Credit (and, in relation to any Tranche B Letter of Credit, bank guarantees) issued by any Issuing Bank pursuant to this Agreement.

“Letter of Credit Exposure” means, with respect any Lender under a particular Tranche, such Lender’s Pro Rata Share of the Letter of Credit Usage under such Tranche.

“Letter of Credit Obligations” means the Tranche A Letter of Credit Obligations and/or the Tranche B Letter of Credit Obligations, as the case may be.

“Letter of Credit Reimbursement Agreement” means the Tranche A Letter of Credit Reimbursement Agreement and/or the Tranche B Letter of Credit Reimbursement Agreement, as the case may be.

“Letter of Credit Sublimit” means the Tranche A Letter of Credit Sublimit and/or the Tranche B Letter of Credit Sublimit, as the case may be.

“Letter of Credit Undrawn Amounts” means the Tranche A Letter of Credit Undrawn Amounts and/or the Tranche B Letter of Credit Undrawn Amounts, as the case may be.

“Letter of Credit Usage” means the Tranche A Letter of Credit Usage and/or the Tranche B Letter of Credit Usage, as the case may be.

“Lien” means any lien, mortgage, pledge, security interest, assignment by way of security, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof (but excluding bona fide operating leases)) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means a Revolving Loan and a Swing Line Loan.

“Local Time” means (a) with respect to a Loan, Protective Advance or Borrowing denominated in Dollars, New York City time and (b) with respect to a Loan, Protective Advance or Borrowing denominated in Euros, Pounds Sterling or Swiss Francs, London time.

“Management Agreement” means that certain Management Agreement, dated as of the date hereof, between Holdings and TC Group V, L.P., as in effect on the date hereof, and as such agreement may be amended or otherwise modified with the consent of the US Administrative Agent (such consent not to be unreasonably withheld).

“Management Notification” as defined in Section 7.17(e).

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1(a).

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse development with respect to (a) the business, operations, properties, assets, financial condition or results of operations of Holdings and its Restricted Subsidiaries taken as a whole; (b) the ability of the Credit Parties taken as a whole, fully and timely to perform their Obligations; (c) the legality, validity, binding effect or enforceability against the Credit Parties of the Credit Documents; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under the Credit Documents.

“Material Foreign Subsidiary” means any Foreign Subsidiary of the Parent Borrower that meets all of the following criteria as of the date of the most recent financial statements required to be delivered pursuant to Section 5.1(b): (a) the assets of such Subsidiary and its Restricted Subsidiaries (on a consolidated basis) as of such date are greater than or equal to 5.0% of the consolidated assets of the Parent Borrower and its Restricted Subsidiaries as of such date; and (b) the revenues of such Subsidiary and its Restricted Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date are greater than or equal to 5.0% of the consolidated revenues of the Parent Borrower and its Restricted Subsidiaries for such period.

“Material Real Estate Asset” means (i) in the case of Real Estate Assets on the Closing Date, each Real Estate Asset set forth on Schedule 4.8(b) and (ii) in the case of Real Estate Assets acquired or constructed after the Closing Date, each fee owned Real Estate Asset having a fair market value in excess of $5,000,000 as of the date of the acquisition or completion of construction thereof; provided that “Material Real Estate Asset” shall in no event include real property located outside of the United States.

“Maximum Credit” means the Tranche A Maximum Credit and/or the Tranche B Maximum Credit, as the case may be.

“Merger” as defined in the recitals hereto.

“MergerSub” as defined in the preamble hereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Mortgage Policy” as defined in Section 5.18.

“Mortgaged Properties” means the Material Real Estate Assets identified on Schedule 4.8(b) and any other Material Real Estate Assets with respect to which a Mortgage is required pursuant to Section 5.18.

“Multiemployer Plan” means any employee benefit plan defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Parent Borrower and its Subsidiaries substantially in the form prepared for the holders of the Senior Notes for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Assets” means a German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) assets pursuant to Section 266 sub-section (2) A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch) less the aggregate of its liabilities pursuant to Section 266 sub-section (3) B, C, D and E of the German Commercial Code and its registered share capital (Stammkapital).

“Net Orderly Liquidation Value Percentage” means the orderly liquidation value (net of costs and expenses incurred in connection with liquidation) of Eligible Inventory as a percentage of the cost of such inventory, which percentage shall be determined on a first-in, first-out basis by reference to the most recent third-party appraisal of such inventory received by the US Administrative Agent in accordance with the terms hereof.

“New Lender” as defined in Section 2.23(a).

“New Revolving Commitments” as defined in Section 2.23(a).

“New Revolving Loans” as defined in Section 2.23(a).

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Consenting Lender” as defined in Section 2.22.

“Non-Cooperative Jurisdiction” means a non-cooperative state or territory (Etat ou territoire non cooperative) as set out in the list referred to in Article 238-0 A of the French tax code, as such list may be amended from time to time.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes.

“Non-Refundable Portion” as defined in Section 2.7(h).

“Non-US Lender” means, with respect to any Loan made to a U.S. Borrower, any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Non-US Obligations” means all obligations of every nature of each Foreign Credit Party under the Credit Documents together with all obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Approved Counterparties or any of them, under any Cash Management Document or Hedge Agreement, in each case whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Non-US Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Note” means a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, Swing Line Request or a Conversion/Continuation Notice.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means, collectively, the US Obligations and the Non-US Obligations.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended (in each case, or document of similar import), (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended (in each case, or document of similar import), (iii) with respect to any general partnership, its partnership agreement, as amended (in each case, or document of similar import), (iv) with respect to any limited liability company, its articles of organization (or memorandum and articles of organization of incorporation), as amended, and its operating agreement, as amended (in each case, or document of similar import) (v) with respect to a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), its deed of incorporation and its articles of association and an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch company, (vi) with respect to a Dutch limited partnership (commanditaire vennootschap), the partnership agreement and an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch limited partnership, (vii) with respect to any Credit Party incorporated under the laws of France, its statuts and extrait K-bis and (viii) in each case, similar organizational documents in the applicable jurisdiction of a Foreign Credit Party. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“Parallel Foreign Obligations” as defined in Section 9.12.

“Parallel Obligations” as defined in Section 9.12.

“Parallel US Obligations” as defined in Section 9.12.

“Parent Borrower” as defined in the preamble hereto.

“Pari Passu Secured Ratio Debt” means any Secured Ratio Debt secured by Liens on the US Collateral permitted by (and in accordance with) Section 6.2(n)(i).

“Participating Member State” means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community for Economic and Monetary Union.

“Party” as defined in Section 2.19(m).

“PATRIOT Act” means the USA PATRIOT Act of 2001 (31 U.S.C. 5318 et seq.).

“Payment Conditions” means, at any time of determination, (i) no Default or Event of Default shall have occurred and be continuing or result from any specified event, and (ii) either (a) the Fixed Charge Coverage Ratio would be at least 1.1:1.0 on a Pro Forma Basis and Excess Availability would on a Pro Forma Basis be at least the greater of (x) $56 million and (y) 17.5% of the Global Borrowing Base or (b) Excess Availability would on a Pro Forma Basis be at least the greater of (x) $81 million and (y) 25% of the Global Borrowing Base; provided that, solely with respect to the making of Restricted Payments under Section 6.4 and prepayments of Indebtedness under Section 6.12, the Payment Conditions shall be deemed to also require that the Borrowers would be permitted to incur at least $1.00 of debt pursuant to the Term Loan Fixed Charge Coverage Ratio.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Parent Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates or to which Parent Borrower, any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute (or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years).

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under applicable law.

“Permitted Acquisition” means any Acquisition by the Parent Borrower or any of its Wholly Owned Restricted Subsidiaries; provided that the following conditions have been satisfied:

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the Acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such Acquisition shall be owned 100% by such Borrower or a Guarantor Subsidiary thereof, and the Parent Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Parent Borrower, each of the actions set forth in Sections 5.11 and/or 5.18, as applicable, within the time frames set forth in such applicable Section;

(iv) the Payment Conditions are satisfied on a Pro Forma Basis; provided that solely for purposes of determining whether the Payment Conditions are satisfied, (1) Accounts acquired pursuant to such Acquisition may constitute Eligible Receivables subject to the following: (i) the Parent Borrower shall have delivered to the US Administrative Agent all requested information and documentation with respect to such Accounts that is available to the Parent Borrower at least 15 Business Days prior to the proposed inclusion of such Accounts as Eligible Receivables for purposes of calculating Excess Availability pursuant to this clause (iv); (ii) such Accounts and the information and documentation delivered pursuant to preceding clause (i) shall otherwise be satisfactory to the US Administrative Agent in its Permitted Discretion; and (iii) to the extent any such Accounts are permitted by the US Administrative Agent to constitute Eligible Receivables for purposes of the calculation of Excess Availability for purposes of this clause (iv), such Accounts shall be subject to an advance rate calculated by the US Administrative Agent in its Permitted Discretion, but in no event will be higher than the lower of (A) 60% and (B) the net effective advance rate applicable to Accounts set forth on the most recent Borrowing Base Certificate delivered pursuant to Section 5.1(m)(i) and (2) inventory acquired pursuant to such Acquisition may constitute Eligible Inventory subject to the following: (i) the Parent Borrower shall have delivered to the US Administrative Agent all requested information and documentation with respect to such inventory that are available to the Parent Borrower at least 15 Business Days prior to the proposed inclusion of such inventory as Eligible Inventory for purposes of calculating Excess Availability pursuant to this clause (iv); (ii) such inventory and the information and documentation delivered pursuant to preceding clause (i) shall otherwise be satisfactory to the US Administrative Agent in its Permitted Discretion; and (iii) to the extent any such inventory are permitted by the US Administrative Agent to constitute Eligible Inventory, such inventory shall be subject to an advance rate calculated by the US Administrative Agent in its Permitted Discretion, but in no event will be higher than the lower of (A) 40% and (B) the net effective advance rate applicable to inventory set forth on the most recent Borrowing Base Certificate delivered pursuant to Section 5.1(m)(i); and

(v) any Person or assets or division as acquired in accordance herewith shall be in a substantially similar business or lines of business as Holdings and/or its Restricted Subsidiaries are primarily engaged in as of the Closing Date or a reasonable extension thereof or business reasonably related or incidental thereto.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment exercised in accordance with the Applicable Agent’s customary and generally applicable credit practices.

“Permitted Holders” means, collectively, the Sponsor and certain members of management of Holdings, the Borrowers or their Subsidiaries; provided that, if management, individually or in the aggregate, directly or indirectly beneficially own capital stock of Holdings representing more than 15% of the ordinary voting power of all of the outstanding capital stock of Holdings, it shall be treated as a Permitted Holder of capital stock of Holdings representing only 15% of the ordinary voting power of all of the outstanding capital stock of Holdings at such time.

“Permitted Incremental Alternative Debt” means Indebtedness permitted to be incurred under Section 6.1(l).

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancings” means, with respect to any Permitted Secured Debt, Permitted Incremental Alternative Debt or any Ratio Debt, any renewals, exchanges, extensions, refinancings and refunding of such Indebtedness; provided that:

(i) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of the aggregate principal amount of such Indebtedness outstanding at such time (plus accrued interest, any premium and reasonable commission, fees and expenses);

(ii) such Indebtedness has (x) a Stated Maturity date that is at least 6 months after the Revolving Commitment Termination Date and (y) the amortization with respect to such Indebtedness shall not exceed 1% per annum of the original principal amount thereof;

(iii) with respect to which any Liens securing such Indebtedness are limited to the assets or property that secured or would have secured the Indebtedness being renewed, extended, refinanced or refunded and without any change in the Lien priority with respect to such assets or property subject to such Liens; provided that any such Lien may be subordinated on terms satisfactory to the US Administrative Agent;

(iv) as applicable, the Permitted Secured Debt Collateral Agent or the Secured Ratio Debt Collateral Agent in respect of any Pari Passu Secured Ratio Debt, in each case, on behalf of the holders such Indebtedness agrees to be bound by the terms of the Intercreditor Agreement;

(v) no obligor that was not obligated with respect to the Indebtedness that is renewed, extended, refinanced or refunded shall become obligated with respect to the renewal, extension, refinancing or refund of Indebtedness; and

(vi) if the Indebtedness that is renewed, extended, refinanced or refunded was subordinated in right of payment to the Obligations, then the terms and conditions of the renewal, extension, refinancing, refunding must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the renewed, extended, refinanced or refunded Indebtedness.

“Permitted Secured Debt” means the Indebtedness and other obligations under any Fixed Asset Facility and any Permitted Refinancings thereof.

“Permitted Secured Debt Collateral Agent” means (i) with respect to the Fixed Asset Facility, the Fixed Asset Facility Collateral Agent and (ii) with respect to any other Permitted Secured Debt, any collateral agent, collateral trustee, or similar representative of holders of Permitted Secured Debt under and pursuant to the applicable Permitted Secured Debt Document.

“Permitted Secured Debt Documents” means all agreements and documents entered into and evidencing Permitted Secured Debt.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Credit Party or any ERISA Affiliate or any such Plan to which any Credit Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” as defined in Section 9.9(a).

“Pledge and Security Agreement” means an agreement, substantially in the form of Exhibit I-1, as it may be amended, supplemented or otherwise modified from time to time, executed by the Parent Borrower and each US Guarantor.

“Pledged Debt” as defined in the Pledge and Security Agreement.

“Pledged Equity Interests” as defined in the Pledge and Security Agreement.

“Pounds Sterling” or “£” refers to the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section, as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75.0% of the thirty (30) largest banks in the United States), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The US Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Foreign Obligations” as defined in Section 9.12.

“Principal Obligations” as defined in Section 9.12.

“Principal Office” means, for each of the US Administrative Agent, the European Administrative Agent, the Swing Line Lender and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the applicable Borrower, the US Administrative Agent, the European Administrative Agent and each Lender.

“Principal US Obligations” as defined in Section 9.12.

“Proceeds” has the meaning given such term in the UCC.

“Pro Forma Basis” means

(a) with respect to any determination related to any Asset Sale, Acquisition or Investment, that such determination shall be made giving pro forma effect to each Asset Sale under Sections 6.9(a), (f), (h), (j) and (k), Acquisition or Investment, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such Asset Sale, Acquisition or Investment, as applicable, and related transactions had been consummated on the first day of such period, in each case based on Parent Borrower’s most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such Asset Sale, Acquisition or Investment, as applicable, occurs, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, financial statement or other document and, in addition, solely for purposes of EBITDA, such pro forma adjustments may (without duplication of amounts included under the definition of “EBITDA”) take into account cost savings and synergies that are identified and are to be implemented within the next four Fiscal Quarters (and costs incurred, if applicable), to the extent that such adjustments give effect to events that are (i) directly attributable to such Asset Sale, Acquisition or Investment, (ii) expected to have a continuing impact on Parent Borrower and its restricted subsidiaries and (iii) factually supportable, in each case all as certified by the chief financial officer of Parent Borrower on behalf of the Parent Borrower;

(b) with respect to any determination related to the incurrence of any Indebtedness, that such determination shall be made giving pro forma effect to each incurrence of Indebtedness, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period)), as if such incurrence of Indebtedness and related transactions had been consummated on the first day of such period, in each case based on Parent Borrower’s most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such incurrence of Indebtedness, occurs, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, financial statement or other document (whether required or requested hereunder) provided to the US Administrative Agent or any Lender in connection herewith;

(c) with respect to any determination related to the making of a Restricted Payment, that such determination shall be made giving pro forma effect to such Restricted Payment, together with all transactions relating thereto consummated during such period, as if such Restricted Payment and related transactions had been consummated on the first day of such period, in each case based on Parent Borrower’s most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment, occurs, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, financial statement or other document (whether required or requested hereunder) provided to the US Administrative Agent or any Lender in connection herewith; and

(d) with respect to the incurrence of Indebtedness in connection with any of the foregoing determinations, any such Indebtedness shall be assumed to bear interest during the portion of the applicable measurement period prior to the relevant transaction at the weighted average of the interest rates applicable to such Indebtedness during such period.

“Pro Forma Financial Statements” means the financial statements referred to in Section 3.1(j).

“Prohibition” as defined in Section 7.17.

“Proposed Extension” as defined in Section 2.23(d).

“Pro Rata Share” means

(a) with respect to all payments, computations and other matters relating to the Tranche A Revolving Commitment or Tranche A Loans of any Lender or any Tranche A Letters of Credit issued or participations purchased therein by any Lender or any participations in any Tranche A Swing Line Loans purchased by any Lender or any participations in any Tranche A Protective Advances purchased by any Lender, the percentage obtained by dividing (i) the Tranche A Revolving Credit Exposure of that Lender by (ii) the aggregate Tranche A Revolving Credit Exposure of all Lenders;

(b) with respect to all payments, computations and other matters relating to the Tranche B Revolving Commitment or Tranche B Loans of any Lender or any Tranche B Letters of Credit issued or participations purchased therein by any Lender or any participations in any Tranche B Swing Line Loans purchased by any Lender or any participations in any Tranche B Protective Advances purchased by any Lender, the percentage obtained by dividing (i) the Tranche B Revolving Credit Exposure of that Lender by (ii) the aggregate Tranche B Revolving Credit Exposure of all Lenders; and

(c) with respect to all payments, computations and other matters relating to the Revolving Commitment generally, the percentage obtained by dividing (i) the Revolving Credit Exposure of the Lender in question by (ii) the aggregate Revolving Credit Exposure of all Lenders.

“Protective Advance” as defined in Section 2.24(a).

“Qualification Period” means (i) in the case of New Jersey, Minnesota and such other states in which Account Debtors of a Borrower or any Guarantor Subsidiary are located on the Closing Date, within 30 days of the Closing Date (or such longer period as the US Administrative Agent may agree) and (ii) in the case of such other states in which Account Debtors of a Borrower or any Guarantor Subsidiary are or become located after the Closing Date, within 30 days of the creation of such Account (or such longer period as the US Administrative Agent may agree).

“Qualified Outside Processor” means each Person (other than a Credit Party) that provides processing services with respect to Eligible Inventory owned by a Credit Party at the premises of such Person, which premises are neither owned nor leased by a Credit Party; provided that no such Person shall constitute a Qualified Outside Processor unless (i) the applicable Credit Party retains title to the Eligible Inventory at all times while such Eligible Inventory is located at the premises of such Person, (ii) Eligible Inventory having a value of at least $100,000 is located at such premises of such Person and (iii) the US Administrative Agent shall have established a Reserve in respect of fees and expenses owing by the applicable Credit Party to such Person.

“Qualified Receivables Financing” shall mean any customary accounts receivable financing facility (including customary back-to-back intercompany arrangements in respect thereof) to the extent the Accounts or proceeds thereof contributed, sold or otherwise financed thereby are Accounts or proceeds thereof that immediately prior to being contributed, sold or otherwise financed thereunder did not constitute Collateral.

“Ratio Debt” means Indebtedness incurred pursuant to Section 6.1(o)(A).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” as defined in Section 2.19(n).

“Refinancing” as defined in the recitals hereto.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reimbursement Date” as defined in Section 2.3(h).

“Reimbursement Obligations” means, as and when matured, the obligation of the applicable Borrower to pay, on the date payment is made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each draft and other requests for payments drawn under applicable Letters of Credit, and all other matured reimbursement or repayment obligations of the applicable Borrower to any Issuing Bank with respect to amounts drawn under Letters of Credit.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material) into the Environment or into, from or through any building or structure.

“Replacement Lender” as defined in Section 2.22.

“Requisite Lenders” means one or more Lenders having or holding Revolving Credit Exposure and representing more than 50% of the sum of the aggregate Revolving Credit Exposure of all Lenders.

“Reserves” means, effective as of two Business Days after the date of written notice of any determination thereof to the Parent Borrower by the US Administrative Agent, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or in other related borrowing base definitions, (i) such reserves as the US Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect any impediments to any Applicable Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the US Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or

(c) to reflect criteria, events, conditions, contingencies or risks which directly and adversely affect any component of any Borrowing Base; (ii) customary rent reserves, (iii) at the Parent Borrower’s request, reserves against Obligations in respect of any Cash Management Document or Hedge Agreement and (iv) any and all other reserves which the US Administrative Agent deems necessary in its Permitted Discretion (including, without limitation, reserves against Accounts (x) subject to any extended or extendable retention of title claims by a supplier or vendor and (y) in respect of dilution).

“Restricted Obligations” as defined in Section 7.17(c).

“Restricted Payment” means

(i) any declaration or payment of any dividend or any other payment or distribution on account of Parent Borrower’s or any of its Restricted Subsidiaries’ Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving Parent Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of Parent Borrower’s or any of its Restricted Subsidiaries’ Capital Stock in their capacity as such (other than dividends, payments or distributions (a) payable in Capital Stock (other than Disqualified Stock) of Parent Borrower or to Parent Borrower or a Restricted Subsidiary of Parent Borrower or (b) payable by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Parent Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Capital Stock in such class or series of securities); or

(ii) any purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving Parent Borrower) of any Capital Stock of Parent Borrower or any Restricted Subsidiary of Parent Borrower held by Persons other than Parent Borrower or any Restricted Subsidiary of Parent Borrower;

provided that cancellation of Indebtedness owing to Parent Borrower from any current or former officer, director or employee (or any permitted transferees thereof) of Parent Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Capital Stock of Parent Borrower from such Persons will not be deemed to constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary of Parent Borrower that is not an Unrestricted Subsidiary.

“Revaluation Date” means, with respect to any Tranche B Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of a Tranche B Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Tranche B Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Tranche B Issuing Bank under any Tranche B Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Applicable Agent or the applicable Tranche B Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Tranche A Loan and/or Tranche B Loan and to acquire participations in Tranche A Letters of Credit, Tranche A Swing Line Loans, Tranche B Letters of Credit and Tranche B Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the fifth anniversary of the Closing Date; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12; and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum (without duplication) of (a) the aggregate outstanding principal amount of the Dollar Equivalent of the Loans of that Lender, (b) in the case of a Lender that is (I) a Tranche A Issuing Bank, the aggregate Tranche A Letter of Credit Usage in respect of all Tranche A Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit) and (II) a Tranche B Issuing Bank, the Dollar Equivalent of the aggregate Tranche B Letter of Credit Usage in respect of all Tranche B Letters of Credit issued by that Lender (net of any participations by other Lenders in such Letters of Credit), (c) (I) the aggregate amount of all participations by that Lender in any outstanding Tranche A Letters of Credit or any unreimbursed drawing under any Tranche A Letter of Credit and (II) the Dollar Equivalent of the aggregate amount of all participations by that Lender in any outstanding Tranche B Letters of Credit or any unreimbursed drawing under any Tranche B Letter of Credit, (d) in the case of a Lender that is (I) a Tranche A Swing Line Lender, the aggregate outstanding principal amount of all Tranche A Swing Line Loans of such Lender (net of any participations therein by other Lenders) and (II) a Tranche B Swing Line Lender, the Dollar Equivalent of the aggregate outstanding principal amount of all Tranche B Swing Line Loans of such Lender (net of any participations therein by other Lenders), (e) (I) the aggregate amount of all participations therein by that Lender in any outstanding Tranche A Swing Line Loans and (II) the Dollar Equivalent of the aggregate amount of all participations therein by that Lender in any outstanding Tranche B Swing Line Loans and (f) (I) the aggregate amount of all participations therein by that Lender in any outstanding Tranche A Protective Advances and (II) the Dollar Equivalent of the aggregate amount of all participations therein by that Lender in any outstanding Tranche B Protective Advances.

“Revolving Credit Facility” means the Revolving Commitments and the provisions herein related to the Tranche A Loans, Tranche B Loans, Tranche A Swing Line Loans, Tranche B Swing Line Loans, Tranche A Letters of Credit, Tranche B Letters of Credit, Tranche A Protective Advances and Tranche B Protective Advances.

“Revolving Credit Outstandings” means the Tranche A Revolving Credit Outstandings and/or the Tranche B Revolving Credit Outstandings, as the case may be.

“Revolving Loan” means the Tranche A Loans and/or the Tranche B Loans.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Corporation.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof.

“Second Priority” means, with respect to any Lien created in any Fixed Asset Collateral pursuant to any Collateral Document, that such Lien is subordinated solely to the Liens on such Collateral created by the Permitted Secured Debt Documents and any Permitted Liens which are permitted by the terms hereof to be senior.

“Secured Parties” means, collectively, the Lenders, the Issuing Banks, the Agents, each Approved Counterparty and each other holder of an Obligation.

“Secured Permitted Incremental Alternative Debt Collateral Agent” means any collateral agent, collateral trustee or similar representative of holders of Secured Ratio Debt under and pursuant to the applicable Secured Permitted Incremental Alternative Debt Document.

“Secured Permitted Incremental Alternative Debt Documents” means any agreements and documents entered into and evidencing Permitted Incremental Alternative Debt that is secured by a Lien.

“Secured Ratio Debt” as defined in Section 6.1(o)(A).

“Secured Ratio Debt Collateral Agent” means any collateral agent, collateral trustee, or similar representative of holders of Secured Ratio Debt under and pursuant to the applicable Secured Ratio Debt Document.

“Secured Ratio Debt Documents” means any agreements and documents entered into and evidencing Secured Ratio Debt.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Intermediary” means a “securities intermediary” or “commodity intermediary” as such terms are defined in the UCC.

“Security Agreement Collateral” means, collectively, all property pledged or granted as collateral pursuant to the Pledge and Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Senior Managing Agents” means Regions Bank, US Bank National Association, Wells Fargo Capital Finance, LLC and Bank of America, N.A., in their respective capacities as Senior Managing Agents.

“Senior Note Agreement” means any indenture, note purchase agreement or other agreement pursuant to which the Senior Notes are issued as in effect on the date hereof and thereafter amended, modified, replaced, waived, supplemented or restated from time to time subject to the requirements of this Agreement.

“Senior Note Documents” means the Senior Notes, the Senior Note Agreement, the Senior Note Guarantees and all other documents executed and delivered with respect to the Senior Notes or the Senior Note Agreement.

“Senior Notes” means Parent Borrower’s 8.25% Senior Notes due 2019 issued pursuant to the Secured Note Agreement and any registered notes issued by Parent Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Sole Bookrunner” means J.P. Morgan Securities LLC in its capacity as sole bookrunner.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of each Borrower substantially in the form of Exhibit G-2.

“Solvent” means, with respect to Parent Borrower, that as of the date of determination (i) with respect to Parent Borrower and its Restricted Subsidiaries on a consolidated basis, both (a) the sum of the debt (including contingent liabilities) of Parent Borrower and its Restricted Subsidiaries (on a consolidated basis) does not exceed the present fair saleable value of the present assets of Parent Borrower and its Restricted Subsidiaries (on a consolidated basis); (b) the capital of Parent Borrower and its Restricted Subsidiaries (on a consolidated basis) is not unreasonably small in relation to their business as contemplated on the Closing Date and reflected in the Closing Date Financial Plan or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) Parent Borrower and its Restricted Subsidiaries (on a consolidated basis) have not incurred and do not intend to incur, do not believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) Parent Borrower and its Restricted Subsidiaries (on a consolidated basis) are “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Cure Investment” as defined in Section 8.4(a).

“Specified Representations” means those representations and warranties set forth in Sections 4.1(a), 4.1(b)(ii), 4.2 (other than clauses (b) and (c)), 4.4, 4.13, 4.17 and (subject to the last paragraph of Section 3.1) 4.20.

“Sponsor” means Carlyle Partners V, L.P. and its Controlled Investment Affiliates.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the US Administrative Agent is subject with respect to the Euro Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Euro Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Certificates” means Collateral consisting of stock certificates representing Capital Stock (or partnership interests) of the Subsidiaries of Holdings for which a security interest can be perfected by delivering such Stock Certificates, together with undated stock powers executed in blank with respect thereto.

“Subject Party” as defined in Section 2.19(n).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent Borrower. In relation to a French company, “subsidiary” shall mean an entity over which such French company has from time to time direct or indirect control (as defined in article L.233-3 I and II of the French Code de Commerce).

“Supplier” as defined in Section 2.19(n).

“Swap Contract” means collectively, each Interest Rate Agreement, each Currency Agreement and each Commodity Swap Agreement.

“Swap Termination Value” means, in respect of any Swap Contract after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and a termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include any Agent or any Lender).

“Swing Line Lender” means the Tranche A Swing Line Lender and/or the Tranche B Swing Line Lender, as the case may be.

“Swing Line Loan” means the Tranche A Swing Line Loans and/or the Tranche B Swing Line Loans, as the case may be.

“Swing Line Loan Sublimit” means the Tranche A Swing Line Loan Sublimit and/or the Tranche B Swing Line Loan Sublimit, as the case may be.

“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Request” as defined in Section 2.2(c).

“Swiss Borrower” as defined in the preamble hereto or any other Person added as a Swiss Borrower in accordance with the terms hereof.

“Swiss Borrowing Base” means, with respect to any Swiss Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a) the product of 85% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of such Swiss Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

minus

(b) any applicable Reserve then in effect to the extent applicable to such Swiss Borrower or such Eligible Receivables.

“Swiss Collateral Documents” means the claims assignment agreement regarding the assignment of receivables by way of security and all other instruments and agreements delivered by any Swiss Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of such Swiss Borrower as security for the Non-US Obligations and in form and substance reasonably satisfactory to the Collateral Agent.

“Swiss Franc” means lawful currency of the Swiss Confederation.

“Swiss Guarantor” as defined in Section 7.17(c).

“Swiss Obligations” means, with respect to any Swiss Borrower, all Non-US Obligations of such Swiss Borrower.

“Swiss Outstandings” means, with respect to any Swiss Borrower at any particular time, the sum of (a) the principal amount of the Tranche B Loans made to such Swiss Borrower outstanding at such time, (b) the Tranche B Letter of Credit Usage of such Swiss Borrower outstanding at such time and (c) the principal amount of the Tranche B Swing Line Loans made to such Swiss Borrower outstanding at such time.

“Swiss Qualifying Bank” means any legal entity which is recognized as a bank by the banking laws in force in its country of incorporation, or if acting through a branch, in the country of that branch, and which exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and the authority of decision-making and has a genuine banking activity.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors of a Swiss Borrower under a Loan to such Swiss Borrower pursuant to this Agreement which are not Swiss Qualifying Banks must not at any time exceed ten, all in accordance with the Guidelines.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors other than Swiss Qualifying Banks of a Swiss Borrower under all outstanding debts relevant for the classification as debenture (Kassenobligation) (including intragroup loans, facilities or private placements (including Loans pursuant to this Agreement)) must not at any time exceed twenty, all in accordance with the Guidelines.

“Swiss Withholding Tax” means the Swiss withholding tax as per the Swiss Federal Withholding Tax Act of October 13, 1965, as modified from time to time.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Indemnitee” as defined in Section 2.19(e).

“TCA” means the Taxes Consolidation Act 1997 of Ireland (as amended from time to time).

“Term Loan Fixed Charge Coverage Ratio” means the “Fixed Charge Coverage Ratio” as defined in the term loan credit agreement governing the Fixed Asset Facility incurred on the date hereof as such agreement is in effect on the date hereof.

“Terminated Lender” as defined in Section 2.22.

“Total Consolidated Assets” means the total consolidated assets of the Parent Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries.

“Total Shared Borrowing Base” means, at any time of determination, an amount equal to the sum of (i) the US Borrowing Base less the US Outstandings and (ii) the Irish Borrowing Base.

“Tranche,” with respect to any Revolving Commitment, refers to whether such Revolving Commitment is a Tranche A Revolving Commitment or a Tranche B Revolving Commitment and, with respect to any Loan, refers to whether such Loan is made pursuant to the Tranche A Revolving Commitments or pursuant to the Tranche B Revolving Commitments.

“Tranche A Available Credit” means, at any time, (a) the lesser of (i) the then effective Tranche A Revolving Commitments and (ii) the US Borrowing Base at such time, minus (b) the sum of (i) the aggregate Tranche A Revolving Credit Outstandings at such time, (ii) the amount by which the Tranche B Shared Outstandings at such time exceed the Irish Outstandings at such time and (iii) the US Tranche B Outstandings at such time.

“Tranche A Issuing Bank” means, collectively, (a) JPMorgan, (b) Bank of America, N.A., (c) Wells Fargo Bank, N.A. and (d) any Lender or Affiliate of such Lender that hereafter becomes a Tranche A Issuing Bank as designated by the Parent Borrower and reasonably acceptable to the US Administrative Agent, by agreeing pursuant to an agreement with, and in form and substance reasonably satisfactory to, the US Administrative Agent and the Parent Borrower to be bound by the terms hereof applicable to Issuing Banks, in each case, together with its permitted successors and assigns in such capacity.

“Tranche A Lender” means any Lender having a Tranche A Revolving Commitment.

“Tranche A Letter of Credit” means each Documentary Letter of Credit and Standby Letter of Credit issued by any Tranche A Issuing Bank pursuant to this Agreement.

“Tranche A Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Parent Borrower and the US Co-Borrowers to all Tranche A Issuing Banks with respect to Tranche A Letters of Credit, whether or not any such liability is contingent, including, without duplication, the Tranche A Letter of Credit Usage at such time.

“Tranche A Letter of Credit Reimbursement Agreement” as defined in Section 2.3(a)(vi).

“Tranche A Letter of Credit Sublimit” means the lesser of (i) $100,000,000 minus the Dollar Equivalent of any Tranche B Letters of Credit outstanding at any time of determination and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Tranche A Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Tranche A Letters of Credit outstanding at such time.

“Tranche A Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Tranche A Letter of Credit Undrawn Amounts at such time and (ii) the outstanding Reimbursement Obligations with respect to Tranche A Letters of Credit at such time.

“Tranche A Loan” as defined in Section 2.1(a)(i), together with any Tranche A Protective Advances.

“Tranche A Maximum Credit” means, at any time, the lesser of (i) the Tranche A Revolving Commitments in effect at such time and (ii) the US Borrowing Base at such time.

“Tranche A Protective Advance” as defined in Section 2.24(a).

“Tranche A Requisite Lenders” means one or more Lenders having or holding Tranche A Revolving Credit Exposure and representing more than 50% of the sum of the aggregate Tranche A Revolving Credit Exposure of all Tranche A Lenders.

“Tranche A Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche A Loans and to acquire participations in Tranche A Letters of Credit, Tranche A Swing Line Loans and Tranche A Protective Advances hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche A Revolving Credit Outstandings hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.12, (b) increased from time to time pursuant to Section 2.23 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6. The initial amount of each Lender’s Tranche A Revolving Commitment is set forth on Appendix A, or the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Revolving Commitment, as applicable. The initial aggregate amount of the Tranche A Revolving Commitments is $250,000,000.

“Tranche A Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Tranche A Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum (without duplication) of (a) the aggregate outstanding principal amount of the Dollar Equivalent of the Tranche A Loans of that Lender, (b) in the case of a Lender that is a Tranche A Issuing Bank, the aggregate Tranche

A Letter of Credit Usage in respect of all Tranche A Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Tranche A Letters of Credit or any unreimbursed drawing under any Tranche A Letter of Credit, (d) in the case of a Lender that is a Tranche A Swing Line Lender, the aggregate outstanding principal amount of all Tranche A Swing Line Loans of such Lender (net of any participations therein by other Lenders), (e) the aggregate amount of all participations therein by that Lender in any outstanding Tranche A Swing Line Loans and (f) the aggregate amount of all participations therein by that Lender in any outstanding Tranche A Protective Advances.

“Tranche A Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Tranche A Loans outstanding at such time, (b) the Tranche A Letter of Credit Usage outstanding at such time and (c) the principal amount of the Tranche A Swing Line Loans outstanding at such time.

“Tranche A Swing Line Lender” means JPMorgan, in its capacity as Tranche A Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Tranche A Swing Line Loan” as defined in Section 2.2(a).

“Tranche A Swing Line Sublimit” means the lesser of (i) the sum of $15,000,000 minus the Dollar Equivalent of the aggregate principal amount of Tranche B Swing Line Loans outstanding at such time, and (ii) the Tranche A Available Credit then in effect.

“Tranche B Available Credit” means, at any time, (a) the lesser of (x) the then effective Tranche B Revolving Commitments and (y) the sum of the Total Shared Borrowing Base plus, in the case of a Credit Extension to a French Borrower only, the French Borrowing Base of such Borrower, plus in the case of a Credit Extension to a German Borrower only, the German Borrowing Base of such Borrower, plus in the case of a Credit Extension to a Swiss Borrower only, the Swiss Borrowing Base of such Borrower minus (b) the Tranche B Revolving Credit Outstandings at such time; provided that, notwithstanding the foregoing, in determining the Tranche B Available Credit, in no event shall the European Borrowing Base exceed 35% of the Global Borrowing Base.

“Tranche B Issuing Bank” means, collectively, (a) JPMorgan, (b) Bank of America, N.A. and (c) any Lender or Affiliate of such Lender that hereafter becomes a Tranche B Issuing Bank as designated by the Parent Borrower and reasonably acceptable to the US Administrative Agent, by agreeing pursuant to an agreement with and, in form and substance reasonably satisfactory to, the US Administrative Agent and the Parent Borrower to be bound by the terms hereof applicable to Issuing Banks, in each case, together with its permitted successors and assigns in such capacity; provided that no Tranche B Issuing Bank shall issue Tranche B Letters of Credit to the French Borrowers unless it qualifies as French Qualifying Lender.

“Tranche B Lender” means any Lender having a Tranche B Revolving Commitment; provided that no Tranche B Lender shall make available Loans to the French Borrowers unless it qualifies as French Qualifying Lender.

“Tranche B Letter of Credit” means each Documentary Letter of Credit and Standby Letter of Credit issued by any Tranche B Issuing Bank pursuant to this Agreement.

“Tranche B Letter of Credit Obligations” means, at any time, Dollar Equivalent of the aggregate of all liabilities at such time of the Borrowers to all Tranche B Issuing Banks with respect to Tranche B Letters of Credit, whether or not any such liability is contingent, including, without duplication, the Tranche B Letter of Credit Usage at such time.

“Tranche B Letter of Credit Reimbursement Agreement” as defined in Section 2.3(a)(vi).

“Tranche B Letter of Credit Sublimit” means the lesser of (i) the Dollar Equivalent of $100,000,000 minus the Dollar Equivalent of the amount of any Tranche A Letters of Credit outstanding at any time of determination and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Tranche B Letter of Credit Undrawn Amounts” means, at any time, the Dollar Equivalent of the aggregate undrawn face amount of all Tranche B Letters of Credit outstanding at such time.

“Tranche B Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Tranche B Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalent of the outstanding Reimbursement Obligations with respect to Tranche B Letters of Credit at such time.

“Tranche B Loan” as defined in Section 2.1(a)(ii), together with any Tranche B Protective Advances.

“Tranche B Maximum Credit” means, at any time, the lesser of (i) the Tranche B Revolving Commitments in effect at such time and (ii) the sum of the Total Shared Borrowing Base, the French Borrowing Base, the German Borrowing Base and the Swiss Borrowing Base at such time.

“Tranche B Protective Advances” as defined in Section 2.24(a).

“Tranche B Requisite Lenders” means one or more Lenders having or holding Tranche B Revolving Credit Exposure and representing more than 50% of the sum of the aggregate Tranche B Revolving Credit Exposure of all Tranche B Lenders.

“Tranche B Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche B Loans and to acquire participations in Tranche B Letters of Credit, Tranche B Swing Line Loans and Tranche B Protective Advances hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche B Revolving Credit Outstandings hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.12, (b) increased from time to time pursuant to Section 2.23 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6. The initial amount of each Lender’s Tranche B Revolving Commitment is set forth on Appendix A, or the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Revolving Commitment, as applicable. The initial aggregate amount of the Tranche B Revolving Commitments is $150,000,000.

“Tranche B Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Tranche B Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum (without duplication) of (a) the aggregate outstanding principal amount of the Dollar Equivalent of the Tranche B Loans of that Lender, (b) in the case of a Lender that is a Tranche B Issuing Bank, the Dollar Equivalent of the aggregate Tranche B Letter of Credit Usage in respect of all Tranche B Letters of Credit issued by that Lender (net of any participations by other Lenders in such Letters of Credit), (c) the Dollar Equivalent of the aggregate amount of all participations by that Lender in any outstanding Tranche B Letters of Credit or any unreimbursed drawing under any Tranche B Letter of Credit, (d) in the case of a Lender that is a Tranche B Swing Line Lender, the Dollar Equivalent of the aggregate outstanding principal amount of all Tranche B Swing Line Loans of such Lender (net of any participations therein by other Lenders), (e) the Dollar Equivalent of the aggregate amount of all participations therein by that Lender in any outstanding Tranche B Swing Line Loans and (f) the Dollar Equivalent of the aggregate amount of all participations therein by that Lender in any outstanding Tranche B Protective Advances.

“Tranche B Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Tranche B Loans outstanding at such time, (b) the Tranche B Letter of Credit Usage outstanding at such time and (c) the principal amount of the Tranche B Swing Line Loans outstanding at such time.

“Tranche B Shared Outstandings” means, at any particular time, the sum of Irish Outstandings at such time plus the amount by which the French Outstandings at such time exceed the French Borrowing Base at such time plus the amount by which the German Outstandings at such time exceed the German Borrowing Base at such time plus the amount by which the Swiss Outstandings at such time exceed the Swiss Borrowing Base at such time.

“Tranche B Swing Line Lender” means JPMorgan Europe, in its capacity as Tranche B Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity; provided that no Tranche B Swing Line Lender shall make available Swing Line Loans to the French Borrowers unless it qualifies as French Qualifying Lender.

“Tranche B Swing Line Loan” as defined in Section 2.2(b).

“Tranche B Swing Line Sublimit” means the lesser of (i) $15,000,000 minus the aggregate principal amount of Tranche A Swing Line Loans outstanding at such time, and (ii) the Tranche B Available Credit then in effect.

“Tranche B US Protective Advance” as defined in Section 2.24(a).

“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Internal Revenue Code.

“Type of Loan” means (i) with respect to the Revolving Loans, a Base Rate Loan or a Euro Rate Loan, and (ii) with respect to Tranche A Swing Line Loans, a Base Rate Loan and with respect to Tranche B Swing Line Loans, a UK Overnight Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UFCA” as defined in Section 10.25.

“UFTA” as defined in Section 10.25.

“UK Overnight Rate” means, for any day, a rate per annum equal to the European Administrative Agent’s reference rate for the applicable currency being the rate from time to time set by the European Agent based on various factors, including the European Agent’s cost of funds and desired return and general economic conditions, and which is used as a reference point for pricing loans made by it in the applicable currency; provided that, for purposes of determining the rate of interest applicable to a UK Overnight Rate Loan denominated in Euros, US Dollars, Pounds Sterling or Swiss Francs, such rate for any day shall be the rate per annum at which one-day deposits in Euros, US Dollars, Pounds Sterling or Swiss Francs are offered by the European Administrative Agent in immediately available funds in the London interbank market at the time that the European Administrative Agent determines such rate on such day (or, if such day is not a Business Day, on the on the immediately preceding Business Day), adjusted for statutory reserves and Mandatory Costs.

“UK Overnight Rate Loan” means a Loan bearing interest at a rate determined by reference to the UK Overnight Rate.

“Unfunded Pension Liability” means the excess of the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Parent Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent Borrower in the manner provided below; and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Parent Borrower may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower but excluding any Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrowers or any other Subsidiary of the Parent Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent Borrower or any of its Restricted Subsidiaries; provided further that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has total consolidated assets greater than $1,000, then such designation would be permitted under Section 6.6.

The Board of Directors of the Parent Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, (x) (1) the Parent Borrower could incur $1.00 of additional Indebtedness pursuant to Section 6.1(o), or (2) the Term Loan Fixed Charge Coverage Ratio for the Parent Borrower and its Restricted Subsidiaries would be greater than such ratio for the Parent Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation and (y) no Event of Default shall have occurred and be continuing.

“Unsecured Ratio Debt” as defined in Section 6.1(o)(A).

“US ABL Collateral” means the ABL Collateral of the US Credit Parties.

“US Administrative Agent” as defined in the preamble hereto.

“U.S.” means the United States of America.

“US Borrowers” as defined in the preamble hereto.

“US Borrowing Base” means:

(a) the sum of:

(i) in the case of Eligible Receivables, the product of 85% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the US Borrowers (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and

(ii) in the case of Eligible Inventory, the lesser of (A) 70% of the value of Eligible Inventory of the US Borrowers (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first-in, first-out basis) constituting each class of such Eligible Inventory at such time and (B) 85% of the Net Orderly Liquidation Value Percentage of such Eligible Inventory of the US Borrowers (valued at the lower of cost and market on a first-in, first-out basis) constituting each class of Eligible Inventory at such time;

minus

(b) any applicable Reserve then in effect to the extent applicable to such US Borrowers or such Eligible Receivables or Eligible Inventory.

“US Co-Borrower” as defined in the recitals hereto.

“US Collateral” means all of the Collateral other than the Foreign Collateral.

“US Credit Party” means each US Borrower and each US Guarantor.

“US Fixed Asset Collateral” means the Fixed Asset Collateral of the US Credit Parties.

“US Guarantor” means Holdings and each US Guarantor Subsidiary.

“US Guarantor Subsidiary” means each US Subsidiary that is identified as a “Guarantor” on the signature pages hereto and each other US Subsidiary that becomes a Guarantor after the date hereof in accordance with Section 5.11 or otherwise.

“US Lender” means a Lender or Issuing Bank that is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“US Obligations” means all obligations of every nature of each US Credit Party under the Credit Documents, together with all obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Approved Counterparties or any of them, under any Cash Management Document or Hedge Agreement, in each case whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any US Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“US Outstandings” means, with respect to the US Borrowers at any particular time, the sum of (a) the principal amount of the Revolving Loans, (b) the Letter of Credit Usage and (c) the principal amount of the Swing Line Loans made to the US Borrowers at such time.

“US Related Obligations” as defined in Section 9.10.

“US Subsidiary” means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia other than any such Subsidiary that is a Subsidiary of a CFC.

“US Subsidiary Credit Party” means each US Co-Borrower and each US Guarantor Subsidiary.

“US Tranche B Available Credit” means (a) the lesser of (i) the then effective Tranche B Revolving Commitments and (ii) the US Borrowing Base less the Tranche A Revolving Credit Outstandings at such time, minus (b) the amount by which the Tranche B Shared Outstandings at such time exceed the Irish Outstandings at such time.

“US Tranche B Loan” as defined in Section 2.1(a)(ii).

“US Tranche B Outstandings” means, at any time, the sum of (a) the principal amount of the Tranche B Loans made to the US Borrowers outstanding at such time, (b) the Tranche B Letter of Credit Usage of such US Borrowers outstanding at such time and (c) the principal amount of the Tranche B Swing Line Loans made to such US Borrowers outstanding at such time.

“United States Tax Compliance Certificate” as defined in Section 2.19(c).

“VAT” as defined in Section 2.19(m).

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Parent Borrower to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Calculations in connection with the definitions, covenants and other provisions hereof shall be made in accordance with GAAP as in effect from time to time. If, after the Closing Date, any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by a Borrower with the approval of the Borrowers’ Accountants and results in a change in any of the calculations required by Section 6 (including Section 6.7) that would not have resulted had such accounting change not occurred, if requested by the Parent Borrower or the US Administrative Agent, the parties hereto agree to enter into negotiations in good faith in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the applicable Covenant Party shall be the same after such change as if such change had not been made (subject to the approval of the Requisite Lenders and not subject to any amendment fee or increase in pricing hereunder); provided, however, that (i) no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Section 6 (including Section 6.7) shall be given effect until such provisions are amended to reflect such changes in GAAP and (ii) the Parent Borrower shall provide to the US Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between such calculations made before and after giving effect to such change in GAAP. If an accounting change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 shall occur, no such change in GAAP shall be deemed to have occurred for purposes hereof to the extent such change would affect a calculation that measures compliance with any covenant contained in Section 6 (including Section 6.7). In addition, for purposes of this Agreement, all references to codified accounting standards specifically named herein shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP or IFRS to the extent the Parent Borrower is required to adopt IFRS.

1.3 Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not any limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified. References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative. The terms “Lender,” “Issuing Bank,” “US Administrative Agent,” “European Administrative Agent,” “Collateral Agent,” and “Agent” include, without limitation, their respective successors. Upon the appointment of any successor Agent pursuant to Section 9.7, references to JPMorgan in the definitions of Base Rate, Dollar Equivalent and Euro Rate shall be deemed to refer to the financial institution then acting as such Agent or one of its Affiliates if it so designates.

1.4 Conversion of Foreign Currencies.

(a) Consolidated Total Debt. Consolidated Total Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the financial statements on which such Consolidated Total Debt is reflected.

(b) Dollar Equivalents. The US Administrative Agent shall determine the Dollar Equivalent of any amount in accordance with the terms hereof, and a determination thereof by the US Administrative Agent shall be presumptively correct absent manifest error. The US Administrative Agent may, but shall not be obligated to, rely on any determination made by any Credit Party in any document delivered to the US Administrative Agent. The US Administrative Agent may determine, redetermine or predetermine the Dollar Equivalent of any amount on any date either in its own reasonable discretion or upon the request of any Lender or Issuing Bank or any Borrower.

(c) Rounding Off. The US Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts hereunder to the nearest higher or lower amount in whole Dollars or cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

(d) Currency Fluctuations. Unless otherwise provided, Dollar Equivalent amounts set forth in Section 5, 6 or 8 may be exceeded by a percentage amount equal to up to 3% of such amount for not more than three (3) days; provided that such excess is solely as a result of fluctuations in applicable currency exchange rates after the last time such baskets were assessed, and, in any such cases, the applicable limits set forth in Sections 6 and 8, as applicable, will not be deemed to have exceeded solely as a result of such fluctuations in currency exchange rates.

(e) Alternative Currency Letters of Credit. With respect to each Tranche B Letter of Credit denominated in an Alternative Currency:

(i) the Applicable Agent shall determine the Dollar Equivalent of the Tranche B Letter of Credit Usage with respect to such Tranche B Letter of Credit denominated in an Alternative Currency. Such Dollar Equivalent amounts shall become effective as of such Revaluation Date and shall be the Dollar Equivalent amounts employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. For purposes of the Credit Documents, the amount of each Tranche B Letter of Credit issued in an Alternative Currency shall be such Dollar Equivalent amount as reasonably determined by the Applicable Agent.

(ii) wherever in this Agreement in connection with the issuance, amendment or extension of a Tranche B Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Tranche B Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as reasonably determined by the Applicable Agent.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 Revolving Loans.

(a) Revolving Commitments.

(i) Subject to the conditions contained in this Agreement, each Lender with a Tranche A Revolving Commitment severally agrees to make loans in Dollars (each, a “Tranche A Loan”) to the US Borrowers from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Tranche A Revolving Commitment; provided, however, that at no time shall any Lender be obligated to make a Tranche A Loan in excess of such Lender’s Pro Rata Share of the Tranche A Available Credit, subject in each case to the Applicable Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24. Within the limits of the Tranche A Revolving Commitment of each Lender, amounts of Tranche A Loans repaid may be reborrowed under this Section 2.1.

(ii) Subject to the conditions contained in this Agreement, each Lender with a Tranche B Revolving Commitment severally agrees to make Loans denominated in an Available Currency (each, a “Tranche B Loan”) to the European Co-Borrowers and to the US Borrowers (each such Tranche B Loan to a US Borrower, a “US Tranche B Loan”) from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Tranche B Revolving Commitment; provided, however, that (x) at no time shall any Lender be obligated to make a Tranche B Loan in excess of such Lender’s Pro Rata Share of the Tranche B Available Credit and (y) at no time shall any Lender be obligated to make a US Tranche B Loan in excess of such Lender’s Pro Rata Share of the US Tranche B Available Credit, subject in each case to the Applicable Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24. Within the limits of the Tranche B Revolving Commitment of each Lender, amounts of Tranche B Loans repaid may be reborrowed under this Section 2.1.

(iii) Borrowings under the Revolving Credit Facility are available as Base Rate Loans (solely in the case of Tranche A Loans and Tranche A Protective Advances), Euro Rate Loans or Letters of Credit. Notwithstanding the foregoing, each Tranche B Swing Line Loan and Tranche B Protective Advance shall be a UK Overnight Rate Loan. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date, other than as specified in Section 2.23(d) with respect to any Extending Lender as set forth therein.

(b) Borrowing Mechanics for Revolving Loans.

(i) Each Borrowing shall be made on notice given by the applicable Borrower to the Applicable Agent not later than 11:00 a.m. (Local Time) (A) one Business Day, in the case of a Borrowing of Base Rate Loans, and (B) three Business Days, in the case of a Borrowing of Euro Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit A-1 (the “Funding Notice”), specifying (1) the date of such proposed Borrowing, (2) whether such Borrowing will be made as a Tranche A Loan or a Tranche B Loan (and, in the case of Tranche B Loans, whether such Loan is a US Tranche B Loan), (3) the aggregate amount and currency of such proposed Borrowing, (4) whether (in the case of a Tranche A Loan) any portion of the proposed Borrowing will be of Base Rate Loans or Euro Rate Loans, and (5) for each Euro Rate Loan, the initial Interest Period or Interest Periods thereof. Each Borrowing of Base Rate Loans shall be in an aggregate amount of not less than $500,000 or an integral multiple of $1,000,000 in excess thereof. Each Borrowing of Euro Rate Loans shall be in an aggregate amount of not less than the Dollar Equivalent of $1,000,000 or an integral multiple of the Dollar Equivalent of $1,000,000 in excess thereof.

(ii) The Applicable Agent shall give to each applicable Lender prompt notice of the Applicable Agent’s receipt of a Funding Notice and, if Euro Rate Loans are properly requested in such Funding Notice, the applicable interest rate determined pursuant to Section 2.17(a). Each Lender shall, before 11:00 a.m. (Local Time) on the date of the proposed Borrowing, make available to the Applicable Agent at its Principal Office, in immediately available funds, such Lender’s Pro Rata Share of such proposed Borrowing. Subject to fulfillment (A) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (B) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2, and after the Applicable Agent’s receipt of such funds, the Applicable Agent shall make such funds available to the applicable Borrower; provided that Protective Advances shall be retained by the Applicable Agent and disbursed in its discretion.

(iii) Unless the Applicable Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Applicable Agent such Lender’s Pro Rata Share of such Borrowing (or any portion thereof), the Applicable Agent may assume that such Lender has made such Pro Rata Share available to the Applicable Agent on the date of such Borrowing in accordance with this Section 2.1(b) and the Applicable Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Pro Rata Share available to the Applicable Agent, such Lender and the applicable Borrower severally agree to repay to the Applicable Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Applicable Agent, at (A) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (B) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules or interbank compensation for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Applicable Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If such Borrower shall repay to the Applicable Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to such Borrower.

(iv) The failure of any Defaulting Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Line Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

2.2 Swing Line Loans.

(a) On the terms and subject to Section 2.21 and the other conditions contained in this Agreement, the Tranche A Swing Line Lender agrees to make, in Dollars, Loans (each, a “Tranche A Swing Line Loan”) otherwise available to the US Borrowers under the Revolving Credit Facility from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding not to exceed the lesser of (a) the Tranche A Available Credit and (b) the Tranche A Swing Line Sublimit, subject, in each case, to the Applicable Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24. Each Tranche A Swing Line Loan shall be a Base Rate Loan and must be repaid in full within seven days after its making or, if sooner, upon any Borrowing of Tranche A Loans hereunder, and shall in any event mature no later than the Revolving Commitment Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Tranche A Swing Line Loans repaid may be reborrowed under this clause (a).

(b) On the terms and subject to Section 2.21 and the other conditions contained in this Agreement, the Tranche B Swing Line Lender agrees to make Loans (each, a “Tranche B Swing Line Loan”) otherwise available in Dollars, Euros, Pounds Sterling and Swiss Francs to the European Co-Borrowers, under the Revolving Credit Facility from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding not to exceed the lesser of (a) the Tranche B Available Credit and (b) the Tranche B Swing Line Sublimit, subject, in each case, to the Applicable Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24. Each Tranche B Swing Line Loan shall be a UK Overnight Rate Loan, and must be repaid in full within seven days after its making or, if sooner, upon any Borrowing of Tranche B Loans hereunder, and shall in any event mature no later than the Revolving Commitment Termination Date. Within the limits set forth in the first sentence of this clause (b), amounts of Tranche B Swing Line Loans repaid may be reborrowed under this clause (b).

(c) In order to request a Swing Line Loan, the applicable Borrower shall deliver by facsimile to the Applicable Agent a duly completed request in substantially the form of Exhibit A-4 (a “Swing Line Request”), setting forth the requested amount and date of such Swing Line Loan, and whether it is to be made as a Tranche A Swing Line Loan or a Tranche B Swing Line Loan, to be received by the Applicable Agent not later than (x) 1:00 p.m. (Local Time) on the day of the proposed Borrowing in the case of Tranche A Swing Line Loans, (y) 11:00 a.m. (Local Time) on the day of the proposed Borrowing in the case of a Tranche B Swing Line Loan to be denominated in Dollars, Euros or Pounds Sterling, or (z) in the case of a Tranche B Swing Line Loan to be denominated in Swiss Francs, 11:00 a.m. (Local Time) one Business Day prior to the proposed Borrowing. The Applicable Agent shall promptly notify the applicable Swing Line Lender of the details of the requested Swing Line Loan. Subject to the terms of this Agreement, the applicable Swing Line Lender shall make a Swing Line Loan available to the Applicable

Agent and, in turn, the Applicable Agent shall make such amount available to the applicable Borrower on the date of the relevant Swing Line Request. No Swing Line Lender shall make any Swing Line Loan in the period commencing on the first Business Day after it receives written notice from the Applicable Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. No Swing Line Lender shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the making of any Swing Line Loan.

(d) Each Swing Line Lender shall notify the Applicable Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (Local Time) on the first Business Day of each week, of the aggregate principal amount of its Swing Line Loans then outstanding.

(e) Each Swing Line Lender may demand at any time that each Lender under the applicable Tranche pay to the Applicable Agent, for the account of such Swing Line Lender, in the manner provided in clause (f) below, such Lender’s Pro Rata Share of all or a portion of the applicable outstanding Swing Line Loans of such Swing Line Lender, which demand shall be made through the Applicable Agent, shall be in writing and shall specify the outstanding principal amount of Swing Line Loans demanded to be paid.

(f) The Applicable Agent shall forward each notice referred to in clause (d) above and each demand referred to in clause (e) above to each Lender under the applicable Tranche or Tranches on the day such notice or such demand is received by the Applicable Agent (except that any such notice or demand received by the Applicable Agent after 2:00 p.m. (Local Time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to such Lenders by the Applicable Agent until the next succeeding Business Day), together with a statement prepared by the Applicable Agent specifying the amount of each such Lender’s Pro Rata Share of the aggregate principal amount of the Swing Line Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 and 2.1 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Lender shall, before 11:00 a.m. (Local Time) on (i) the Business Day next succeeding the date of such Lender’s receipt of such notice or demand in the case of Tranche A Swing Line Loans and (ii) three Business Days following the date of such Lender’s receipt of such notice or demand in the case of Tranche B Swing Line Loans, make available to the Applicable Agent, in immediately available funds, for the account of the applicable Swing Line Lender, the amount specified in such statement. Upon such payment by a Lender, such Lender shall, except as provided in clause (g) below, be deemed to have made a Base Rate Loan (in the case of Tranche A Swing Line Loans) or Euro Rate Loan with an Interest Period of one week in the same currency as the applicable Swing Line Loan (in the case of Tranche B Swing Line Loans) to the applicable Borrower. The Applicable Agent shall use such funds to repay the Swing Line Loans to the applicable Swing Line Lender. To the extent that any Lender fails to make such payment available to the Applicable Agent for the account of the applicable Swing Line Lender, the applicable Borrower shall repay such Swing Line Loan on demand, no later than one Business Day after receiving such demand (it being understood and agreed that in the event of such demand for payment, the applicable Borrower shall be permitted to make a Borrowing of Revolving Loans to satisfy such reimbursement obligation).

(g) Upon the occurrence of a Default under Section 8.1(f) or (g) or at any other time upon the request of the Applicable Agent or a Swing Line Lender, each Lender shall acquire, without recourse or warranty, an undivided participation in each applicable Swing Line Loan otherwise required to be repaid by such Lender pursuant to clause (f) above, which participation shall be in a principal amount equal to such Lender’s Pro Rata Share of such Swing Line Loan, by paying to the applicable Swing Line Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Line Loan pursuant to clause (f) above, in immediately available funds in the same currency as such Swing Line Loan, an amount equal to such Lender’s Pro Rata Share of such Swing Line Loan. If all or part of such amount is not in fact made available by such Lender to the applicable Swing Line Lender on such date, such Swing Line Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules or interbank compensation for the first Business Day after such payment was due and thereafter at (x) in the case of Tranche A Swing Line Loans, the rate of interest then applicable to Base Rate Loans or (y) in the case of Tranche B Swing Line Loans, the rate of interest then applicable to UK Overnight Rate Loans.

(h) From and after the date on which any Lender (i) is deemed to have made a Revolving Loan pursuant to clause (f) above with respect to any Swing Line Loan or (ii) purchases an undivided participation interest in a Swing Line Loan pursuant to clause (g) above, the applicable Swing Line Lender shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal of and interest received by such Swing Line Lender on account of such Swing Line Loan (other than those received from a Lender pursuant to clause (f) or (g) above).

2.3 Issuance of Letters of Credit and Purchase of Participations Therein.

(a) On and after the Closing Date on the terms and subject to Section 2.21 and the other conditions contained in this Agreement, each Issuing Bank agrees to issue at the request of Parent Borrower and the applicable Co-Borrower and for the account of the applicable Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the third day prior to the Revolving Commitment Termination Date; provided, however, that no Issuing Bank shall be under any obligation to issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv) and (vi)(A) below, shall not issue) any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Bank as of the date of this Agreement and that such Issuing Bank in good faith deems material to it;

(ii) such Issuing Bank shall have received any written notice of the type described in clause (d) below;

(iii) after giving effect to the issuance of such Letter of Credit, the applicable aggregate Revolving Credit Outstandings would exceed the applicable Maximum Credit at such time;

(iv) after giving effect to the issuance of such Letter of Credit, the sum of (i) the Dollar Equivalents of the applicable Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalents of the applicable Reimbursement Obligations at such time exceeds the applicable Letter of Credit Sublimit;

(v) subject to Section 2.3(k), such Letter of Credit is requested to be denominated in any currency other than Dollars (in the case of Tranche A Letters of Credit) or Dollars, Euros, Pounds Sterling or Swiss Francs (in the case of Tranche B Letters of Credit); or

(vi) (A) any fees invoiced and due in connection with a requested issuance have not been paid, (B) such Letter of Credit is requested to be issued in a form that is not reasonably acceptable to such Issuing Bank or (C) the Issuing Bank for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (a “Tranche A Letter of Credit Reimbursement Agreement” or a “Tranche B Letter of Credit Reimbursement Agreement” , as the case may be) such Issuing Bank generally employs in the ordinary course of its business for the issuance of letters of credit of the type of such Letter of Credit;

subject, in the case of clauses (iii), (iv) and (v) above, to the Applicable Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24.

None of the Lenders (other than the Issuing Banks in their capacity as such) shall have any obligation to issue any Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than three days prior to the applicable Revolving Commitment Termination Date; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, Parent Borrower and the applicable Co-Borrower and the Issuing Bank of such Letter of Credit shall have the option to prevent such renewal and (y) Parent Borrower and the applicable Co-Borrower shall not permit any such renewal to extend the expiration date of any Letter of Credit beyond the date set forth in clause (ii) above. Notwithstanding the foregoing, an amount of the Tranche A Letter of Credit Sublimit and the Tranche B Letter of Credit Sublimit not to exceed $25,000,000 in the aggregate shall be available for Letters of Credit with an expiration date of greater than one (1) year but not, in any event, later than the date set forth in clause (ii) above.

(c) In connection with the issuance of each Letter of Credit, Parent Borrower and the applicable Co-Borrower shall give the relevant Issuing Bank and the Applicable Agent two Business Days’ prior written notice (in the case of Tranche A Letters of Credit) or three Business Days’ prior written notice (in the case of Tranche B Letters of Credit) (or such lesser notice as is acceptable to the applicable Issuing Bank in its sole discretion), which written notice shall include in agreed form the Letter of Credit requested to be issued (in the case of Tranche B Letters of Credit), in substantially the form of Exhibit A-3 (or in such other written or electronic form as is acceptable to the applicable Issuing Bank) (an “Issuance Notice”), of the requested issuance of such Letter of Credit. Such notice shall be irrevocable after the form of such Letter of Credit has been agreed and shall specify (i) whether such Letter of Credit is a Tranche A Letter of Credit or a Tranche B Letter of Credit, (ii) the Issuing Bank of such Letter of Credit, (iii) the face amount of such Letter of Credit (which shall not be less than an amount, the Dollar Equivalent of which is $15,000 or such lower amount as the Issuing Bank and Applicable Agent may agree), (iv) the currency of such Letter of Credit, which shall be Dollars in the case of Tranche A Letters of Credit or Dollars, Euros, Pounds Sterling or Swiss Francs in the case of Tranche B Letters of Credit, (v) the date of issuance of such requested Letter of Credit, (vi) the date on which such Letter of Credit is to expire (which date shall be a Business Day) and (vii) in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuing Bank and the Applicable Agent not later than 11:00 a.m. (Local Time) on the second Business Day or third Business Day, in the case of a Tranche B Letter of Credit prior to the requested issuance of such Letter of Credit.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.3, the relevant Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of Parent Borrower and the applicable Co-Borrower in accordance with such Issuing Bank’s usual and customary business practices. No Issuing Bank shall issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuing Bank of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuing Bank shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the issuance of any Letter of Credit.

(e) Each Borrower agrees that, if requested by the Issuing Bank of any Letter of Credit issued for such Borrower’s account, it shall execute one applicable Letter of Credit Reimbursement Agreement in respect of all Letters of Credit issued for such Borrower’s account hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuing Bank shall comply with the following:

(i) give the Applicable Agent and the US Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the issuance of any Letter of Credit issued by it, of all drawings under any Letter of Credit issued by it and of the payment (or the failure to pay when due) by the applicable Borrower of any Reimbursement Obligation when due (which notice the Applicable Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

(ii) upon the request of any Lender, furnish to such Lender copies of any applicable Letter of Credit Reimbursement Agreement to which such Issuing Bank is a party and such other documentation as may reasonably be requested by such Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the US Administrative Agent and the Applicable Agent (and the Applicable Agent shall provide a copy to each Lender requesting the same) and the applicable Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit (and, in relation to any Tranche B Letter of Credit, bank guarantees) issued by it, in form and substance reasonably satisfactory to the US Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the applicable Borrower or the US Administrative Agent or the Applicable Agent relating thereto.

(g) Immediately upon the issuance by an Issuing Bank of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuing Bank shall be deemed to have sold and transferred to each Tranche A Lender (in the case of a Tranche A Letter of Credit) or to each Tranche B Lender (in the case of a Tranche B Letter of Credit) and each such applicable Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the obligations of the applicable Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h) The Parent Borrower and the applicable Co-Borrower agree to pay to the applicable Issuing Bank of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuing Bank under any Letter of Credit issued for the account of Parent Borrower and the applicable Co-Borrower no later than the date that is the next succeeding Business Day after Parent Borrower and the applicable Co-Borrower receive written notice from such Issuing Bank that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, setoff, defense or other right that Parent Borrower and the applicable Co-Borrower may have at any time against such Issuing Bank or any other Person. In the case of a Letter of Credit denominated in an Alternative Currency, the Parent Borrower shall reimburse the applicable Tranche B Issuing Bank in such Alternative Currency in accordance with the provisions of this Section 2.3(h), unless the applicable Tranche B Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Tranche B Issuing Bank shall notify the Parent Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. In the event that any Issuing Bank makes any payment under any Letter of Credit and the applicable Borrower shall not have repaid such amount to such Issuing Bank pursuant to this clause (h) or any such payment by the applicable Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans (in the case of Tranche A Letters of Credit) or to Revolving Loans that are Euro Rate Loans with an Interest Period of one month (in the case of Tranche B Letters of Credit) and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans (in the case of Tranche A Letters of Credit) or to past due Revolving Loans that are Euro Rate Loans with an Interest Period of one month (in the case of Tranche B Letters of Credit) and such Issuing Bank shall promptly notify the US Administrative Agent and the Applicable Agent, which shall promptly notify each applicable Lender of such failure, and each Lender of the applicable Tranche shall promptly and unconditionally pay to the Applicable Agent for the account of such Issuing Bank the amount of such Lender’s Pro Rata Share of such payment in immediately available funds in the same currency as the applicable Letter of Credit; provided that in the case of each Tranche B Letter of Credit denominated in an Alternative Currency, such payment shall be made in Dollars in the amount of the Dollar Equivalent of such Alternative Currency Amount. If the Applicable Agent so notifies such Lender prior to 11:00 a.m. (Local Time) on any Business Day, such Lender shall make available to the Applicable Agent for the account of such Issuing Bank its Pro Rata Share of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Section 8.1(f) or (g) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan of the applicable Tranche to the applicable Borrower in the principal amount of such payment and such Borrower’s Reimbursement Obligations shall be reduced by the amount of such deemed Revolving Loans. Whenever any Issuing Bank receives from the applicable Borrower a payment of a Reimbursement Obligation as to which the Applicable Agent has received for the account of such Issuing Bank any payment from a Lender pursuant to this clause (h), such Issuing Bank shall pay over to the Applicable Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Applicable Agent shall promptly pay over to each Lender, in immediately available funds, an amount equal to such Lender’s Pro Rata Share of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

(i) If and to the extent a Lender shall not have so made its Pro Rata Share of the amount of the payment required by clause (g) above available to the Applicable Agent for the account of such Issuing Bank, such Lender agrees to pay to the Applicable Agent for the account of such Issuing Bank forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the greater of the Federal Funds Effective Rate and a rate determined by the Applicable

Agent in accordance with banking industry rules or interbank compensation and, thereafter, until such amount is repaid to the Applicable Agent for the account of such Issuing Bank, at a rate per annum equal to the rate applicable to Base Rate Loans (in the case of Tranche A Letters of Credit) or to Euro Rate Loans with an Interest Period of one month (in the case of Tranche B Letters of Credit).

(j) The applicable Borrowers’ obligation to pay its Reimbursement Obligation and the obligations of the applicable Lenders to make payments to the Applicable Agent for the account of the applicable Issuing Banks with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Credit Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Credit Document;

(iii) the existence of any claim, setoff, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Applicable Agent or any Lender or any other Person, whether in connection with this Agreement, any other Credit Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) in the absence of gross negligence or willful misconduct of the Issuing Bank, and subject to the standards set forth below in this clause (j), payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit;

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Applicable Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of the applicable Borrower’s obligations hereunder, other than acts, omissions or delays that are caused by gross negligence or willful misconduct of the Issuing Bank; and

(vii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent Borrower or any Subsidiary or in the relevant currency markets generally.

(k) Notwithstanding anything to the contrary in the foregoing:

(i) The Parent Borrower may from time to time request that Tranche B Letters of Credit be issued in a currency other than any Available Currency; provided that such requested currency is an Alternative Currency. In the case of any such request with respect to the issuance of Tranche B Letters of Credit, such request shall be subject to the approval of the US Administrative Agent, the European Administrative Agent and the applicable Tranche B Issuing Bank.

(ii) Any such request shall be made to the US Administrative Agent and European Administrative Agent not later than 11:00 a.m. (Local Time), 10 Business Days (or, in the case of a request for the issuance of a Letter of Credit denominated in Japanese Yen, seven Business Days) prior to the date of the desired Credit Extension (or such later time or date as may be agreed by the US Administrative Agent, European Administrative Agent and the applicable Tranche B Issuing Bank, in their sole discretion) and such request shall include in agreed form the Letter of Credit requested to be issued. The US Administrative Agent and/or European Administrative Agent shall promptly notify the applicable Tranche B Issuing Bank thereof. The applicable Tranche B Issuing Bank shall notify the US Administrative Agent and the European Administrative Agent, not later than 11:00 a.m. (Local Time), five Business Days (or, in the case of a request for the issuance of a Tranche B Letter of Credit denominated in Japanese Yen, two Business Days) after receipt of such request whether it consents, in its sole discretion, to the issuance of Tranche B Letters of Credit in such requested currency.

(iii) Any failure by the applicable Tranche B Issuing Bank to respond to such request within the time period specified in the preceding clause (ii) shall be deemed to be a refusal by the applicable Tranche B Issuing Bank to permit Tranche B Letters of Credit to be issued in such requested Alternative Currency. If the US Administrative Agent, the European Administrative Agent and the applicable Tranche B Issuing Bank consent to the issuance of Tranche B Letters of Credit in such requested currency, the US Administrative Agent and/or the European Administrative Agent shall so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Tranche B Letter of Credit issuances; provided that the US Administrative Agent, the European Administrative Agent and the Tranche B Issuing Bank shall have the right in their sole discretion at any time to redetermine whether any such currency shall continue to be deemed an Alternative Currency for purposes of future issuances of Tranche B Letters of Credit. If the US Administrative Agent and/or the European Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 2.3, the US Administrative Agent and/or the European Administrative Agent shall promptly so notify the Parent Borrower. Any specified currency of an Existing Letter of Credit that is not Dollars shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuing Bank to the applicable Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuing Bank may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(l) Schedule 2.3(l) contains a schedule of certain letters of credit issued under the Existing Credit Agreement (the “Existing Letters of Credit”) for the account of a Borrower or any of their Restricted Subsidiaries by the issuers set forth on such Schedule 2.3(l). On the Closing Date, (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to either Tranche A Letters of Credit (in the case of Existing Letters of Credit denominated in Dollars) or Tranche B Letters of Credit (in the case of Existing Letters of Credit not denominated in Dollars) issued pursuant to this Section 2.3 for the account of Parent Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.10 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) the issuing banks of such letters of credit shall be Lenders hereunder and shall be “Issuing Banks” hereunder for the purpose of maintaining such letters of credit, for purposes of Section 2.19 relating to the obligation to provide the appropriate forms, certificates and statements to the Parent Borrower and the US Administrative Agent and any updates required by Section 2.19 and for purposes of Section 2.6 relating to the entries to be made in the Register, (iii) the Dollar Equivalent of the face amount of such letters of credit shall be included in the calculation of Tranche A Letter of Credit Outstandings and/or of Tranche B Letter of Credit Obligations and (iv) all liabilities of a Borrower or any of their Restricted Subsidiaries with respect to such letters of credit shall constitute Obligations.

2.4 Pro Rata Shares. Subject to Section 2.21, all Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

2.5 Resignation of Issuing Bank. Any Issuing Bank may resign at any time upon 30 days’ prior written notice to the Applicable Agent and the Parent Borrower. On the effective date of such resignation, such Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit previously issued by it, but shall continue to have all the rights and obligations of an Issuing Bank hereunder, including under Sections 2.3, 2.7, 2.12, 2.19, 2.20, 10.3 and 10.5 relating to any Letter of Credit issued by such Issuing Bank prior to such date. The foregoing notwithstanding, if such resignation would result in there being no Issuing Bank in respect of a particular Tranche, then the Parent Borrower shall promptly appoint a replacement Issuing Bank reasonably acceptable to the US Administrative Agent (and, in the case of a replacement Tranche B Issuing Bank, to the European Administrative Agent) and such resignation shall not be effective until the acceptance of such appointment by the replacement Issuing Bank.

2.6 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be presumptively correct, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or any Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. The US Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “ Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by any Borrower or any Lender (with respect to a Lender, solely with respect to the Obligations owing to such Lender) at any reasonable time and from time to time upon reasonable prior notice. The US Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be presumptively correct, absent manifest error; provided failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or any Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates JPMorgan to serve as its agent solely for purposes of maintaining the Register as provided in this Section 2.6, and each Borrower hereby agrees that, to the extent JPMorgan serves in such capacity, JPMorgan and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to the applicable Borrower (with a copy to the US Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, such Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after such Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan or Swing Line Loan, as the case may be.

2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Tranche A Loans:

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2) if a Euro Rate Loan, at the Euro Rate plus the Applicable Margin;

(ii) in the case of Tranche B Loans, at the Euro Rate plus the Applicable Margin;

(iii) in the case of Tranche A Swing Line Loans, at the Base Rate plus the Applicable Margin;

(iv) in the case of Tranche B Swing Line Loans, at the UK Overnight Rate plus the Applicable Margin;

(v) in the case of Tranche A Protective Advances, at the Base Rate plus the Applicable Margin; and

(vi) in the case of Tranche B Protective Advances, at the UK Overnight Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan (except Tranche A Swing Line Loans and Tranche A Protective Advances, which can be made and maintained as Base Rate Loans only, Tranche B Swing Line Loans, which can be made and maintained as UK Overnight Rate

Loans only, Tranche B Loans which can be made and maintained as Euro Rate Loans only and Tranche B Protective Advances, which can be made and maintained as UK Overnight Rate Loans only), and the Interest Period with respect to any Euro Rate Loan, shall be selected by the applicable Borrower and notified to the Applicable Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If, with respect to any Euro Rate Loan, the Interest Period has ended and a Conversion/Continuation Notice has not been delivered to the Applicable Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan shall be a Base Rate Loan (in the case of Tranche A Loans) or Euro Rate Loan with an Interest Period of one month (in the case of Tranche B Loans) until the receipt by the Applicable Agent and effectiveness of a Conversion/Continuation Notice with respect to such Loan.

(c) In connection with Tranche A Euro Rate Loans and Tranche B Euro Rate Loans, taken together, there shall be no more than thirty (30) Interest Periods outstanding at any time. In the event the Parent Borrower fails to specify between a Base Rate Loan or a Euro Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (x) if outstanding as a Euro Rate Loan, will be automatically converted into a Base Rate Loan at the end of the applicable Interest Period (in the case of Tranche A Loans) or shall continue as a Euro Rate Loan with an Interest Period of one month (in the case of Tranche B Loans) on the last day of the then-current Interest Period for such Loan, (y) if outstanding as a Base Rate Loan will remain as a Base Rate Loan and (z) if not outstanding will, in the case of Tranche B Loans, be made as a Euro Rate Loan with an Interest Period of one month. In the event the Parent Borrower fails to specify an Interest Period for any Euro Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Parent Borrower shall be deemed to have selected an Interest Period of one month. On each Interest Payment Date, as soon as practicable after 10:00 a.m. (Local Time) the Applicable Agent shall determine (which determination shall be final, conclusive and binding upon all parties in the absence of manifest error) the interest rate that shall apply to each Euro Rate Loan for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Parent Borrower and each Lender.

(d) All interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360-day year, except that (i) interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate and (ii) interest with respect to any Loan denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Euro Rate Loan, the date of such conversion from such Euro Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Euro Rate Loan, the date of conversion to such Euro Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Revolving Loan made to the Borrowers (A) shall accrue on a daily basis and shall be payable by the applicable Borrower in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (B) shall accrue on a daily basis and shall be payable by the applicable Borrower in arrears upon any prepayment of such Tranche A Loan or Tranche B Loan whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (C) shall accrue on a daily basis and shall be payable by the applicable Borrower in arrears at maturity of such Revolving Loans, including final maturity of the Tranche A Loans or Tranche B Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) The applicable Borrower agrees to pay to each applicable Issuing Bank, with respect to drawings honored under any Letter of Credit issued for its account, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the applicable Borrower, including by way of a deemed Tranche A Loan or deemed Tranche B Loan, at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the Base Rate or Euro Rate, as applicable, plus the Applicable Margin payable hereunder with respect to Base Rate Loans (in the case of Tranche A Letters of Credit) or to Euro Rate Loans with an Interest Period of one month (in the case of Tranche B Letters of Credit), and (ii) thereafter, a rate which is 2% per annum in excess of the Applicable Margin payable hereunder with respect to Base Rate Loans (in the case of Tranche A Letters of Credit) or Euro Rate Loans with an Interest Period of one month (in the case of Tranche B Letters of Credit).

(g) Interest payable pursuant to Section 2.7(f) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues, except that (i) interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate and (ii) interest with respect to any Loan denominated in Pounds Sterling shall be computed on the basis of a year of 365 days and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by any Issuing Bank of any payment of interest pursuant to Section 2.7(f), such Issuing Bank shall distribute to each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(h) or Section 2.3(i), as applicable, with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the applicable Borrower.

(h) The rates of interest provided for in this Agreement, including this Section 2.7, are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable by a Swiss Borrower at the rates set out in this Section or in other Sections of this Agreement is not and will not become subject to the Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to the Swiss Withholding Tax, they agree that, in the event that the Swiss Withholding Tax should be imposed on interest payments by any Swiss Borrower, the payment of interest due by such Swiss Borrower shall, in line with Section 2.19, including limitations therein, be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For the purposes of this Section, “Non-Refundable Portion” shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate, in which case such lower rate shall be applied in relation to such Lender. Each Swiss Borrower shall provide to the European Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.

(i) For the purpose of articles L. 313-1, L. 313-2, R 313-1 and R.313-2 of the French Consumer Code (Code de la Consommation), each party to this Agreement acknowledges that by virtue of certain characteristics of this Agreement (including the variable interest rate applicable to the Loans), the effective global rate (taux effectif global) of the Loans made available to each French Borrower cannot be calculated on the date of this Agreement. An indicative calculation of the taux effectif global will be set out in a letter from the Collateral Agent to each French Borrower on or before the execution of this Agreement.

2.8 Conversion/Continuation of Tranche A Loans.

(a) Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, each Borrower shall have the option:

(i) to convert at any time all or any part of any Tranche A Loan to such Borrower equal to (A) in the case of a conversion to a Base Rate Loan, $1,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) in the case of a conversion to a Euro Rate Loan, $2,000,000 and integral multiples of $1,000,000 in excess of that amount; provided a Euro Rate Loan may only be converted on the expiration of the Interest Period applicable to such Euro Rate Loan unless the applicable Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; and provided further that the aggregate amount of the Euro Rate Loans for each Interest Period must be in the amount of at least $2,000,000 or an integral multiple of $1,000,000 in excess of that amount; or

(ii) upon the expiration of any Interest Period applicable to any Euro Rate Loan, to continue all or any portion of such Tranche A Loan in a minimum amount equal to $2,000,000 and integral multiples of $1,000,000 in excess of that amount as a Euro Rate Loan.

(b) The applicable Borrower shall deliver a Conversion/Continuation Notice to the Applicable Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Euro Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Euro Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable and the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(c) Notwithstanding anything to the contrary in the foregoing, no conversion to a Euro Rate Loan in whole or in part shall be permitted at any time at which (i) a Default or Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Euro Rate Loan would violate any provision of Section 2.17 or 2.18.

(d) This section shall not apply to Protective Advances, which may not be converted or continued.

2.9 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f) or (g) the principal amount of all overdue amounts owed hereunder shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable overdue Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of overdue Euro Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Euro Rate Loans shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Euro Rate Loans with an Interest Period of one month. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

2.10 Fees.

(a) The Parent Borrower agrees to pay to each Lender:

(i) subject to Section 2.21, an unused commitment fee in an amount equal to (1) the average of the actual daily difference between (a) the Revolving Commitment of such Lender and (b) the aggregate principal amount of all applicable outstanding Revolving Credit Outstandings owing to such Lender, times (2) the Applicable Revolving Commitment Fee Percentage then in effect; provided that for purposes of calculating the commitment fee pursuant to this clause (i), Swing Line Loans shall not be deemed to be a utilization of the Revolving Commitments; and

(ii) letter of credit fees equal to such Lender’s Pro Rata Share of the product of (A) the Applicable Margin for Loans that are Euro Rate Loans, times (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit of the applicable Tranche (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.10(a) shall be paid to the Applicable Agent at its Principal Office and upon receipt, the Applicable Agent shall promptly distribute to each Lender the amount of such fees owing to it.

(b) Each Borrower agrees to pay directly to each applicable Issuing Bank, for its own account, the following fees:

(A) a fronting fee equal to 0.125% per annum, times the Dollar Equivalent of the average aggregate daily maximum amount available to be drawn under all applicable Letters of Credit issued by such Issuing Bank for the account of such Borrower (determined as of the close of business on any date of determination); and

(B) such customary documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in:

(i) Section 2.10(a)(i) shall be calculated on the basis of a 360-day year and shall be payable quarterly on the first Business Day of each quarter during the Revolving Commitment Period, commencing on April 1, 2011 and on the applicable Revolving Commitment Termination Date; and

(ii) Section 2.10(a)(ii) and Section 2.10(b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year during the Revolving Commitment Period, commencing on April 1, 2011 and on the applicable Revolving Commitment Termination Date.

(d) In addition to any of the foregoing fees, the Parent Borrower agrees to pay to the Lead Arrangers and the Agents such other fees in the amounts and at the times separately agreed upon.

2.11 Voluntary Prepayments. Each Borrower may prepay the outstanding principal amount of the applicable Revolving Loans and Swing Line Loans in whole or in part at any time; provided, however, that if any prepayment of any Euro Rate Loan is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amount owing pursuant to Section 2.17(d). Any such voluntary prepayment shall be applied as specified in Section 2.14(a).

2.12 Voluntary Revolving Commitment Reductions.

(a) The Parent Borrower may, upon not less than three Business Days’ prior written or telephonic notice (or such shorter notice period as the US Administrative Agent may reasonably approve) confirmed in writing to the US Administrative Agent (which original written or telephonic notice the US Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, on a pro rata basis between the Tranche A Revolving Commitments and the Tranche B Revolving Commitments, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments will exceed the Revolving Credit Outstandings at the time of such proposed termination or reduction after giving effect to any concurrent repayment (or, with respect to Letter of Credit Obligations, the provision of cash collateral or backstop letters of credit acceptable to the applicable Issuing Bank in an amount equal to 103% of the applicable Letter of Credit Obligations; provided that at any time and from time to time after the initial deposit of cash collateral in respect of any one or more Letters of Credit denominated in an Alternative Currency, the applicable Issuing Bank may request that additional cash collateral be provided in order to protect against the results of exchange rate fluctuations, such additional cash collateral not to exceed an amount equal to 5.0% of the outstanding amount of such Letters of Credit) of applicable Revolving Credit Outstandings; provided any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b) The Parent Borrower’s notice to the US Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the applicable Revolving Commitments shall be effective on the date specified in such Borrower’s notice and shall reduce the applicable Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.13 Mandatory Prepayments.

(a) Maximum Credit. Subject to the Applicable Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24, promptly (but in no event later than two (2) Business Days) upon the earlier of (a) the knowledge of any Authorized Officer of Parent Borrower, or (b) notice to any Borrower from the US Administrative Agent that (x) the aggregate principal amount of applicable Tranche A Revolving Credit Outstandings exceeds the applicable Tranche A Maximum Credit at such time, (y) the Dollar Equivalent of the aggregate principal amount of applicable Tranche B Revolving Credit Outstandings exceeds the applicable Tranche B Maximum Credit at such time or (z) the aggregate principal amount of the US Outstandings exceeds the sum of the Tranche A Maximum Credit and the US Tranche B Available Credit, the applicable Borrower shall forthwith prepay the Swing Line Loans of the applicable Tranche first and then the Revolving Loans of the applicable Tranche then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the applicable aggregate outstanding Swing Line Loans and Revolving Loans, the applicable Borrower shall cash collateralize applicable Letters of Credit in the manner set forth in Section 8.2 in an amount equal to 103% of such excess.

(b) Cash Dominion During a Global Liquidity Event Period. Each Borrower hereby irrevocably waives the right to direct, during a Global Liquidity Event Period, the application of all funds in each Cash Collateral Account and agrees that, subject to the Intercreditor Agreement, the US Administrative Agent or the European Administrative Agent, as the case may be, (i) may or, upon the written direction of the Requisite Lenders at any time during such Global Liquidity Event Period, shall deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and (ii) shall, during a Global Liquidity Event Period, except, as provided in Sections 2.15(g) and (h), apply all payments in respect of any Obligations and all available funds in each Cash Collateral Account on a daily basis as follows: first, to prepay any Protective Advances that may be outstanding, pro rata; second, to repay the outstanding principal amount of the applicable Swing Line Loans until such Swing Line Loans have been repaid in full; third, to repay the outstanding principal balance of the applicable Revolving Loans until such Revolving Loans shall have been repaid in full (other than Contingent Obligations); and then to any other Obligation owing by such Borrower then due and payable. Any such application of funds shall be made (i) from Cash Collateral Accounts of the US Credit Parties first in respect of Obligations of the US Credit Parties under each Tranche ratably in accordance with the then outstanding amounts thereof and second in respect of Obligations of the European Co-Borrowers and (ii) from Cash Collateral Accounts of the Foreign Credit Parties and shall be made solely in respect of Obligations of the European Co-Borrowers. In addition, during and following a Global Liquidity Event Period, the European Administrative Agent shall have the right (i) to require that notice of the security interests created by each applicable Foreign Collateral Document over the Accounts of the European Co-Borrowers be served on each relevant Account Debtor and that, further, the European Administrative Agent shall have the right to require that a notice relating to such security interests is set forth on all relevant invoices (or equivalent) of each European Co-Borrower sent to such Account Debtors and (ii) to exercise any rights it has in relation to any European Co-Borrower’s bank accounts pursuant to the Foreign Collateral Documents to block and/or effect redirection of moneys to new accounts. If (i) following such application, (ii) outside of a Global Liquidity Event Period or (iii) after all Letters of Credit shall have expired or been fully drawn and all Revolving Commitments shall have been terminated, there are no Loans outstanding and no other Obligations that are then due and payable (and, during a Global Liquidity Event Period, cash collateral has been provided in an amount equal to 103% of the Letter of Credit Obligations in the manner required in Section 8.2), then the Applicable Agent shall cause any remaining funds in the Cash Collateral Accounts to be paid at the written direction of the applicable Borrower (or, in the absence of such direction, to the applicable Borrower or another Person lawfully entitled thereto).

(c) Prepayment of Non-US Obligations. Notwithstanding anything in this Section 2.13 to the contrary, funds received from or held by any Foreign Credit Party shall be applied only to the payment of the Non-US Obligations and shall not be applied to the payment of the US Obligations.

2.14 Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.11 shall be applied as specified by the applicable Borrower in the applicable notice of prepayment; provided, in the event such Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first, to repay the applicable outstanding Swing Line Loans of such Borrower to the full extent thereof; and second, to repay the applicable outstanding Revolving Loans of such Borrower to the full extent thereof and any prepayments by a Foreign Credit Party shall be applied only to the payment of the Non-US Obligations and shall not be applied to the payment of the US Obligations.

(b) Application of Prepayments of Loans to Base Rate Loans and Euro Rate Loans. Any prepayment by a Borrower of Loans denominated in Dollars shall be applied first to Base Rate Loans of such Borrower to the full extent thereof before application to Euro Rate Loans of such Borrower, in each case in a manner which minimizes the amount of any payments required to be made by the Parent Borrower pursuant to Section 2.17(d).

2.15 General Provisions Regarding Payments.

(a) All payments by a Borrower of principal, interest, fees and other Obligations shall be made in the currency in which the obligation being paid is denominated in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Applicable Agent not later than 12:00 p.m. (Local Time) on the date due at the Principal Office designated by the Applicable Agent for the account of the Lenders; for purposes of computing interest and fees, funds received by the Applicable Agent after that time on such due date shall be deemed to have been paid by such Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) The Applicable Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Applicable Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Euro Rate Loans, the Applicable Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) The Applicable Agent shall deem any payment by or on behalf of a Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (Local Time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Applicable Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Applicable Agent shall give prompt telephonic notice to such Borrower and each Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a), subject to any applicable grace or cure periods therein. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full (other than Contingent Obligations).

(g) Except for payments and other amounts received by the Applicable Agent and applied in accordance with the provisions of clause (h) below (or required to be applied in accordance with Section 2.14(a)), all payments and any other amounts received by the Applicable Agent from or for the benefit of each Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Tranche A Loans or Tranche B Loans the Applicable Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Applicable Agent has not then been reimbursed by such Lender or such Borrower; second, to pay all other Obligations then due and payable; and third, as such Borrower so designates. Payments in respect of Swing Line Loans received by the Applicable Agent shall be distributed to the applicable Swing Line Lender; payments in respect of Revolving Loans received by the Applicable Agent shall be distributed to each Lender in accordance with such Lender’s Pro Rata Share; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuing Banks as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Pro Rata Shares.

(h) Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, subject to the Intercreditor Agreement, notwithstanding the provisions of Section 2.14(a) and clause (g) above, if an Event of Default shall have occurred and not otherwise been waived, the Applicable Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the applicable Obligations pursuant to Section 8.1, shall, deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and apply all payments in respect of any applicable Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

(i) first, to pay ratably interest on and then principal of any portion of the applicable Revolving Loans that the Applicable Agent may have advanced on behalf of any Lender for which the Applicable Agent has not then been reimbursed by such Lender or the applicable Borrower;

(ii) second, to pay ratably applicable Obligations in respect of any expense reimbursements or indemnities and Facility Cash Management Obligations then due to any Agent;

(iii) third, to pay ratably applicable Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuing Banks;

(iv) fourth, to pay ratably applicable Obligations in respect of any fees then due to the Agents, the Lenders and the Issuing Banks;

(v) fifth, to pay ratably interest then due and payable in respect of the applicable Protective Advances;

(vi) sixth, to pay ratably the principal of the Protective Advances;

(vii) seventh, to pay ratably interest then due and payable in respect of the applicable Loans (other than the Protective Advances) and Reimbursement Obligations;

(viii) eighth, to pay or prepay ratably principal amounts on the applicable Loans (other than the Protective Advances) and Reimbursement Obligations and to provide cash collateral for applicable outstanding Letter of Credit Undrawn Amounts in the manner described in Section 8.2, ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts;

(ix) ninth, to pay ratably amounts due and owing in respect of applicable Cash Management Obligations with respect to which proceeds of Collateral have not been applied in accordance with clause (vi) above and to pay amounts owing in respect of Hedge Agreements, ratably to the obligations owing with respect to such Cash Management Obligations and such amounts owing in respect of such Hedge Agreement; and

(x) tenth, pay ratably all other applicable Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) above, the available funds being applied with respect to any such Obligation in such clause (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation within such clause ratably, based on the proportion of the applicable Agent’s and each Lender’s or Issuing Bank’s interest in the aggregate outstanding Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Lenders shall be allocated first to repay Swing Line Loans until such Swing Line Loans are paid in full and then to repay the Revolving Loans. Notwithstanding anything to the contrary contained herein, proceeds of Collateral of Foreign Credit Parties shall be applied only to the repayment of Non-US Obligations.

2.16 Ratable Sharing. Other than as set forth in Section 2.21 hereof, subject to the Intercreditor Agreement, the Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of setoff or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of: Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (other than payments or reductions received by way of an assignment or participation effected pursuant to Section 10.6) (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Applicable Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the applicable Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.

Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Notwithstanding anything to the contrary contained herein, proceeds of Collateral of Foreign Credit Parties shall be applied only to the repayment of Non-US Obligations.

2.17 Making or Maintaining Euro Rate Loans.

(a) Determination of Interest Rate. The Euro Rate for each Interest Period for Euro Rate Loans shall be determined by the Applicable Agent pursuant to the procedures set forth in the definition of “Euro Rate.” The Applicable Agent’s determination shall be presumed to be correct absent manifest error.

(b) Inability to Determine Applicable Interest Rate. In the event that the Applicable Agent shall have determined (which determination shall be presumptively correct), on any Interest Payment Date with respect to any Euro Rate Loans that, by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Euro Rate,” the Applicable Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Parent Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, converted to or continued as Euro Rate Loans until such time as the US Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which it shall do promptly, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Parent Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.

(c) Illegality or Impracticability of Euro Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be presumptively correct absent manifest error but shall be made only after consultation with the Parent Borrower and the Applicable Agent) that the making, maintaining or continuation of its Euro Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline, order or Governmental Authorization (or would conflict with any such treaty, governmental rule, regulation, guideline, order or Governmental Authorization not having the force of law even though the failure to comply therewith would not be unlawful), in each case, first made after the date hereof or otherwise when compliance becomes required after the date hereof, or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to such Borrower and the Applicable Agent of such determination (which notice the Applicable Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, to convert Loans to, or continue Loans as, Euro Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, provided that such Affected Lender shall promptly withdraw such notice when such circumstances cease to exist, (2) to the extent such determination by the Affected Lender relates to a Euro Rate Loan then being requested by such Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan or, in the case of Tranche B Loans, a UK Overnight Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Euro Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans or, in the case of Tranche B Loans, into UK Overnight Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Euro Rate Loan then being requested by a Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Borrower shall have the option, subject to the provisions of Section 2.17(d), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Applicable Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Applicable Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(c) shall affect the obligation of any Lender other than an Affected Lender to make, maintain or continue Loans as, or to convert Loans to, Euro Rate Loans in accordance with the terms hereof.

(d) Compensation for Breakage or Non-Commencement of Interest Periods. The Parent Borrower shall compensate each applicable Lender, within 30 days of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts, and which shall be presumptively correct absent manifest error), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Euro Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender actually sustains: (i) if for any reason (other than a default by such Lender or such Lender becoming an Affected Lender) a borrowing of any Euro Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Euro Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Euro Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its Euro Rate Loans is not made on any date specified in a notice of prepayment given by such Borrower; or (iv) as a result of the CAM Exchange.

(e) Booking of Euro Rate Loans and Loans to French Borrowers. (i) Any Lender may make, carry or transfer Euro Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender, so long as such Lender would continue to qualify as a French Qualifying Lender and a French Tax qualifying Lender.

(ii) Any Lender may make, carry or transfer Loans to any French Borrower at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.18 Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes. In the event that any Lender (which term, for the avoidance of doubt, shall include each Swing Line Lender and each Issuing Bank for purposes of this Section 2.18(a)) shall reasonably determine (which determination shall be presumptively correct absent manifest error) that any law, treaty or governmental rule, regulation, order or Governmental Authorization, or any change after the Closing Date therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation, order or Governmental Authorization), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any Tax or changes the basis of taxation of payments to such Lender in respect thereof (other than any Excluded Tax or any Non-Excluded Taxes or Other Taxes indemnified under Section 2.19) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Euro Rate Loans that are reflected in the definition of “Euro Rate”); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the applicable Borrower shall within 30 days after receipt of the statement referred to in the next sentence, pay to such Lender such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the applicable Borrower (with a copy to the US Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be presumptively correct absent manifest error. Notwithstanding the foregoing, proceeds of Collateral of Foreign Credit Parties shall be applied only to the repayment of Non-US Obligations.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(b)) shall have reasonably determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 30 days after receipt by the applicable Borrower from such Lender of the statement referred to in the next sentence, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the applicable Borrower (with a copy to the US Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be presumptively correct absent manifest error. Notwithstanding the foregoing, each Foreign Credit Party shall be liable only for such additional amounts to the extent that they relate to the Non-US Obligations.

2.19 Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder or under any other Credit Document to any Lender or Agent shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b) Withholding of Taxes. If any Credit Party or any other applicable withholding agent is required by law to make any deduction or withholding on account of any Non-Excluded Tax or Other Taxes from any sum paid or payable by any Credit Party to any Lender or Agent under any of the Credit Documents: (i) the applicable Credit Party shall notify the Applicable Agent of any such requirement or any change in any such requirement as soon as such Credit Party becomes aware of it; (ii) the applicable

Credit Party or withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Non-Excluded Tax or Other Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable); (iii) the sum payable to such Lender or Agent (as applicable) shall be increased by such Credit Party to the extent necessary to ensure that, after the making of any required deduction or withholding (including any deductions or withholdings attributable to any payments required to be made under this Section 2.19), the Lender or the Agent (as applicable), receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Credit Party making such payments shall deliver to the Applicable Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(c) Status of Lender. Each Lender shall, at such times as are reasonably requested by a Borrower or an Applicable Agent, provide such Borrower and such Applicable Agent with any documentation prescribed by laws or reasonably requested by such Borrower or such Applicable Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Credit Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.19(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the applicable Borrower and the Applicable Agent updated or other appropriate documentation (including any new documentation reasonably requested by such Borrower or such Applicable Agent) or promptly notify such Borrower and such Applicable Agent of its inability to do so.

Without limiting the foregoing:

(1) Each US Lender shall deliver to the Parent Borrower and the US Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Non-US Lender shall deliver to the Parent Borrower and the US Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Parent Borrower or the US Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Internal Revenue Code,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Internal Revenue Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit D (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D) to the extent a Non-US Lender is not the beneficial owner (for example, where the Non-US Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-US Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.19(c) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-US Lender on behalf of such beneficial owner), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Credit Documents.

(3) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Internal Revenue Code if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Parent Borrower and the US Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Parent Borrower or the US Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Parent Borrower or the US Administrative Agent as may be necessary for Parent Borrower and the US Administrative Agent to comply with their obligations under Sections 1471 through 1474 of the Internal Revenue Code and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment.

(4) Each Lender that makes any Loan to an Irish Borrower shall, on or before the date it becomes a party hereto, inform the Irish Borrower whether it is an Irish Qualifying Lender by completing the Irish Lender Tax Certificate (or a substantially similar certificate). Any such Lender shall also promptly notify the Irish Borrower if it subsequently ceases to be an Irish Qualifying Lender or subsequently becomes an Irish Qualifying Lender or if it sells a beneficial interest in the Loan made to an Irish Borrower to a participant who is not an Irish Qualifying Lender.

(5) Each Lender that makes any Loan to a French Borrower shall, on or before the date it becomes a party hereto, inform the French Borrower whether it is a French Tax Qualifying Lender by completing the French Lender Tax Certificate (or a substantially similar certificate). Any such Lender shall also promptly notify the French Borrower if it subsequently ceases to be a French Tax Qualifying Lender or subsequently becomes a French Tax Qualifying Lender or if it sells an interest in the Loan made to a French Borrower to a participant who is not French Tax Qualifying Lender.

Notwithstanding any other provision of this clause (c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(d) In addition to the payments by a Credit Party required by Section 2.19(b), the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(e) The Credit Parties shall, jointly and severally (except as provided in Section 2.19(h) below), indemnify a Lender or Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes (other than those taxes which may not give rise to a gross-up pursuant to Section 2.19(j) or (l)) paid or payable by such Tax Indemnitee on or attributable to any payment under or with respect to any Credit Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 2.19), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(f) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has received additional payments under this Section 2.19, then such Tax Indemnitee shall pay to the relevant Credit Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g) In the event that a Credit Party makes an indemnification payment to a Tax Indemnitee with respect to Non-Excluded Taxes or Other Taxes pursuant to subsection (e) of this Section 2.19 or a Credit Party is required to repay to a Tax Indemnitee an amount in respect of a refund of any Non-Excluded Taxes or Other Taxes previously paid over to such Credit Party pursuant to subsection (f) of this Section 2.19, such Tax Indemnitee shall reasonably cooperate with all reasonable requests of such Credit Party, at the sole expense of such Credit Party, if (i) in the reasonable judgment of the Tax Indemnitee such cooperation shall not subject such Tax Indemnitee, as the case may be, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to such Tax Indemnitee and (ii) based on advice of such Credit Party’s independent accountants or external legal counsel, there is a reasonable basis for such Credit Party to contest with the applicable Governmental Authority the imposition of such Non-Excluded Taxes or Other Taxes or the repayment of such refund. any resulting refund shall be governed by Section 2.19(f). This sub-section shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(h) Notwithstanding anything to the contrary in this Section 2.19, each Foreign Credit Party shall only be liable for any Non-Excluded Taxes and Other Taxes to the extent that such Taxes relate to the Non-US Obligations, (x) each French Borrower shall only be liable for such additional amounts to the extent that they relate to such French Borrower’s Non-US Obligations; (y) each German Borrower shall only be liable for such additional amounts to the extent that they relate to such German Borrower’s Non-US Obligations and (z) each Swiss Borrower shall only be liable for such additional amounts to the extent that they relate to such Swiss Borrower’s Non-US Obligations.

(i) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.19, include each Swing Line Lender and each Issuing Bank.

(j) No Swiss Borrower shall required to make an increased payment to a Lender in respect of Swiss Withholding Tax or interest payable by such Swiss Borrower under Sections 2.19(b) or 2.19(e) or to make an increased interest payment in accordance with Section 2.7(h) if on the date on which the payment falls due:

(i) the relevant Lender has breached its obligations pursuant to Section 10.6(e)(iv) or has acquired any rights pursuant to Section 10.6 against the Borrower from a Lender that has breached its obligations pursuant to Section 10.6(e)(iv) and the Swiss Withholding Tax would not have been imposed but for such breach; or

(ii) in the case of a Lender that was a Swiss Qualifying Bank when it became a lender, the interest payment could have been made to such Lender without deduction of Swiss Withholding Tax if it had remained a Swiss Qualifying Bank, but on that date such Lender has ceased to be a Swiss Qualifying Bank as a result of any reason attributable to such Lender (such as the revocation of a license) but not as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority.

Notwithstanding anything to the contrary set forth herein, this Section 2.19(j) shall not apply to (A) any Tranche A Lender becoming a Tranche B Lender pursuant to Section 8.5 or (B) any Swiss Withholding Tax that would not apply to any Lender but for the consummation of the CAM Exchange under Section 8.5.

(k) Each original Lender who has made a Loan to a Swiss Borrower confirms on the date of this Agreement that it is a Swiss Qualifying Bank and any other Person that shall become a Lender hereto with respect to such Loan pursuant to an Assignment or Participation pursuant to Section 10.6 (but excluding, for the avoidance of doubt, pursuant to the CAM Exchange under Section 8.5) shall be deemed to have confirmed, as of the date of such Assignment or Participation, that it is (i) a Swiss Qualifying Bank or (ii) a single creditor for the purposes of the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

(l) Notwithstanding anything to the contrary in any Credit Document, no Irish Borrower shall be required to make an increased payment to a Lender under this Section 2.19 or any Credit Document for any deduction or withholding of Tax imposed under the laws of Ireland from a payment of interest by any Irish Borrower under a Credit Document if on the date on which the payment falls due the payment could have been made to the relevant Lender without a deduction or withholding of Tax if the Lender was an Irish Qualifying Lender but, on that date, the Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under a Credit Document in (or in the interpretation, administration, or application of) any law or Irish Tax Treaty, or any published practice or concession of any relevant tax authority; provided that this Section 2.19(l) shall not apply to (i) any Tranche A Lender that becomes a Tranche B Lender pursuant to Section 8.5 or (ii) any lender to the extent such Lender’s assignor (if any) was entitled, immediately prior to the assignment to such Lender, to receive additional amounts from a Credit Party with respect to any Irish withholding tax pursuant to Section 2.19.

(m) All amounts set out or expressed hereunder or under the other (f) Credit Documents to be payable to any Secured Party by another party to the agreement hereunder or to the other Credit Documents (a “Party”) which (in whole or in part) constitute the consideration for a supply or supplies for value added tax (“VAT”) purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (g) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any Party under the agreement hereunder or under the Other Credit Documents, that Party shall pay to the Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to such Party.

(n) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Recipient”) under the agreement hereunder or under the other Credit Documents, and any Party other than the Recipient (the “Subject Party”) is required by the terms of the agreement hereunder and the other Credit Documents to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(o) Where the agreement hereunder and any other Credit Document requires any Party to reimburse or indemnify a Secured Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

2.20 Obligation to Mitigate. Each Lender (which term, for the avoidance of doubt, shall include each Swing Line Lender and each Issuing Bank for purposes of this Section 2.20) agrees that, as promptly as practicable after (a) the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive additional amounts under Section 2.17, 2.18 or 2.19, or (b) any amount payable to such Lender by a French Borrower under this Agreement is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Borrower by reason of (i) such Lender being incorporated, domiciled or established in, or acting through an office situated in, a Non-Cooperative Jurisdiction or (ii) such amount being paid to an account opened in the name of or for the benefit of such Lender in a financial institution situated in a Non-Cooperative Jurisdiction (each a “Non-Cooperative Jurisdiction Lender”), it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (x) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (y) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender Non-Cooperative Jurisdiction Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 or take such other measures unless the applicable Borrower agrees to pay all incremental expenses incurred by such Lender as a result of taking such measures as described above. A certificate as to the amount of any such expenses payable by the applicable Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to such Borrower (with a copy to the Applicable Agent) shall be presumptively correct absent manifest error.

2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.10(a)(i);

(b) the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that (i) such Defaulting Lender’s Revolving Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or disbursements under Letters of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c) if any Swing Line Loan is outstanding or Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s Pro Rata Share of any participations in any Letter of Credit Obligations and in any outstanding Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Pro Rata Share of any participations in any Letter of Credit Obligations and in any outstanding Swing Line Loans does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and to the extent that any non-Defaulting Lender’s Revolving Credit Exposure plus its allocated Pro Rata Share of such Defaulting Lender’s participation in any Letter of Credit Obligations and outstanding Swing Line Loans does not exceed such non-Defaulting Lender’s Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent Borrower shall within one Business Day following notice by the US Administrative Agent (x) first, prepay such unreallocated portion of the outstanding Swing Line Loans and (y) second, cash collateralize for the benefit of the applicable Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.13(a) for so long as such Letter of Credit Obligations are outstanding or (z) make other arrangements satisfactory to the Applicable Agent, and to the Issuing Banks and the Swing Lien Lenders, as the case may be, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender; provided that (A) to the extent that cash collateral has previously been provided pursuant to this clause (ii) and, a result of a repayment of Revolving Loans or otherwise, further reallocation of amounts among the Revolving Lenders in accordance with clause (i) above may be made, then, solely to the extent of the amounts so reallocated, the cash collateral requirement pursuant to this clause (ii) will terminate and each applicable Issuing bank and Swing Line Lender will cause any cash collateral posted with respect to their respective Letter of Credit Obligations or Swing Line Loans, as the case may be, to be returned to the applicable Borrower subject to any terms relating to such cash collateral and (B) neither such reallocation nor any payment pursuant hereto will constitute a waiver or release of any claim any Borrower, the Applicable Agent, any Issuing Bank, any Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(iii) if the Parent Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations pursuant to clause (ii) above, the Parent Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(a)(ii) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations during the period such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is cash collateralized;

(iv) if a reallocation of the Letter of Credit Obligations among the non-Defaulting Lender’s is effected pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a)(i) and Section 2.10(a)(ii) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares after giving effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Borrower, any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.10(a)(ii) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations shall be payable to the applicable Issuing Bank until and to the extent that such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is reallocated and/or cash collateralized; and

(d) notwithstanding anything to the contrary set forth herein, so long as such Lender is a Defaulting Lender, no Swing Line Lender under the applicable Tranche shall be required to fund any Swing Line Loan and no Issuing Bank under the applicable Tranche shall be required to issue, amend or increase any Letter of Credit, unless the related exposure and the Defaulting Lender’s then outstanding Pro Rata Share of the Letter of Credit Obligations will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Parent Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

(e) In the event that the Applicable Agent, the Borrowers, each applicable Issuing Bank and each applicable Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Pro Rata Shares of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

2.22 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the applicable Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17 (other than clause (d) thereof), 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect or such Lender shall not have withdrawn such notice, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the applicable Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and remain a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the applicable Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender, Non-Consenting Lender (each, a “Terminated Lender”), the applicable Borrower may, by giving written notice to the US Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6 and each Replacement Lender (or failing which, the Borrowers) shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, the applicable Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(d), 2.18 or 2.19, or otherwise as if it were a prepayment; (3) to the extent an assignment to such Replacement Lender would require the consent of the US Administrative Agent under Section 10.6, such Replacement Lender shall be reasonably acceptable to the US Administrative Agent; and (4) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, the applicable Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, such Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or shall provide cash collateral or backstop letters of credit acceptable to such Issuing Bank in an amount equal to 103% of the applicable Letter of Credit Obligations. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided any rights of such Terminated Lender to indemnification and to expense reimbursement hereunder shall survive as to such Terminated Lender. Each Lender agrees that, if it becomes a Terminated Lender and its rights and claims are assigned hereunder to a Replacement Lender pursuant to this Section 2.22, it shall execute and deliver to the US Administrative Agent an Assignment Agreement to evidence such assignment, together with any Revolving Loan Note (if such Loans are evidenced by a Revolving Loan Note) evidencing the Loans subject to such Assignment Agreement; provided, however, that the failure of any Terminated Lender to execute an Assignment Agreement shall not render such assignment invalid.

2.23 Incremental Facilities.

(a) Parent Borrower may by written notice to the Agents elect to request, prior to the Revolving Commitment Termination Date, an increase to the applicable existing Revolving Commitments (which may be allocated to the Tranche A Revolving Commitments and/or the Tranche B Revolving Commitments as determined by the Parent Borrower) (any such increase, the “New Revolving Commitments” and the loans made pursuant thereto, the “New Revolving Loans”), by an amount (such amount not to be less than $25,000,000 individually (or such lesser amount which shall be approved by the US Administrative Agent) and integral multiples of $1,000,000 in excess of that amount) not in excess of the remainder of (A) $150,000,000 minus (B) the aggregate principal amount of Indebtedness incurred pursuant to Section 6.1(l). Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the applicable Borrower proposes that the New Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Agents; and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Lender”) to whom the applicable Borrower proposes any portion of such New Revolving Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Commitments may elect or decline, in its sole discretion, to provide a New Revolving Commitment. Such New Revolving Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Commitments; (2) the other terms of the New Revolving Commitments (including the Applicable Margin) shall be documented solely as an increase to the Revolving Commitments, with identical terms; (3) the New Revolving Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the applicable Borrower and the US Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.19(c); (4) the applicable Borrower shall make any payments required pursuant to Section 2.17(d) in connection with the New Revolving Commitments; and (5) the applicable Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the US Administrative Agent in connection with any such transaction.

(b) On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders and New Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitment, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each New Revolving Loan shall be deemed, for all purposes, a Revolving Loan and (iii) each New Lender shall become a Lender with respect to the New Revolving Commitment and all matters relating thereto.

(c) The US Administrative Agent shall notify Lenders promptly upon receipt of the applicable Borrower’s notice of each Increased Amount Date and in respect thereof the New Revolving Commitments and the New Lenders and the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(d) At any time on or prior to the Revolving Commitment Termination Date, the Parent Borrower may request an extension of the Revolving Commitments (a “Proposed Extension”) by notice to the US Administrative Agent, the Lenders, the Issuing Banks and the Swing Line Lenders. Each such notice shall specify the proposed extended revolving commitment termination date (the “Extended Termination Date”) and any other terms or conditions with respect to the Proposed Extension. Neither the US Administrative Agent nor any Lender, Issuing Bank or Swing Line Lender shall be obligated in any capacity to provide any such extension of its Revolving Commitments pursuant to any Proposed Extension or enter into any negotiations with respect to any Proposed Extension. Each Lender, Issuing Bank and Swing Line Lender, as applicable, choosing to extend its Revolving Commitment pursuant to a Proposed Extension (each, an “Extending Lender”) and the applicable Borrowers may prepare appropriate documentation necessary to reflect the terms and conditions of the Proposed Extension; provided that (i) no amendments or modifications to any Loan Documents will be permitted prior to the Revolving Commitment Termination Date unless the US Administrative Agent, in its sole discretion, consents to any such amendments or modifications (subject in each case to the requirements of Section 10.5); (ii) amendments or modifications to any Loan document shall be permitted with the consent of the US Administrative

Agent and the Extending Lenders (but solely to the extent such amendments and modifications apply only following the Revolving Commitment Termination Date); and (iii) unless the US Administrative Agent has agreed in its sole discretion to act as the US Administrative Agent for the Extending Lenders following the Revolving Commitment Termination Date, a successor US Administrative Agent shall have been appointed by the Extending Lenders to act as administrative agent commencing on the Revolving Commitment Termination Date.

2.24 Protective Advances.

(a) Subject to the limitations set forth below, the Applicable Agent is authorized (but shall have no obligation to) by the Borrowers and the Lenders, from time to time following the occurrence and during the continuance of a Default or Event of Default, in the Applicable Agent’s Permitted Discretion, to make (or authorize the US Administrative Agent or the European Administrative Agent, as applicable, to make) (i) Loans to the Parent Borrower in Dollars on behalf of the Tranche A Lenders (each such Loan, a “Tranche A Protective Advance”), (ii) Loans to the Parent Borrower in Dollars, Euros, Pounds Sterling or Swiss Francs on behalf of the Tranche B Lenders (each such Loan, a “Tranche B US Protective Advance”) and (iii) Loans to any European Co-Borrower in Dollars, Euros, Pounds Sterling of Swiss Francs on behalf of the Tranche B Lenders (each such Loan, a “European Protective Advance”), which the Applicable Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by any of the Borrowers to the Agents and the Lenders pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.2) and other sums payable under the Credit Documents (any of such Loans are herein referred to as “Protective Advances”); provided that (x) no Protective Advance may remain outstanding for more than 30 days; (y) the aggregate amount of Protective Advances outstanding at any time shall not exceed the Dollar Equivalent of $20,000,000; and (z) no Protective Advance shall be made that would result in the Revolving Credit Exposure of any Lender exceeding such Lender’s Revolving Commitment; provided further that no Protective Advance shall result in a Default due to the Borrowers’ failure to comply with Section 2.1 for so long as such Protective Advance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Protective Advance. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of each applicable Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks) in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances denominated in Dollars shall be Base Rate Borrowings and all Protective Advances denominated in Euros or Pounds Sterling shall be UK Overnight Rate Borrowings. The Applicable Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Tranche A Available Credit or Tranche B Available Credit, as the case may be, and the conditions precedent set forth in Section 3.2 have been satisfied, the Applicable Agent may request the Lenders to make a Revolving Loan, in the currency in which the applicable Protective Advance was denominated, to repay a Protective Advance. At any other time the Applicable Agent may require the Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participations described in Section 2.24(b). It is agreed that the US Administrative Agent or the European Administrative Agent, as applicable, shall endeavor, but without any obligation, to notify the Parent Borrower promptly after the making of any Protective Advance.

(b) Upon the making of a Protective Advance by the Applicable Agent in accordance with the terms hereof, each Tranche A Lender or Tranche B Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Applicable

Agent, without recourse or warranty, an undivided interest and participation in such Tranche A Protective Advance or Tranche B Protective Advance, as applicable, in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Applicable Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Applicable Agent in respect of such Protective Advance.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date. The effectiveness of this Agreement and the obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

(a) Credit Documents. The US Administrative Agent shall have received copies of each Credit Document originally executed and delivered by each applicable Credit Party.

(b) Organizational Documents; Incumbency. The US Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable in each relevant jurisdiction (other than Germany), certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers or directors of such Person executing the Credit Documents to which it is a party (or any other similar document, as applicable under the Laws of the relevant jurisdiction); (iii) resolutions of the Board of Directors or similar governing body of each Credit Party and in the case of a Dutch limited partnership (commanditaire vennootschap) of the meeting of partners, approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its secretary, director or an assistant secretary as being executed and delivered and in full force and effect without modification or amendment or, if not applicable under the Laws of the relevant jurisdiction, in a similar form; (iv) to the extent applicable, a “long-form” good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation (or an Irish Companies Registration Office search showing that the Irish Borrower is designated as “Normal”), each dated a recent date prior to the Closing Date; (v) in the case of a German Borrower and excerpt from the commercial register dated a recent date prior to the Closing Date, along with a copy of the shareholders list; and (vi) in the case of Dutch private companies with limited liability (besloten vennootschap met beperkte aansprakelijkheid) resolutions by the shareholder(s) of each Dutch private company with limited liability approving the resolutions of the Board of Directors referred to under (iii) above and appointing an authorized person to represent the relevant Dutch company in case of a conflict of interest.

(c) Company Material Adverse Effect. Since December 31, 2009, through and including the date hereof, there shall not been any Company Material Adverse Effect.

(d) Consummation of the Merger and Refinancing. The Merger shall have been, or substantially simultaneously with the initial Borrowing hereunder shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the Lenders or the Sole Bookrunner as reasonably determined by the Sole Bookrunner without the prior consent of the Sole Bookrunner (such consent not to be unreasonably withheld, delayed or conditioned). Substantially simultaneously with the initial Borrowing hereunder, the Refinancing shall be consummated and, after giving effect to the Transactions, Holdings and its Subsidiaries shall have no outstanding third-party Indebtedness for borrowed money other than Indebtedness permitted to be incurred hereunder.

(e) Equity Contribution. The Equity Contribution shall have been made and not less than 50.1% of the Equity Contribution shall have been contributed by the Sponsor.

(f) Historical Financial Statements. The Sole Bookrunner shall have received the financial statements described in Sections 5.1(a) and (b) for the three most recently completed Fiscal Years ended at least 90 days prior to the date hereof and for each Fiscal Quarter ending after December 31, 2009 ended at least 45 days prior to the date hereof (other than any Fiscal Quarter ended on December 31).

(g) [Intentionally Omitted].

(h) Personal Property Collateral. Subject to the last paragraph of this Section 3.1, in order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest (subject to the Intercreditor Agreement and, solely with respect to the assets of a Credit Party organized under the laws of Germany, subject to Liens permitted pursuant to Section 6.2(w)) in the ABL Collateral, a valid, perfected Second Priority security interest (subject to the Intercreditor Agreement) in the Fixed Asset Collateral and a valid, perfected First Priority security interest in the Foreign Collateral, the Collateral Agent shall have received:

(i) evidence reasonably satisfactory to the Collateral Agent of the compliance by each Credit Party of its obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, its obligation to authenticate and deliver UCC or equivalent financing statements or the equivalent instrument in any jurisdiction and to execute (as applicable) and deliver originals of securities, instruments and chattel paper and any Intellectual Property Security Agreements);

(ii) (A) copies of recent UCC or equivalent search reports as of a recent date listing all effective financing statements (or equivalent filings, to the extent available in any relevant jurisdiction) that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date (or with respect to which appropriate arrangements for such termination shall have been made) and those in respect of Permitted Liens and (B) UCC termination statements (or similar documents) duly executed or authenticated by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate or discharge any effective UCC financing statements (or equivalent filings) disclosed in such UCC search reports (other than any such financing statements in respect of Permitted Liens); and

(iii) (A) a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property (other than Leasehold Properties which (i) are less than 25,000 square feet and (ii) do not have located therein any Eligible Inventory with a value in excess of $5,000,000) and by the applicable Credit Party, (B) a Bailee’s Letter executed by each Person that is in possession of inventory on behalf of such Credit Party with a value in excess of $5,000,000, (C) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent and (D) stock certificates of each Restricted Subsidiary of a

Credit Party, in each case, for which a security interest can be perfected by delivering such stock certificates together with undated stock powers executed in blank with respect thereto; provided that to the extent the Borrowers or the applicable Guarantor is unable to deliver to the Collateral Agent on the Closing Date, after using commercially reasonable efforts to do so, such Landlord Personal Property Collateral Access Agreements or Bailee’s Letters, such Credit Party shall comply with the requirements of Section 5.17.

(i) Pro Forma Financial Statements. The Sole Bookrunner shall have received a pro forma consolidated balance sheet and related statements of income and cash flows of Holdings and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four Fiscal Quarter period ended at least 45 days prior to the date hereof (or, if the most recently completed fiscal period is the end of a Fiscal Year, ended at least 90 days prior to the date hereof), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such other financial statements), which reflect purchase accounting adjustments (provided that such purchase accounting adjustments may be preliminary in nature and based only on estimates and allocations determined by the Parent Borrower).

(j) Evidence of Insurance. The Collateral Agent shall have received a certificate from each insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as mortgagee/additional insured and loss payee, as applicable, thereunder to the extent required under Section 5.5.

(k) Opinions of Counsel. The Agents and the Lenders shall have received favorable written opinions of (i) Latham & Watkins LLP, counsel for the Credit Parties, substantially in the form of Exhibit F-1, (ii) Robinson, Bradshaw & Hinson, P.A., North Carolina counsel for the Credit Parties, substantially in the form of Exhibit F-2; (iii) Latham & Watkins LLP, French counsel for the Credit Parties, substantially in the form of Exhibit F-3; (iv) Mayer Brown LLP, French and English counsel for the Agents, substantially in the forms of Exhibit F-4A and F-4B, respectively; (v) Baker & McKenzie, German counsel for the Credit Parties, substantially in the form of Exhibit F-5A and Mayer Brown LLP, German counsel for the Agents, substantially in the form of Exhibit F-5B; (vi) Matheson Ormsby Prentice, Irish counsel for the Credit Parties, substantially in the form of Exhibit F-6; (vii) A&L Goodbody, Irish counsel for the Agents, substantially in the form of Exhibit F-7; (viii) Baker & McKenzie Amsterdam N.V., Dutch counsel for the Credit Parties, substantially in the form of Exhibit F-8; (ix) NautaDutilh, Dutch counsel for the Agents, substantially in the form of Exhibit F-9; (x) Homburger AG, Swiss Counsel for the Credit Parties, substantially in the form of Exhibit F-10; (xi) Walder Wyss & Partners Ltd, Swiss counsel to the Agents, substantially in the form of Exhibit F-11 and (xii) Advokatfirman Vinge KB, Swedish counsel to the Agents, substantially in the form of Exhibit F-12, in each case, as to such other matters as the US Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the US Administrative Agent (and each Credit Party hereby instructs each of its counsel to deliver such opinions to the Agents and Lenders).

(l) Fees. Holdings and/or the Borrowers shall have paid to the Lead Arrangers and the Agents the fees payable on the Closing Date referred to in Section 2.10(d).

(m) Solvency Certificate. On the Closing Date, the US Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Parent Borrower demonstrating that after giving effect to the consummation of the Refinancing to be consummated on the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, is Solvent.

(n) Closing Date Certificate. Holdings and Parent Borrower shall have delivered to the US Administrative Agent an original executed Closing Date Certificate.

(o) Specified Representations; Acquisition Agreement Representations. The Specified Representations shall be true and correct in all material respects. The Acquisition Agreement Representations shall be true and correct in all material respects.

(p) Borrowing Base. The US Administrative Agent shall have received a Borrowing Base Certificate with respect to the US Borrowing Base, the Total Shared Borrowing Base, the French Borrowing Base, the German Borrowing Base, the Irish Borrowing Base and the Swiss Borrowing Base, each calculated as of November 30, 2010, which meets the requirements of Section 5.1(m)(i).

(q) Patriot Act Information. Each of the Credit Parties shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Criminal Justice (Money Laundering and Terrorist Financing) Act, 2010.

(r) Inventory Appraisal. The US Administrative Agent shall have received and be satisfied with a field exam and inventory appraisal from an appraiser acceptable to the US Administrative Agent.

(s) Notices. The US Administrative Agent and the Applicable Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

Notwithstanding anything to the contrary set forth herein or in any other Credit Document, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (x) the pledge of Capital Stock of the Parent Borrower and its US Subsidiaries (it being understood that physical stock certificates will only be required to be delivered on the Closing Date to the extent delivered to Holdings by the Parent Borrower pursuant to the terms of the Acquisition Agreement) and (y) the perfection of the security interests in assets with respect to which a lien may be perfected by the filing of a UCC financing statement) after Parent Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the ABL Facility on the Closing Date, but instead shall be required to be delivered within 60 days after the Closing Date (or such later time as the US Administrative Agent may agree in its sole discretion).

3.2 Conditions Precedent to Each Credit Extension After the Closing Date. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(a) the US Administrative Agent and the Applicable Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(b) after making the Credit Extensions requested on such Credit Date, the Tranche A Revolving Credit Outstandings shall not exceed the Tranche A Maximum Credit then in effect and the Tranche B Revolving Credit Outstandings shall not exceed the Tranche B Maximum Credit then in effect;

(c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default; and

(e) on or before the date of issuance of any Letter of Credit, the US Administrative Agent and the Applicable Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each Covenant Party represents and warrants to each Lender and each Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1 Existence, Qualification and Power; Compliance with Laws. Parent Borrower and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents, in each case, to which it is a party, (c) is duly qualified and (to the extent applicable in the relevant jurisdictions) is in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Parent Borrower), (b)(i) (other than with respect to the Parent Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Credit Document, to which such Person is a party, and the consummation of the Transactions, are within such Credit Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 6.2), or require any payment (except for Indebtedness to be repaid on the Closing Date in connection with the Transactions) to be made under (i) any

Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

4.3 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Credit Document, or for the consummation of the Transactions, (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) as required or permitted by the terms thereof, except for (x) filings and registrations necessary to perfect the Liens on the Collateral granted by the Credit Parties or any Restricted Subsidiary in favor of the Secured Parties consisting of UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office, filings in the Irish Companies Registration office, the Companies House (UK), the Irish Patents Office, applicable taxation authorities in the Netherlands and Mortgages, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

4.4 Binding Effect. This Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Agreement and each other Credit Document constitutes a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, examinorship, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

4.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the entities to which they relate as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated financial statements of the Parent Borrower and its consolidated Restricted Subsidiaries most recently delivered pursuant to Section 5.1(a), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters and pro forma periods (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Parent Borrower and its Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) After giving effect to the Transactions, as of the Closing Date, Holdings does not have any material Indebtedness or other liabilities, direct or contingent, other than in connection with the Transactions or Indebtedness otherwise permitted hereunder.

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e) The consolidated pro forma balance sheet of Holdings and its consolidated Restricted Subsidiaries as of September 30, 2010 and the related consolidated pro forma statements of income and cash flows of Holdings and its consolidated Restricted Subsidiaries for the twelve-month period then ended, certified by the chief financial officer or treasurer of the Parent Borrower in his or her capacity as such, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated pro forma financial condition of Holdings and its consolidated Restricted Subsidiaries as at such date and the consolidated pro forma results of operations of Holdings and its consolidated Restricted Subsidiaries for the period ended on such date, in each case on an unaudited Pro Forma Basis giving effect to the Transactions.

4.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Parent Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.7 [Intentionally Omitted].

4.8 Ownership of Property; Liens.

(a) Each Credit Party and each of its Restricted Subsidiaries has good record and indefeasible title in fee simple (or local law equivalent) to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 6.2, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(b) Set forth on Schedule 4.8(b) hereto is a complete and accurate list of all Material Real Estate Assets owned by any Credit Party, as of the Closing Date, showing as of the date hereof the street address (to the extent available), county or other relevant jurisdiction, state and record owner thereof, and whether the real property is to be encumbered by a Mortgage.

(c) Set forth on Schedule 4.8(c) hereto is a complete and accurate list of all or substantially all material leases of real property under which any Credit Party or any of its Restricted Subsidiaries is the lessee as of the date hereof, showing as of the date hereof the street address (to the extent available), county and state or other relevant jurisdiction and lessor and lessee.

(d) Except as set forth in Schedule 4.8(b), Schedule 4.8(c) and 4.8(d), as of the Closing Date there are no other locations where any material tangible personal property of any of the Credit Parties (including inventory) is or may be located (other than vehicles and assets temporarily in transit or sent for repair).

4.9 Environmental Compliance. Except as disclosed in Schedule 4.9:

(a) There are no claims against Holdings, the Parent Borrower or any of its Restricted Subsidiaries alleging potential liability under, or responsibility for violation of, any Environmental Law relating to their respective businesses, operations and properties, and their respective businesses, operations and properties are in compliance with applicable Environmental Laws; in each case, except as could not, or where such failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by any Credit Party or any of its Restricted Subsidiaries is listed or, to the knowledge of the Borrowers, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no and, to the knowledge of the Borrowers, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Credit Party or any of its Restricted Subsidiaries and (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by any Credit Party or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to Environmental Laws; and (iv) there have been no Releases of Hazardous Materials on, at, under or from any property currently or, to the knowledge of the Credit Parties, formerly owned or operated by any Credit Party or any of its Restricted Subsidiaries.

(c) The properties currently owned or operated by any Credit Party or any of its Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require response or other corrective action under, or (iii) could be reasonably expected to give rise to liability under, Environmental Laws, which violations, response or other corrective actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) None of Holdings, the Parent Borrower or any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for such investigation, response or other corrective action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled, or stored at, or transported or arranged for transport to or from, any property or facility currently or, to the knowledge of the Borrowers, formerly owned or operated by Holdings, the Parent Borrower or any of its Restricted Subsidiaries have been disposed of in a manner that would not reasonably be expected to result in a Material Adverse Effect.

4.10 Taxes. Holdings, the Parent Borrower and each of their Restricted Subsidiaries has filed all federal, state, local, foreign and other tax returns and reports required to be filed, and have paid all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except those (a) which are being contested in good faith by appropriate proceedings diligently conducted that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment, deficiency or other claim against Parent Borrower or any of its Restricted Subsidiaries except (i) those being actively contested by Parent Borrower or such Restricted Subsidiary in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.11 ERISA Compliance.

(a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, and (ii) each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto, and to the knowledge of any Credit Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of any Credit Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA) and no violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred and no Credit Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) no Pension Plan has any Unfunded Pension Liability as of the Pension Plan’s most recent valuation date; (iii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof, nor by PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except with respect to each of the foregoing clauses of this Section 4.11(c), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) With respect to each scheme or arrangement related to retirement or pension obligations mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each retirement or pension plan maintained or contributed to by any Credit Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except for any failure that could not reasonably be expected to have a Material Adverse Effect;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles except for any underfunding that could not reasonably be expected to have a Material Adverse Effect; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as could not reasonably be expected to have a Material Adverse Effect.

4.12 Subsidiaries; Equity Interests. As of the Closing Date, each Credit Party has no Restricted Subsidiaries other than those specifically disclosed in Schedule 4.12, and all of the outstanding Equity Interests in such Subsidiaries that are owned by a Credit Party have been validly issued, are fully paid and non-assessable (to the extent such concepts are applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 6.2.

4.13 Margin Regulations; Investment Company Act.

(a) The Parent Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) None of the Parent Borrower, any Person controlling the Parent Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

4.14 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the Transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Credit Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery, it being understood that such projections may vary from actual results and that such variances may be material.

4.15 Compliance with Laws. Each of the Credit Parties and its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.16 Intellectual Property; Licenses, Etc. Each Credit Party and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, as currently conducted, and such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 4.16 is a complete and accurate list of all material registered or applications to register IP Rights owned or exclusively licensed by each Credit Party and its Restricted Subsidiaries as of the Closing Date. The conduct of the business of any Credit Party or any Restricted Subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Parent Borrower, threatened in writing which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.17 Solvency. On the Closing Date, the Credit Parties, together with their Restricted Subsidiaries on a consolidated basis, are Solvent.

4.18 [Intentionally Omitted].

4.19 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans, other than those listed on Schedule 4.19, covering the employees of Holdings, the Parent Borrower or any of its Restricted Subsidiaries as of the Closing Date and, except as could not reasonably be expected to result in a Material Adverse Effect, neither the Parent Borrower nor any Restricted Subsidiary has suffered any strikes, walkouts or work stoppages.

4.20 Perfection, Etc.

(a) The Pledge and Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4.20 and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Pledge and Security Agreement), the Liens created by the Pledge and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral to the extent perfection is required in accordance with the terms of the Pledge and Security Agreement (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or possession or control by the secured party), in each case subject to (i) no Liens other than Liens permitted under the Credit Documents and (ii) the terms of the Intercreditor Agreement.

(b) When each Intellectual Property Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office and financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4.20, the Liens created by such Intellectual Property Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such of the Intellectual Property as consists of Patents and Trademarks (each, as defined in the Pledge and Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Pledge and Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case to the extent perfection is required in accordance with the terms of the Pledge and Security Agreement and in each case subject to no Liens other than Liens permitted under the Credit Documents (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered patents, patent applications and copyrights acquired by the Credit Parties after the Closing Date).

(c) Each Collateral Document (other than Mortgages) delivered pursuant to Sections 5.11, 5.13 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral described therein, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document) and (iii) solely to the extent required by applicable local law, any notices to shareholders, account banks or other third parties have been made, such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral (to the extent intended to be created thereby and required to be perfected under the Credit Documents), in each case subject to no Liens other than the Liens permitted under the Credit Documents.

(d) Each Mortgage delivered pursuant to Sections 5.14 and 5.18 will be in a form that, when duly executed and delivered, will be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable second priority Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Permitted Encumbrances (as defined in each Mortgage), and when such Mortgage is duly executed and delivered and properly filed (together with all other necessary filings, if any, in appropriate form) in the applicable office specified in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.14 and 5.18, such Mortgage shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the Mortgaged Property contemplated thereby and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage or Liens securing any Fixed Asset Facility.

(e) Each Collateral Document not described in clauses (a) through (d) above creates valid security interests in, and Liens on, the Collateral covered thereby, which security interests and Liens are, except to the extent otherwise expressly provided for herein or in the Collateral Documents, perfected security interests and Liens, prior to all other Liens (other than Permitted Liens having priority over the Liens of the Collateral Agent (subject, in the case of the Liens securing the obligations under the Permitted Secured Debt Documents, to the Intercreditor Agreement)).

4.21 PATRIOT Act. To the extent applicable, each of Holdings and its Restricted Subsidiaries and each Unrestricted Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.22 OFAC. No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner that violates Section 2 of such executive order, or (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Revolving Commitment is in effect and until payment in full of all Obligations under the Credit Documents (other than Contingent Obligations, Cash Management Obligations and obligations under Hedge Agreements) and cancellation, expiration, cash collateralization or backstop (on terms and conditions acceptable to the US Administrative Agent) of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Parent Borrower will deliver to the US Administrative Agent (for further distribution to the Lenders):

(a) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the end of the first three Fiscal Quarters following the Closing Date, and thereafter within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Parent Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Parent Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, in reasonable detail. All financial statements of Parent Borrower and its Subsidiaries delivered pursuant to this Section 5.1(a) shall include a Financial Officer Certification and, if provided pursuant to the Senior Notes Agreement, a Narrative Report with respect thereto.

(b) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year (including the Fiscal Year ended December 31, 2010, but with respect to such Fiscal Year, 105 days after the end thereof)), (i) the consolidated balance sheets of Parent Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Parent Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail; and (ii) with respect to such consolidated financial statements a report thereon of the Borrowers’ Accountants (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards). All financial statements of Parent Borrower and its Subsidiaries delivered pursuant to this Section 5.1(b) shall include a Financial Officer Certification and, if provided pursuant to the Senior Notes Agreement, a Narrative Report with respect thereto.

The Parent Borrower will be permitted to satisfy its obligations with respect to financial information relating to the Parent Borrower described in clauses (a) and (b) above by furnishing financial information relating to Holdings; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings and any of its Subsidiaries other than the Parent Borrower and its Subsidiaries, on the one hand, and the information relating to the Parent Borrower, the Guarantor Subsidiaries and the other Restricted Subsidiaries of the Parent Borrower on a standalone basis, on the other hand.

(c) Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate, including, in each case, a calculation of the Fixed Charge Coverage Ratio for each period for which such Compliance Certificate relates, together with a Financial Officer Certification in respect thereof.

(d) Statements of Reconciliation. Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 5.1(a) and Section 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(e) Notice of Default. Promptly upon any Authorized Officer of Parent Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Parent Borrower or any Borrower with respect thereto; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Parent Borrower or any of its Restricted Subsidiaries has taken, is taking and proposes to take with respect thereto.

(f) Notice of Litigation. Promptly upon any Authorized Officer of Parent Borrower obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by a Borrower to the US Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of the Transactions, written notice thereof together with such other information as may be reasonably available to Parent Borrower or such Borrower to enable the US Administrative Agent and its counsel to evaluate such matters.

(g) ERISA. (i) Promptly upon the occurrence of any ERISA Event (or Foreign Benefit Plan Event) that, alone or together with any other ERISA Events (or Foreign Benefit Plan Events) that have occurred, could reasonably be expected to result in liability of the Parent Borrower or its Restricted Subsidiaries in an amount that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action Parent Borrower or any of its Restricted Subsidiaries has taken, are taking or propose to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, the PBGC or a Multiemployer Plan sponsor with respect thereto; and (ii)

with reasonable promptness, upon request by the US Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Parent Borrower or any of its Restricted Subsidiaries with the Internal Revenue Service with respect to each Pension Plan; (2) the most recent actuarial valuation report for each Pension Plan that is sponsored or contributed to by the Borrower or its Restricted Subsidiaries; (3) all notices received by Parent Borrower or its Restricted Subsidiaries from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (4) such other documents or governmental reports or filings relating to any Plan or Foreign Plan as the US Administrative Agent shall reasonably request.

(h) [Intentionally Omitted].

(i) Financial Plan. As soon as practicable and in any event no later than sixty days after the beginning of each Fiscal Year (commencing with the Fiscal Year beginning January 1, 2012), a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Parent Borrower and its Restricted Subsidiaries, for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Parent Borrower and its Restricted Subsidiaries, for each quarter of the upcoming Fiscal Year.

(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form reasonably satisfactory to the US Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Parent Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by Parent Borrower and its Subsidiaries in the immediately succeeding Fiscal Year.

(k) [Intentionally Omitted].

(l) Information Regarding Collateral. Each Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate form or (iii) in any Credit Party’s organizational identification number or local equivalent, if any. Promptly after any such change referred to in the preceding sentence, each Borrower shall make (and shall furnish evidence thereof to the US Administrative Agent) all filings under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated by the Collateral Documents.

(m) Borrowing Base Determination.

(i) (A) Not later than twenty days after (x) January 14, 2011 and (y) the end of each fiscal month commencing with the fiscal month ended February 28, 2011, Parent Borrower shall deliver a consolidating Borrowing Base Certificate with respect to the Global Borrowing Base and setting forth, on an individual basis, the US Borrowing Base, the Irish Borrowing Base, the Total Shared Borrowing Base, each French Borrowing Base, each German Borrowing Base and each Swiss Borrowing Base, together with, in each case, to the extent reasonably available, such supporting information as the US Administrative Agent may from time to time reasonably request in connection therewith as of the end of such fiscal month executed by an Authorized Officer of such Parent Borrower having signature power for Parent Borrower;

(B) During any Global Liquidity Event Period, Parent Borrower shall deliver, not later than three (3) Business Days after the end the last day of each week, additional Borrowing Base Certificates as described in clause (A) above and, to the extent reasonably available, supporting information in connection therewith as of the end of such period (containing available updated figures for Eligible Receivables but not, unless otherwise available, Eligible Inventory) executed by an Authorized Officer of such Borrower;

(ii) Parent Borrower shall promptly notify the US Administrative Agent in writing in the event that at any time Parent Borrower receives or otherwise gains knowledge that (i) any applicable Borrowing Base is less than 70% of the applicable Borrowing Base reflected in the most recent Borrowing Base Certificate delivered pursuant to clause (i) above, (ii) the applicable outstanding Revolving Credit Outstandings exceed the applicable Borrowing Base as a result of a decrease therein, in which case such notice shall also include the amount of such excess, (iii) any Global Liquidity Event Period has begun or (iv) any circumstance has occurred which would affect the Excess Availability amount for the purposes of determining the Applicable Margin or if the Dollar Equivalent of unrestricted Cash and Cash Equivalents held in Control Accounts or Approved Deposit Accounts decreases below $25,000,000.

(n) Other Information. (i) Promptly upon their becoming available, copies of (A) after an IPO or otherwise becoming subject to reporting requirements of the Exchange Act, all financial statements, reports, notices and proxy statements sent or made available generally by Parent Borrower to its security holders acting in such capacity or by any Restricted Subsidiary of Parent Borrower to its security holders other than Parent Borrower or another Restricted Subsidiary of Parent Borrower and, in any case, not otherwise required to be delivered pursuant to this Agreement, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent Borrower or any of its Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any similar governmental or private regulatory authority and, in any case, not otherwise required to be delivered pursuant to this Agreement and (C) to the extent not otherwise delivered to the US Administrative Agent or the Lenders pursuant to this Agreement or the other Credit Documents, copies of all financial statements, reports and notices delivered to the holders of the Senior Notes or any public debt securities or their respective agents, trustees or other representative, as applicable, and (ii) such other reasonably available financial information and Borrowing-Base related data with respect to Parent Borrower or any of its Restricted Subsidiaries as from time to time may be reasonably requested by the US Administrative Agent (for itself or on behalf of the Collateral Agent or any Lender); and

(o) Certification of Public Information. From and after the occurrence of an IPO or at any other time when Holdings or any of its Subsidiaries are subject to the reporting requirements of the Securities Act or the Exchange Act, concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Parent Borrower shall indicate in writing whether such document or notice contains Nonpublic Information. From and after the occurrence of an IPO or at any other time when Holdings or any of its Subsidiaries are subject to the reporting requirements of the Securities Act or the Exchange Act, any document or notice required to be delivered pursuant to this Section 5.1 shall be deemed to contain Nonpublic Information unless Parent Borrower specifies otherwise. Parent Borrower and each Lender acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice which contains Nonpublic Information (or is deemed to contain Nonpublic Information) shall not be posted on that portion of the Platform designated for such public-side Lenders.

5.2 Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect (a) its existence and (b) except to the extent that non-compliance would not reasonably be expected to result in a Material Adverse Effect, all material rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Restricted Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3 Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

5.4 Maintenance of Properties. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Parent Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof.

5.5 Insurance. Parent Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the properties and businesses of Parent Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance (other than worker’s compensation, directors and officers liability or other insurance where such endorsements or additions are not customarily available) shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee/mortgagee thereunder and provides for at least thirty days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Parent Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

5.6 Inspections. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by any Agent, or any agents or representatives thereof, to visit and inspect any of the properties of any Credit Party and any of its respective Restricted Subsidiaries, to (a) inspect, copy and take extracts from its and their financial and accounting records, (b) discuss its and their affairs, finances and accounts with its and their respective officers and directors and (c) to communicate directly (for which communications the officers of the Parent Borrower shall be provided with an opportunity to participate) with any such Person’s certified public accountants (including the Borrowers’ Accountants), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that all such visits and inspections shall be coordinated through the US Administrative Agent and the Parent Borrower shall pay only for costs and expenses of one such inspection or visit per calendar year in the absence of an Event of Default pursuant to Section 8.1(a), (f), or (g). Each Borrower shall authorize and instruct their certified public accountants (including the Parent Borrower’s Accountants) and the certified public accountants of any other Subsidiary of Parent Borrower, if any, to disclose to the Agents or any Lender any and all financial statements and other information of any kind, as any such Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of Parent Borrower, the other Borrowers or any other Restricted Subsidiary of Parent Borrower (for which communications the officers of the Borrower shall be provided with an opportunity to participate).

5.7 [Intentionally Omitted].

5.8 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, ERISA, the PATRIOT Act and tax laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9 Field Examinations; Collateral Appraisals.

(a) Each Borrower shall conduct, or shall cause to be conducted, at its expense and upon request of the US Administrative Agent, and present to the US Administrative Agent for approval, such appraisals, investigations and reviews as the US Administrative Agent shall reasonably request for the purpose of determining the applicable Borrowing Base, all from an appraiser reasonably acceptable to the US Administrative Agent and upon reasonable prior notice and at such times during normal business hours; provided that unless (i) an Event of Default has occurred and is continuing or (ii) any Global Liquidity Event Period has occurred, not more than one field examination and not more than one Collateral appraisal shall be required in each calendar year; provided, however, if on any date of determination the daily average outstanding amount of Revolving Credit Outstandings over the 90 day period prior to such date of determination is greater than 60% of the Revolving Commitments, one additional field examination will be permitted in such calendar year. Each Borrower shall furnish to the US Administrative Agent, for further distribution to the Lenders, any reasonably available information that the US Administrative Agent may reasonably request regarding the determination and calculation of the applicable Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(b) During any Global Liquidity Event Period, the US Administrative Agent may, at the Parent Borrower’s sole cost and expense, make test verifications of the Accounts and physical verifications of the inventory in any manner and through any medium that the US Administrative Agent reasonably considers advisable, and the applicable Borrower shall furnish all such reasonable assistance and reasonably available information as the US Administrative Agent may reasonably require in connection therewith. At any time and from time to time, upon the US Administrative Agent’s reasonable request and at the expense of the Parent Borrower, such Borrower shall, or shall use commercially reasonable efforts to cause independent public accountants or others satisfactory to the US Administrative Agent to, furnish to the US Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless an Event of Default pursuant to Section 8.1(a), (f), or (g) shall be continuing, (x) the US Administrative Agent shall request no more than two such reports from each Borrower during any calendar year and (y) such test verifications shall be conducted in coordination with the applicable Borrower.

5.10 Environmental Matters. Each Credit Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11 Subsidiaries; Additional Borrowers.

(a) Subsidiaries. Upon the formation or acquisition of any new US Subsidiaries by any US Credit Party (provided that each of (i) any redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 5.11), or upon the acquisition of any personal property (other than Excluded Assets) or any Material Real Estate Assets by any US Credit Party, which real or personal property, in the reasonable judgment of the US Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties, then the Parent Borrower shall, in each case at the Parent Borrower’s expense:

(i) in connection with the formation or acquisition of a US Subsidiary, within thirty (30) days after such formation or acquisition or such longer period as the US Administrative Agent may agree, (A) cause each such US Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a Counterpart Agreement, guaranteeing the other Credit Parties’ obligations under the Credit Documents, and (B) (if not already so delivered, and subject to the Intercreditor Agreement) deliver certificates representing the Pledged Equity Interests of each such US Subsidiary (other than any Unrestricted Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt of such US Subsidiary indorsed in blank to the Collateral Agent, together with, if requested by the US Administrative Agent, supplements to the Pledge and Security Agreement or other pledge or security agreements with respect to the pledge of any Equity Interests or Indebtedness; provided that only 65% of voting Equity Interests of any Foreign Subsidiary (or any US Subsidiary described in clause (g) of the definition of Excluded Subsidiary) held by a US Credit Party shall be required to be pledged as Collateral and no such restriction shall apply to non-voting Equity Interests of such Subsidiaries; provided further that, for purposes of this Section 5.11, (1) notwithstanding anything to the contrary in this Agreement, no assets owned by any Foreign Subsidiary other than a Credit Party (including stock owned by such Foreign Subsidiary in a US Subsidiary) shall be required to be pledged as Collateral and (2) pledge and security agreements governed by any non-U.S. jurisdiction shall only be required in respect of the pledge of Equity Interests in Material Foreign Subsidiaries;

(ii) within fifteen (15) days after such formation or acquisition (or such longer period, as the US Administrative Agent may agree), furnish to the US Administrative Agent a description of the real and personal properties of the Credit Parties and their respective Subsidiaries (other than Excluded Subsidiaries) in detail reasonably satisfactory to the US Administrative Agent; provided that any such information provided pursuant to this clause (ii) shall consist solely of information of the type that would be set forth on the schedules to the Perfection Certificate (as defined in the Pledge and Security Agreement);

(iii) within thirty (30) days after such formation or acquisition, or such longer period, as the US Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such US Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the US Administrative Agent Mortgages (and other documentation and instruments referred to in Section 5.18) (with respect to Material Real Estate Assets only), and such supplements to the Pledge and Security Agreement and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Collateral Documents and Mortgages (and Section 5.18)), securing payment of all the Obligations of the applicable Credit Party or such Subsidiary, as the case may be, under the Credit Documents and constituting Liens on all such properties;

(iv) within thirty (30) days after such formation or acquisition, or such longer period, as the US Administrative Agent may agree in its sole discretion, take, and cause such US Subsidiary that is not an Excluded Subsidiary to take, whatever action (including, without limitation, the recording of Mortgages (with respect to Material Real Estate Assets only), life of loan flood hazard determinations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party) the filing of Uniform Commercial Code financing statements, the giving of notices and delivery of stock and membership interest certificates) may be necessary or advisable in the reasonable opinion of the US Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages and Collateral Documents delivered pursuant to this Section 5.11, in each case, to the extent required under the Credit Documents and Collateral Documents, enforceable against all third parties in accordance with their terms;

(v) within thirty (30) days after the request of the US Administrative Agent, or such longer period as the US Administrative Agent may agree, deliver to the US Administrative Agent a signed copy of one or more opinions, addressed to the US Administrative Agent and the other Secured Parties, of counsel for the Credit Parties reasonably acceptable to the US Administrative Agent as to such matters as the US Administrative Agent may reasonably request (limited, in the case of any opinions of local counsel to the Credit Parties in states in which any Mortgaged Property is located, to opinions relating to Material Real Estate Assets valued at $5,000,000 or greater (and any other Mortgaged Properties located in the same state as any such Material Real Estate Assets));

(vi) as promptly as practicable after the request of the US Administrative Agent, deliver to the US Administrative Agent with respect to each Material Real Estate Asset owned in fee by a US Subsidiary that is the subject of such request, title reports in scope, form and substance reasonably satisfactory to the US Administrative Agent, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in the applicable jurisdiction in form and substance, with endorsements and in amounts, reasonably acceptable to the US Administrative Agent (not to exceed the value of the Material Real Estate Assets covered thereby) and, in each case in form and substance reasonably satisfactory to the US Administrative Agent surveys and environmental assessment reports; and

(vii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the US Administrative Agent in its reasonable judgment may deem necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgage and Collateral Documents.

Notwithstanding the foregoing, but subject to clause (b) below, (i) the US Administrative Agent shall not take a security interest in those assets as to which the US Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby, (ii) neither the Parent Borrower nor any of its Subsidiaries shall be required to take any actions in order to perfect the security interests granted to the Collateral Agent for the benefit of the Secured Parties under the law of any jurisdiction outside the United States except as expressly contemplated hereby with respect to the Credit Parties and (iii) any security interest or Lien, and any obligation of any Credit Party, shall be subject to the relevant requirements of the Intercreditor Agreement.

(b) Additional Borrowers. Subject to and conditioned upon compliance with the terms of Section 5.11(a):

(i) Parent Borrower may cause each direct or indirect US Subsidiary (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) and each other US Subsidiary that ceases to constitute an Excluded Subsidiary to execute a Counterpart Agreement, appropriately completed, together with such documents described in Section 5.11(a)(vii), and to become a US Co-Borrower hereunder; and

(ii) Parent Borrower may cause each direct or indirect Foreign Subsidiary organized under the laws of France, Germany, Ireland or Switzerland, formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition), to execute a Counterpart Agreement, appropriately completed, together with such further instruments and documents, and take all such other action as the US Administrative Agent and European Administrative Agent, in their reasonable judgment, may deem necessary or desirable in order to obtain the full benefits of, or in perfecting and preserving the Liens on, the guaranties and Collateral of such Foreign Subsidiary, and to become a European Co-Borrower hereunder.

5.12 [Intentionally Omitted].

5.13 Patent Agreements. Within 30 days after the Closing Date (or such longer period as the US Administrative Agent may agree in its sole discretion), the Collateral Agent shall have received, with respect to Patents, such Intellectual Property Security Agreements and releases of any Liens on Patents, such that the Liens of the Collateral Agent on the Patents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such Patents registered or applied for with the United States Patent and Trademark Office, to the extent perfection is required in accordance with the terms of the Pledge and Security Agreement and in each case subject to no Liens other than Liens permitted under the Credit Documents.

5.14 Further Assurances. At any time or from time to time upon the reasonable request of the US Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the US Administrative Agent, European Administrative Agent or the Collateral Agent may reasonably request in order to fully effectuate the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the US Administrative Agent, European Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the Collateral of Parent Borrower, the Borrowers

and the Guarantor Subsidiaries and by, to the extent constituting Collateral, all of the outstanding Capital Stock of the Borrowers and the other Restricted Subsidiaries (subject to limitations contained in the Credit Documents including, without limitation, with respect to Foreign Subsidiaries).

5.15 Books and Records. Each Credit Party shall keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of Parent Borrower, the Borrowers and each Subsidiary.

5.16 Control Accounts; Approved Deposit Accounts.

(a) Each Credit Party shall (i) deposit in an Approved Deposit Account all cash it receives, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank subject to an effective Deposit Account Control Agreement (or equivalent local law documentation in relation to Deposit Accounts of the European Co-Borrowers); provided, however, that notwithstanding the foregoing, each Credit Party may (x) maintain payroll, disbursement and other fiduciary accounts (and (A) each Credit Party shall use commercially reasonable efforts to ensure that such accounts receive no deposits from Account Debtors in respect of an Account; (B) each Credit Party shall promptly after becoming aware of any deposit in such accounts from Account Debtors in respect of an Account cause such deposit to transferred to an Approved Deposit Account and (C) each Credit Party shall use commercially reasonable efforts to ensure that such accounts shall only receive deposits in amounts reasonably expected to be required to satisfy the payroll, disbursement or other fiduciary obligations to be made from such accounts) and (y) maintain other accounts as long as the aggregate balance for all such Credit Parties in all such other accounts does not exceed the Dollar Equivalent of $7,000,000 at any time (each of the accounts referred to in clauses (x) and (y), an “Excluded Account”); provided further, however, that each of the Credit Parties shall deliver, to the extent not delivered to the US Administrative Agent on the Closing Date (after the use of commercially reasonable efforts), each Deposit Account Control Agreement and each Securities Account Control Agreement on or prior to the date that is 90 days after the Closing Date (or such later date as the US Administrative Agent may agree).

(b) In the case of accounts of European Co-Borrowers set forth on Schedule 5.16(b), on or prior to the date that is 90 days after the Closing Date (or such later date as the European Administrative Agent may agree), each European Co-Borrower shall open new bank accounts in order to segregate payroll and other payables activities from accounts used for the collection of receivables and shall procure that all amounts standing to the credit of each such Borrower’s existing deposit accounts (representing amounts other than Proceeds of Accounts) shall be immediately transferred to such new bank accounts. The Deposit Account Control Agreement in relation to the Deposit Accounts of each Irish Borrower shall serve to establish control over the Deposit Accounts of each such Borrower to the satisfaction of the Collateral Agent for the purposes of perfecting its Liens over such Deposit Accounts. To the extent that suitable Deposit Account Control Agreements cannot be agreed or entered into on or prior to the date that is 90 days after the Closing Date (or such later date as the European Administrative Agent may agree) to the satisfaction of the European Administrative Agent, each relevant Borrower shall as promptly as practicable open a Deposit Account or Deposit Accounts with the Collateral Agent or an Affiliate of the Collateral Agent and shall (i) instruct all of its Account Debtors to direct payments of the Proceeds of their Accounts into such Deposit Account(s) with the European Administrative Agent (or relevant Affiliate), (ii) enter into Liens and charges over the relevant Deposit Account(s) in form and substance satisfactory to the Collateral Agent and (iii) take all other actions (including entering into a Deposit Account Control Agreement) as the Collateral Agent shall deem necessary or advisable in order to create or perfect its Liens over such Deposit Account(s).

(c) Each Credit Party shall, promptly upon the applicable Deposit Account becoming subject to a Deposit Account Control Agreement, (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an Approved Deposit Account (or, to the extent permitted pursuant to clause (a) above, an Excluded Account) immediately upon receipt all Proceeds of such Accounts and General Intangibles received by Parent Borrower, the Borrowers or any of their Restricted Subsidiaries from any other Person.

(d) [Intentionally Omitted].

(e) In the event (i) any Credit Party or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason or (ii) any Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement, each Credit Party shall notify all of its respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(f) In the event (i) any Credit Party or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason or (ii) any Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement, each Credit Party shall notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

(g) The Agents may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine; provided, however, that subject to Section 7.17 any Cash Collateral Account established with respect to the assets of any Foreign Credit Party shall only be applied to satisfy the Foreign Obligations. Each Credit Party agrees that each such Cash Collateral Account shall meet the requirements set forth in the definition of “Cash Collateral Account.” During any Global Liquidity Event Period, the Agents may (or at the request of the Requisite Lenders shall) cause all amounts on deposit in any Approved Deposit Account and/or any Control Account to be transferred to a Cash Collateral Account at the end of each Business Day. If the Agents exercise such right, all amounts on deposit in the Cash Collateral Account be applied on a daily basis by the US Administrative Agent to reduce amounts outstanding under the applicable Revolving Credit Facility; provided that subject to Section 7.17 any amounts in a Cash Collateral Account established with respect to the assets of any Foreign Credit Party shall only be applied to satisfy the Foreign Obligations.

(h) Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Agents shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the US Administrative Agent and, except during the continuance of an Event of Default, the Agents agree with the Credit Parties to issue Entitlement Orders for such investments in Cash Equivalents as requested by the applicable Borrower; provided, however, that the Agents shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of Parent Borrower or any other US Credit Party or Person claiming on behalf of or through Parent Borrower, the Borrowers or any other Credit Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the earlier of (A) termination of all outstanding applicable Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations and (B) the end of the applicable Global Liquidity Event Period. The Applicable Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.15(h).

5.17 Landlord Waivers and Bailee’s Letters.

(a) To the extent not delivered on or prior to the Closing Date, each Credit Party shall use commercially reasonable efforts to deliver, within 90 days after the Closing Date (or such later date as shall be acceptable to the US Administrative Agent in its sole discretion), Landlord Personal Property Collateral Access Agreements and Bailee’s Letters with respect to each premises of a third party at which any Collateral with a value in excess of $5,000,000 is located as of the Closing Date; provided that if such documentation is not obtained with respect to any premises on which Collateral included in a Borrowing Base is located in such time period, the US Administrative Agent shall be permitted to impose a Reserve against such Collateral in an amount equal to three (3) months rent or operating expenses, as applicable, for such premises.

(b) With respect to any premises of a third party at which any Collateral with a value in excess of $5,000,000 is located that was not used or leased by any Credit Party on the Closing Date, each Credit Party shall use commercially reasonable efforts to deliver, within 90 days after the acquisition of such Leasehold Property or other third party location (or such later date as shall be acceptable to the US Administrative Agent in its sole discretion), Landlord Personal Property Collateral Access Agreements and Bailee’s Letters with respect to each such premises; provided that if such documentation is not obtained with respect to any premises on which Collateral included in a Borrowing Base is located, the US Administrative Agent shall be permitted to impose a Reserve against such Collateral in an amount equal to three (3) months rent or operating expenses, as applicable, for such premises.

5.18 Mortgages, Etc.

(a) Within 90 days after the Closing Date (or such longer period as the US Administrative Agent may agree in its sole discretion), the Collateral Agent shall have received:

(i) fully executed counterparts of Mortgages in favor of the Collateral Agent for the benefit of the Secured Parties, duly executed and acknowledged by the applicable Credit Party and any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and any related fixture filings shall cover each Mortgaged Property, together with evidence that counterparts of such Mortgages and UCC Fixture Filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii) a title insurance policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, with endorsements and in an insured amount reasonably satisfactory to the Collateral Agent (the “Mortgage Policy”) and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable second priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances (as defined in each Mortgage), with each such Mortgage Policy to be in form and substance reasonably satisfactory to the Collateral Agent;

(iii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iv) to induce the title company to issue the Mortgage Policies referred to in Section 5.18(a)(ii), such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be reasonably required by the respective title company, together with payment by the Parent Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(v) an ALTA survey or other survey for each Mortgaged Property (and all improvements thereon) in form and substance reasonably acceptable to the Collateral Agent;

(vi) favorable opinions of counsel to the Credit Parties in the states in which the Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent;

(vii) favorable opinions of counsel to the Credit Parties in the states in which the Credit Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Credit Parties in the granting of the Mortgages in form and substance reasonably satisfactory to the Collateral Agent; and

(viii) “Life of Loan” flood hazard determination covering each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party) in form and setting from substance acceptable to the US Administrative Agent, certified to the Collateral Agent in its capacity as such and whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map and certificates of insurance evidencing the insurance required by Section 5.5 in form and substance reasonably satisfactory to the US Administrative Agent.

5.19 Use of Proceeds. The proceeds of the Tranche A Loans made on the Closing Date shall be applied by the Borrowers to finance a portion of the Transactions. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by the Borrowers for working capital and general corporate purposes of Parent Borrower and its Restricted Subsidiaries, including Capital Expenditures, Permitted Acquisitions and other Restricted Payments and Investments permitted hereunder. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

5.20 Financial Assistance. Each Foreign Credit Party shall, if applicable, comply in all respects with applicable legislation governing financial assistance, including Sections 677 to 683 of the UK Companies Act 2006; Section 60 of the Irish Companies Acts 1963 to 2009; and in respect of a Swiss Borrower, the limitation as set forth in Sections 7 and 10.3 of this Agreement.

5.21 Compliance with Swiss Twenty Non-Bank Rule. Each Swiss Borrower is compliant with the Swiss Twenty Non-Bank Rule; provided, however, that it shall not be in breach of this covenant if the number of creditors, which are not Swiss Qualifying Banks, exceeds twenty solely by reason of a breach by one or more Lenders of a confirmation contained in Section 2.19(k) or a failure by one or more Lenders to comply with their obligations in Section 10.6.

SECTION 6. NEGATIVE COVENANTS

Each Covenant Party covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations under the Credit Documents (other than Contingent Obligations, Cash Management Obligations and Obligations under Hedge Agreements) and cancellation, expiration, cash collateralization or backstop (on terms and conditions acceptable to the US Administrative Agent), of all Letters of Credit, such Covenant Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Covenant Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of (i) Parent Borrower owing to any US Subsidiary Credit Party, (ii) any US Subsidiary Credit Party owing to the Parent Borrower or to any other US Subsidiary Credit Party, (iii) any Foreign Credit Party owing to any other Foreign Credit Party; (iv) any Covenant Party owing to any Foreign Subsidiary (other than a Foreign Credit Party); (v) Parent Borrower or any US Subsidiary Credit Party owing to any Foreign Credit Party, (vi) any Restricted Subsidiary owing to any Restricted Subsidiary that is not a Credit Party; (vii) any US Subsidiary other than a US Subsidiary Credit Party owing to any Credit Party, subject to compliance with Section 6.6(f)(iii), (m) or (o); (viii) any Foreign Subsidiary (other than a Foreign Credit Party) owing to any Foreign Credit Party subject to compliance with Section 6.6(f)(iii), (m) or (o) or (viii) any Foreign Subsidiary owing to the Parent Borrower or any US Subsidiary Credit Party subject to compliance with Section 6.6(f)(iii), (m) or (o); provided, (w) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be pledged pursuant to the Pledge and Security Agreement or applicable Collateral Document, (x) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations (other than Contingent Obligations) pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to the US Administrative Agent and (y) any payment by any such Guarantor Subsidiary under any guaranty of the applicable Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the applicable Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c) Indebtedness incurred by Parent Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Parent Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions, other permitted Investments or permitted dispositions of any business, assets or Subsidiary of Parent Borrower or any of its Restricted Subsidiaries;

(d) Indebtedness of Parent Borrower or any of its Restricted Subsidiaries which may be deemed to exist pursuant to any worker’s compensation claims, self-insurance obligations, guaranties, performance, surety, statutory, appeal, custom bonds or similar obligations incurred in the ordinary course of business;

(e) Indebtedness of Parent Borrower or any of its Restricted Subsidiaries in respect of netting services, overdraft protections, employee credit card programs or otherwise in connection with Deposit Accounts or Securities Accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Parent Borrower and its Restricted Subsidiaries;

(g) (i) guaranties by Parent Borrower of Indebtedness or other obligations of a US Subsidiary Credit Party or guaranties by a US Subsidiary Credit Party of Indebtedness or other obligations of Parent Borrower with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; (ii) guaranties by any Foreign Subsidiary (other than a Foreign Credit Party) of Indebtedness or other obligations of any Covenant Party otherwise permitted to be incurred pursuant to this Section 6.1, provided that no Foreign Subsidiary shall guaranty Indebtedness of a US Credit Party unless such Foreign Subsidiary guaranties the US Obligations hereunder; (iii) guaranties by any Foreign Credit Party of Indebtedness or other obligations of any other Credit Party otherwise permitted to be incurred pursuant to this Section 6.1 provided that no Foreign Subsidiary shall guaranty Indebtedness of a US Credit Party unless such Foreign Subsidiary guaranties the US Obligations hereunder; (iv) guaranties by any US Credit Party of Indebtedness or other obligations of any Foreign Credit Party, subject to compliance with Section 6.6(f)(iii), (m) or (o); and (v) guaranties by any Foreign Credit Party of Indebtedness or other obligations of any Foreign Subsidiary (other than a Foreign Credit Party), subject to compliance with Section 6.6(f)(iii), (m) or (o);

(h) Indebtedness existing on the Closing Date and described in Schedule 6.1(h), including any extensions, renewals or replacements of such Indebtedness; provided that (i) the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; (ii) any such extensions, renewals or replacements of such Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced or (B) exceed in a principal amount the Indebtedness and any accrued interest thereon being renewed, extended or refinanced plus any other amounts paid and fees and expenses incurred in connection with such renewal, extension or refinancing;

(i) purchase money Indebtedness and Indebtedness with respect to Capital Leases, in each case, incurred by Parent Borrower or any Restricted Subsidiary to finance the acquisition of fixed assets, and Indebtedness incurred to refund, refinance or replace any such Indebtedness, in an aggregate amount not to exceed as of the date of any incurrence the greater of (x) $75,000,000 and (y) 1.75% of Consolidated Total Assets as of such date; provided that any such Indebtedness shall be secured only by the assets acquired in connection with such acquisition;

(j) (x) Permitted Secured Debt in an aggregate principal amount outstanding pursuant to this clause (j)(x) not to exceed the greater of (A) $1,200,000,000 and (B) the maximum principal amount of Permitted Secured Debt that could be incurred after giving effect to such incurrence of the Consolidated Senior Secured Debt Ratio would be no greater than 2.25 to 1.00 and (y) additional unsecured Indebtedness in an aggregate principal amount outstanding pursuant to this clause (j)(y) not to exceed at any time $1,500,000,000;

(k) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(l) Senior secured or unsecured notes of the Parent Borrower in an aggregate principal amount not to exceed $150,000,000 minus the aggregate amounts of New Revolving Commitments made pursuant to Section 2.23 prior such date of incurrence; provided that (i) such notes, if secured, are secured with a Lien solely on the US Fixed Asset Collateral securing, and on a pari passu basis with, the Permitted Secured Debt and by a Lien ranking junior to the Lien on the US ABL Collateral securing the Obligations; (ii) the holders of such notes, if such notes are secured, are bound by the terms of the Intercreditor Agreement; (iii) such notes, if guaranteed, are only guaranteed by the US Subsidiary Credit Parties; (iv) such notes have a Stated Maturity Date that is at least six months after the Revolving Commitment Termination Date and (v) the terms of such notes do not provide for any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to, at the time of incurrence, the Revolving Commitment Termination Date (other than, in each case, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default);

(m) other Indebtedness of Parent Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed at any time the greater of (x) $215,000,000 and (y) 3.5% of Consolidated Total Assets at the time of such incurrence;

(n) Indebtedness of any Restricted Subsidiary formed under the laws of Germany that is (i) incurred in the ordinary course of business, (ii) owing to account banks or trade counterparties and (iii) is either unsecured or secured by a Lien permitted pursuant to Section 6.2(w);

(o) (A) (i) unsecured Indebtedness of Parent Borrower or any Restricted Subsidiary, including Acquired Debt (collectively, “ Unsecured Ratio Debt”); provided that (x) the Term Loan Fixed Charge Coverage Ratio is no less than 2.00 to 1.00 (calculated both before giving effect to the incurrence of such Ratio Debt and on a Pro Forma Basis), (y) no Event of Default shall have occurred and be continuing or would result therefrom and (z) if such Unsecured Ratio Debt is incurred by a Restricted Subsidiary that is not a US Credit Party, then the Payment Conditions shall be satisfied on a Pro Forma Basis; provided further that any such Unsecured Ratio Debt: (1) if incurred by a US Credit Party, is only guaranteed by the US Subsidiary Credit Parties; (2) has a Stated Maturity Date that is at least six months after the Revolving Commitment Termination Date; and (3) the terms of Unsecured Ratio Debt do not provide for any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to, at the time of incurrence, the Revolving Commitment Termination Date (other than, in each case, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default); and (ii) secured Indebtedness of Parent Borrower or any Restricted Subsidiary, including Acquired Debt (collectively, “Secured Ratio Debt” and, together with Unsecured Ratio Debt, “Ratio Debt”); provided that (x) the Term Loan Fixed Charge Coverage Ratio is no less than 2.00 to 1.00 (calculated both before giving effect to the incurrence of such Ratio Debt and on a Pro Forma Basis), (y) no Event of Default shall have occurred and be continuing or would result therefrom and (z) the Payment Conditions shall be satisfied (on a Pro Forma Basis); provided further that any such Secured Ratio Debt: (1) (i) if incurred by a Foreign Subsidiary, is only secured by a Lien on assets of such Foreign Subsidiary that does not constitute Collateral, (ii) that constitutes purchase money Indebtedness or Indebtedness with respect to Capital Leases, is only secured by the assets acquired with the proceeds of such Indebtedness and (iii) in all other cases, such Secured Ratio Debt is secured with a Lien solely on the US Fixed Asset Collateral securing, and/or on a pari passu basis with, the Permitted Secured Debt and by a Lien ranking junior to the Lien on the US ABL Collateral securing the Obligations (and the holders thereof shall be bound by the terms of the Intercreditor Agreement) and is only guaranteed by the US Subsidiary Credit Parties; (2) other than in the case of purchase money Indebtedness and Indebtedness with respect to Capital Leases, such Secured Ratio Debt has a Stated Maturity Date that is at least six months after the Revolving Commitment Termination Date and (3) other than in the case of purchase money Indebtedness and Indebtedness with respect to Capital Leases, the terms of such Secured Ratio Debt do not provide for any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to, at the time of incurrence, the Revolving Commitment Termination Date (other than, in each case, in the customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default and other mandatory prepayments customarily provided for in syndicated “term loan B” credit facilities); and

(B) Permitted Refinancings of Ratio Debt; provided, however, that such Permitted Refinancings otherwise comply with the second and fourth provisos of Section 6.1(o)(A) applicable to Ratio Debt;

(p) Indebtedness incurred by Parent Borrower or any of its Restricted Subsidiaries to any current, future or former director, officer, consultant or employee of Parent Borrower, Holdings or the direct or indirect parent company of Holdings or any Restricted Subsidiary of Parent Borrower (or any of their Affiliates), or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Capital Stock permitted pursuant to Section 6.4, in an aggregate principal amount at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (p), not to exceed $10,000,000 as of any date of incurrence;

(q) the incurrence by the Parent Borrower or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness incurred by Joint Ventures; provided that the aggregate principal amount of Indebtedness guaranteed pursuant to this clause (q) does not at any one time outstanding exceed $50,000,000;

(r) Indebtedness of any Foreign Subsidiary that is not a Credit Party incurred pursuant to a Qualified Receivables Financing that is not guaranteed by, or otherwise recourse to, a Credit Party; and

(s) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms.

6.2 Liens. No Covenant Party shall, nor shall it permit any of its Restricted Subsidiaries directly or indirectly to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset or its rights or interests therein of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a) Liens in favor of Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document (including for the purpose of securing Cash Management Obligations and Indebtedness in respect of Hedge Agreements);

(b) Liens for Taxes not yet due and delinquent or if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(c) statutory Liens of landlords, banks (and rights of setoff), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions as determined by the US Administrative Agent, if any, as shall be required by GAAP shall have been made for any such contested amounts and provided failure to pay any such amounts could not reasonably result in any material action against the Material Real Estate Assets;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(e) easements, rights-of-way, zoning, restrictions, encroachments, and other minor defects or irregularities in title as normally exist with respect to similar properties, in each case which do not and will not (i) interfere in any material respect with the ordinary conduct of the business of Parent Borrower or any of its Restricted Subsidiaries or (ii) materially impair the value of such property;

(f) any interest or title of a lessor or sublessor under any lease permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Parent Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other intellectual property rights granted by Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Parent Borrower or such Restricted Subsidiary;

(l) Liens described in Schedule 6.2(l) or, solely with respect to any Mortgaged Property, such Liens reflected on a title report, delivered in connection with any Real Estate Asset subject to a Mortgage which are permitted hereunder or otherwise acceptable to the US Administrative Agent;

(m) Liens securing Indebtedness permitted pursuant to Section 6.1(i); provided any such Lien shall encumber only the asset (and proceeds thereof) acquired with the proceeds of such Indebtedness;

(n) Liens on the US Collateral securing (i) Secured Ratio Debt permitted pursuant to Section 6.1(o)(A)(ii) or Permitted Refinancings of Secured Ratio Debt permitted under Section 6.1(o)(B), (ii) Permitted Secured Debt and (iii) Permitted Incremental Alternative Debt; provided that (x) all such Liens on the ABL Collateral permitted by this clause (n) shall be subordinated to the Liens of the Collateral Agent on the ABL Collateral pursuant to the Intercreditor Agreement and (y) all such Liens on the US Collateral permitted by this clause (n) shall be subject to the terms of the Intercreditor Agreement;

(o) Liens on the assets (other than assets constituting Collateral) of a Foreign Subsidiary securing Secured Ratio Debt incurred by such Foreign Subsidiary permitted pursuant to Section 6.1(o)(A)(ii) or Permitted Refinancings of Secured Ratio Debt permitted under Section 6.1(o)(B);

(p) other Liens on assets (other than assets constituting ABL Collateral) securing Indebtedness in an aggregate amount not to exceed at any time outstanding the greater of (i) 2% of Parent Borrower’s Consolidated Total Assets and (ii) $87,500,000;

(q) Liens arising from judgments in circumstances not constituting an Event of Default hereunder;

(r) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof; provided that such inventory and proceeds shall not be included in the US Borrowing Base, Total Shared Borrowing Base, French Borrowing Base, German Borrowing Base or Swiss Borrowing Base;

(s) deposits made in the ordinary course of business to secure liability to insurance carriers;

(t) Liens securing Indebtedness incurred pursuant to Sections 6.1(q) and Liens on receivables of Foreign Subsidiaries that are not Collateral securing Indebtedness incurred pursuant to Section 6.1(r), in each case, to the extent not encumbering any Collateral;

(u) solely with respect to a Swiss Borrower or any Restricted Subsidiary formed under the laws of Switzerland, Liens on or with respect to assets constituting Swiss real property to the extent such Liens cannot be contractually excluded or restricted by reason of Swiss mandatory law;

(v) without prejudice to the obligation under the relevant Dutch Collateral Documents to obtain a waiver or release from the relevant account bank of the security rights obtained in its favour, any Lien in respect of the bank accounts of any Dutch Guarantor arising under the general banking terms and/or standard terms and conditions of an account bank located in The Netherlands, but only to the minimum extent required under those general banking terms or standard terms and conditions; and

(w) solely with respect to any Restricted Subsidiary formed under the laws of Germany, Liens on or with respect to assets of such Restricted Subsidiary in the nature of any pledge (Pfandrecht) arising pursuant to the general terms and condition of account banks located in Germany or pursuant to mandatory German Law and any retention of title arrangement (Eigentumsvorbehalt) or extended retention of title arrangement (verlängerter Eigentumsvorbehalt) arising pursuant to the general terms and conditions of trade counterparties of the relevant Restricted Subsidiary; provided that, in each case, each such Restricted Subsidiary shall use commercially reasonable efforts to obtain a waiver or release from the relevant account bank or trade counterparty, as the case may be.

6.3 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or an Asset Sale conditioned on the repayment of the Obligations or pursuant to a consent provided hereunder, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) customary provisions contained in joint venture agreements and other similar agreements applicable to Joint Ventures (to the extent only affecting the assets of, or the Capital Stock in, each such Joint Venture) and (d) any agreement in effect at the time any Person becomes a Subsidiary (to the extent only affecting the assets of, or the Capital Stock in, each such Person), so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, no Covenant Party nor any of its Restricted Subsidiaries (excluding Restricted Subsidiaries that are not Credit Parties and are not required to become Credit Parties hereunder) shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, that secure the Obligations.

6.4 Restricted Payments. Parent Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment except for:

(a) Restricted Payments (i) by any Restricted Subsidiary to a US Credit Party or (ii) by any Restricted Subsidiary that is not a US Credit Party to any other Restricted Subsidiary in each case, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Parent Borrower and any other Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Capital Stock;

(b) so long as no Default or Event of Default has occurred and is continuing or would therefrom, the purchase, redemption, retirement or other acquisition for value of any Capital Stock of Parent Borrower or Holdings (or any direct or indirect parent company of Holdings) held by any current, future or former director, officer, consultant or employee of Holdings (or any direct or indirect parent company of Holdings), Parent Borrower or any Restricted Subsidiary of Parent Borrower, or their estates or the beneficiaries of such estates (including the payments of dividends and distributions to a parent company thereof to facilitate any such repurchase, redemption, retirement or other acquisition for value), in an amount not to exceed $10,000,000 in any calendar year prior to an IPO (and $20,000,000 in any calendar year following an IPO); provided that Parent Borrower may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of purchases, redemptions, acquisitions or retirements for value permitted to have been but not made in any preceding calendar year up to a maximum of $20,000,000 in any calendar year prior to an IPO (and $30,000,000 in any calendar year following an IPO); provided, further, that such amounts will be increased by (a) the cash proceeds from the sale after the Closing Date of Capital Stock (other than Disqualified Stock) of Holdings (or any direct or indirect parent company of Holdings) to directors, officers, consultants or employees of Holdings (or any direct or indirect parent company of Holdings) or any Restricted Subsidiary of Holdings after the Closing Date and contributed to the common Capital Stock of the Parent Borrower (other than the proceeds of any Specified Cure Investment), plus (b) the cash proceeds of key man life insurance policies received by Parent Borrower or its Restricted Subsidiaries and contributed to Parent Borrower after the Closing Date, in the case of each of clauses (a) and (b), to the extent such net cash proceeds are not otherwise applied to make or increase the amounts available for Restricted Payments or Investments under Section 6.6(o);

(c) Restricted Payments in connection with the purchase of fractional shares of its common stock arising out of stock dividends, splits or combinations or business combinations;

(d) for any taxable period during which the Parent Borrower is a member of a consolidated, combined, unitary or similar tax group of which Holdings (or any direct or indirect parent company of Holdings) is the common parent, Restricted Payments to pay any consolidated, combined, unitary or similar U.S. federal, state or local taxes (as the case may be) imposed directly on Holdings (or any direct or indirect parent company of Holdings) to the extent such taxes are attributable to the income, assets or activities of the Parent Borrower and its Restricted Subsidiaries; provided that, in each case the amount of such payments in respect of any tax year does not exceed the amount that the Parent Borrower and its Restricted Subsidiaries would have been required to pay in respect of such U.S. federal, state or local income taxes (as the case may be) for such year had the Parent Borrower and its Restricted Subsidiaries paid such income taxes as a stand-alone taxpayer (or stand-alone group) (reduced by any such taxes paid directly by the Parent Borrower or any of its Subsidiaries); provided further that any payment of such federal, state or local income taxes attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually received by the Parent Borrower or a Restricted Subsidiary thereof from such Unrestricted Subsidiary for the purposes of paying such taxes within the taxable period;

(e) Restricted Payments to the extent made with the proceeds of equity issuances (other than (x) Disqualified Stock or (y) pursuant to the exercise of a Cure Right) to any direct or indirect shareholder of Parent Borrower and contributed to the Parent Borrower to make or increase the amounts available for Restricted Payments; provided that such proceeds shall not have been applied to make Investments under Section 6.6(o);

(f) other Restricted Payments; provided that the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Restricted Payment;

(g) other Restricted Payments in an aggregate amount not to exceed $5,000,000;

(h) the payment of management fees and related indemnities and expenses pursuant to the Management Agreement;

(i) any Restricted Payments made in connection with the consummation of the Transactions or as contemplated by the Merger Agreement, including any payments or loans made to Holdings (or any direct or indirect parent company of Holdings) or any other direct or indirect parent to enable it to make any such payments, redemption, repayment, payment upon conversion, the satisfaction and discharge or defeasance of the Convertible Notes (and the payment of any obligations on Convertible Notes not so repaid, discharged or defeased), whether on or after the Closing Date; and

(j) the payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent of Holdings, in the amount required for such entity to, if applicable: (i) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of the Parent Borrower to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of

Holdings or any other direct or indirect parent of the Parent Borrower, if applicable, and general corporate operating and overhead expenses of Holdings or any other direct or indirect parent of the Parent Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Parent Borrower and its Subsidiaries and (ii) pay fees and expenses incurred by Holdings or any other direct or indirect parent of Holdings, other than to Affiliates of the Parent Borrower, related to any unsuccessful equity or debt offering of Holdings or such parent of Holdings.

6.5 Restrictions on Subsidiary Distributions. Except as provided herein, no Covenant Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of any Borrower to (a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by Parent Borrower or any other Restricted Subsidiary of Parent Borrower, (b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Parent Borrower or any other Restricted Subsidiary of Parent Borrower, (c) make loans or advances to Parent Borrower or any other Restricted Subsidiary of Parent Borrower, or (d) transfer any of its property or assets to Parent Borrower or any other Restricted Subsidiary of Parent Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(i) (or 6.1(o)(ii) to the extent such Indebtedness incurred thereunder constitutes purchase money Indebtedness or Capital Leases) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) in the Permitted Secured Debt Documents, Secured Ratio Debt Documents or agreements in respect of Permitted Incremental Alternative Debt that will not materially affect the Parent Borrower’s ability to make anticipated principal or interest payment on the Revolving Loans (as determined by the Parent Borrower in good faith), (v) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, (vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (vii) customary provisions in (A) joint venture agreements entered into in the ordinary course of business with respect to the Capital Stock subject to the joint venture and (B) operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements, (viii) other Indebtedness incurred subsequent to the Closing Date pursuant to Section 6.1; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Parent Borrower’s ability to make anticipated principal or interest payment on the Revolving Loans (as determined by the Parent Borrower in good faith), (ix) customary net worth and similar provisions in leases for real property and (x) any encumbrance or restriction on a Foreign Subsidiary that is not a Credit Party effected in connection with a Qualified Receivables Financing; provided that such restrictions apply only to such Foreign Subsidiary and not to any Credit Party. For purposes of determining compliance with this Section 6.5, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Parent Borrower or a Restricted Subsidiary of the Parent Borrower to other Indebtedness incurred by the Parent Borrower or any such Restricted Subsidiary to the extent permitted hereunder shall not be deemed a restriction on the ability to make loans or advances.

6.6 Investments. No Covenant Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents; provided that to the extent such Investments are held by Parent Borrower or a Guarantor Subsidiary, such Investments shall be maintained in an Approved Deposit Account or Control Account to the extent required by Section 5.16;

(b) equity Investments owned as of the Closing Date in any Restricted Subsidiary and other Investments outstanding on the Closing Date, in each case, as described in Schedule 6.6(b) and Investments in connection with the Transactions and as contemplated by the Merger Agreement;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Parent Borrower and its Restricted Subsidiaries;

(d) intercompany loans to the extent permitted under Sections 6.1(b) and 6.1(m);

(e) loans or advances to employees of Parent Borrower or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of Parent Borrower, in an aggregate principal amount of $10,000,000 at any one time outstanding;

(f) other Investments made after the Closing Date (i) by Parent Borrower in any US Subsidiary Credit Party, by any Guarantor Subsidiary in the Parent Borrower, by any US Subsidiary Credit Party in any other US Subsidiary Credit Party, or by any Foreign Credit Party in any other Credit Party; (ii) by any Restricted Subsidiary that is not a Guarantor Subsidiary or a Borrower in Parent Borrower or any other Restricted Subsidiary and (iii) other Investments made after the Closing Date in an aggregate principal amount not exceed, together with the aggregate principal amount of Investments made pursuant to Section 6.6(e) then outstanding and the aggregate consideration paid in respect of Permitted Acquisitions pursuant to clause (iii) of the first proviso to Section 6.8(b) since the Closing Date, $75,000,000 at any one time outstanding;

(g) Investments permitted pursuant to Sections 6.1(f);

(h) Investments in connection with Swap Contracts not prohibited under this Agreement;

(i) extensions of trade credit in the ordinary course of business;

(j) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not created in anticipation of such Person becoming a Subsidiary;

(k) [Intentionally Omitted];

(l) de minimis Investments made in Persons that are newly formed Subsidiaries that will become Guarantor Subsidiaries in connection with the formation thereof;

(m) other Investments, provided that the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Investment;

(n) Investments made in the ordinary course and resulting from pledges and deposits referred to in Section 6.2(d);

(o) Investments (other than Investments in respect of Permitted Acquisitions) to the extent made with the proceeds of equity issuances (other than pursuant to the exercise of a Cure Right) to any shareholder of Parent Borrower and contributed to Parent Borrower; provided that such proceeds shall not have been applied to make Restricted Payments under Section 6.4(d) or (h); and

(p) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

6.7 Financial Covenant.

(a) Fixed Charge Coverage Ratio. At any time when Excess Availability is less than the greater of (A) 12.5% of the Global Borrowing Base and (B) $40,000,000, Parent Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.00 to 1.00.

(b) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred or during which Indebtedness (other than working capital Indebtedness) has been incurred, for purposes of determining compliance with the financial covenant set forth in this Section 6.7, Excess Availability, EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a Pro Forma Basis.

6.8 Fundamental Changes; Acquisitions. No Covenant Party shall, nor shall it permit any of its Restricted Subsidiaries to, consummate any (i) transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or (ii) acquire by purchase or otherwise, the business, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) (i) any US Subsidiary may be merged with or into the Parent Borrower or any other US Subsidiary Credit Party, or, in each case, be liquidated, wound up or dissolved, or in each case, all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Parent Borrower or any other US Subsidiary Credit Party and (ii) any Foreign Subsidiary may amalgamate with or be merged with or into Parent Borrower, any US Subsidiary Credit Party or any Foreign Credit Party, or, in each case, be liquidated, wound up or dissolved, or in each case, all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Parent Borrower, any US Subsidiary Credit Party or any Foreign Credit Party; provided, in the case of such amalgamation or merger, such Borrower or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person;

(b) Permitted Acquisitions, provided that either (i) any Person acquired in such Permitted Acquisition would constitute a US Subsidiary Credit Party in accordance with the terms hereof or the assets so acquired become subject to a Lien granted under a Collateral Document (other than a Foreign Collateral Document); (ii) the Payment Conditions are satisfied on a Pro

Forma Basis or (iii) the consideration (including the value of any incentive, non-compete, consulting or other similar arrangements and other fixed contingent payments) paid by Parent Borrower or any US Subsidiary Credit Party in respect of a Permitted Acquisition of any Persons that, once acquired, would not constitute a US Subsidiary Credit Party, shall not exceed the amount available to be invested in Investments pursuant to Section 6.6(f)(iii); and provided further that the Credit Parties shall have complied with the requirements of Sections 5.11 and 5.18 upon the consummation of such Permitted Acquisition;

(c) any Subsidiary which is not a Guarantor (or required pursuant to this Agreement to become a Guarantor) may be merged into, amalgamated, consolidated with, or otherwise dispose of assets to any other Subsidiary; and

(d) Restricted Payments made in accordance with Section 6.4, Investments made in accordance with Section 6.6 and Asset Sales made in accordance with Section 6.9.

6.9 Asset Sales. During any Global Liquidity Event Period, no Covenant Party shall, nor shall it permit any of its Restricted Subsidiaries to, consummate any Asset Sale, except:

(a) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) are less than 2.5% of the Consolidated Total Assets of the Parent Borrower in any Fiscal Year; provided (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Parent Borrower) and (y) no less than 75% thereof shall be paid in Cash;

(b) disposals of obsolete, worn out or surplus property;

(c) the leasing, occupancy agreements or subleasing of property in the ordinary course of business and which do not materially interfere with the business of Parent Borrower or its Restricted Subsidiaries;

(d) transfers of property subject to condemnation, takings or casualty events;

(e) the sale, issuance or transfer of the Capital Stock of (x) any Subsidiary to the Parent Borrower or any US Subsidiary Credit Party, (y) any Foreign Subsidiary to any Foreign Credit Party or (z) otherwise permitted hereunder;

(f) the transfer for fair value of property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 6.6;

(g) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(h) the disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary;

(i) the sale of cash or Cash Equivalents in the ordinary course of business;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(k) (i) a sale of accounts receivable and related assets (which accounts receivable and related assets are not Collateral) to a Foreign Subsidiary that is not a Credit Party in connection with a Qualified Receivables Financing or in factoring or similar transactions and (ii) the transfer of accounts receivable and related assets (which accounts receivable and related assets are not Collateral) (or a fractional undivided interest therein) by a Foreign Subsidiary that is not a Credit Party in a Qualified Receivables Financing; and

(l) dispositions of property between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to clauses (a) through (k) above.

6.10 Transactions with Affiliates. No Covenant Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Parent Borrower or such Restricted Subsidiaries on terms that are less favorable to Parent Borrower or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a shareholder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Parent Borrower and any Restricted Subsidiary or between Restricted Subsidiaries; (b) reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of Parent Borrower and its Restricted Subsidiaries; (c) compensation arrangements for officers and other employees of Parent Borrower and its Restricted Subsidiaries entered into in the ordinary course of business; (d)(i) management fees and expense reimbursements payable to the Sponsor pursuant to the Management Agreement and (ii) commercially reasonable investment banking and other advisory fees payable to the Sponsor approved by a majority of the Board of Directors of the Parent Borrower in good faith and (e) transactions which are permitted as Investments under Section 6.6 and Restricted Payments permitted under Section 6.4.

6.11 Conduct of Business. From and after the Closing Date, no Covenant Party shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any business other than the businesses engaged in by the Covenant Parties on the Closing Date, and reasonable extensions thereof and businesses reasonably related thereto.

6.12 Amendments or Waivers of Other Documents and Prepayments of Certain Indebtedness. No Covenant Party shall, nor shall it permit any of its Restricted Subsidiaries to:

(a) agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any operative document or agreement governing any Junior Indebtedness except, in each case, (i) to the extent such amendment, restatement, supplement or other modification would not reasonably be expected to materially and adversely affect the interests of the Lenders or (ii) if the Payment Conditions are satisfied on a Pro Forma Basis; provided that no such amendment under this clause (ii) shall result in Junior Indebtedness incurred pursuant to Section 6.1(l) or (o) having a Stated Maturity Date that is less than six months after the Revolving Commitment Termination Date and (2) other than in the case of purchase money Indebtedness and Indebtedness with respect to Capital Leases, having any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to, at the time of such amendment, the Revolving Commitment Termination Date (other than, in each case, in the customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default and other mandatory prepayments customarily provided for in syndicated “term loan B” credit facilities); and

(b) make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease any Junior Indebtedness; provided that (A) Parent Borrower or any Restricted Subsidiary may prepay, redeem, defease or exchange, as applicable, any such Indebtedness using the proceeds from the issuance of other Indebtedness permitted to be Incurred hereunder that would constitute Junior Indebtedness, (B) the Parent Borrower or any Restricted Subsidiary may prepay, defease, redeem or exchange such Indebtedness with the proceeds of equity issuances to any shareholder of Parent Borrower (other than the proceeds of any Specified Cure Investment) and contributed to Parent Borrower, to the extent such proceeds have not been applied to make Restricted Payments under Section 6.4(e) or Investments under Section 6.6(o), (C) the Parent Borrower or any Restricted Subsidiary may refinance, replace or extend any such Indebtedness to the extent otherwise permitted hereunder, (D) the Parent Borrower or any Restricted Subsidiary may convert any such Indebtedness to the Capital Stock of Holdings or any direct or indirect parent of Holdings, (E) the Parent Borrower or any Restricted Subsidiary may prepay, defease, redeem or exchange such Indebtedness to the extent the Payment Conditions are satisfied (on a Pro Forma Basis) and (F) Parent Borrower or any Restricted Subsidiary may prepay, redeem, defease or otherwise discharge the Convertible Notes.

6.13 Fiscal Year. No Covenant Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, in consideration of and to induce the Lenders to make the Loans and the Issuing Banks to issue Letters of Credit,

(a) each US Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Applicable Agent for the ratable benefit of the Secured Parties, jointly and severally with the other US Guarantors, as primary obligor and not merely as surety, the due and punctual payment in full when due of the Obligations; and

(b) each Foreign Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Applicable Agent for the ratable benefit of the Secured Parties, jointly and severally with the other Foreign Guarantors, as primary obligor and not merely as surety, the due and punctual payment in full when due of the Non-US Obligations, in each case, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any other insolvency legislation), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the applicable Borrower, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, or any applicable provisions of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection. This Guaranty constitutes a guaranty of payment and not of collection. Notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, the Foreign Guarantors shall in no way guarantee or otherwise be liable for the Obligations (including by way of indemnity or otherwise) except to the extent that they constitute Foreign Obligations.

7.2 Limitation of Guaranty. Any term or provision of this Section 7 or any other Credit Document to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations for which any Guarantor shall be liable shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Section 7 or any other Credit Document, as it relates to such Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code, Section 286 of the Companies Act 1963 or any applicable provisions of comparable state or other applicable law) (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Guarantor Subsidiary, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor Subsidiary in respect of intercompany Indebtedness to any Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor Subsidiary hereunder) and (b) to the value as assets of such Guarantor Subsidiary (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor Subsidiary pursuant to (i) applicable law, (ii) this Section 7.2(b) or (iii) any other Contractual Obligations providing for an equitable allocation among such Guarantor Subsidiary and other Subsidiaries or Affiliates of any Borrower of Obligations arising under this Section 7.2 or other guaranties of the Obligations of any Borrower by the parties.

7.3 Contribution. To the extent that any Guarantor Subsidiary shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor Subsidiary from the Loans and the other financial accommodations provided to the Borrowers under the Credit Documents and (b) the amount such Guarantor Subsidiary would otherwise have paid if such Guarantor Subsidiary had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the applicable Borrowers) in the same proportion as such Guarantor Subsidiary’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantor Subsidiaries at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantor Subsidiaries for the amount of such excess, pro rata, based on the respective net worth of such other Guarantor Subsidiaries at the date enforcement hereunder is sought.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of its Guaranteed Obligations (other than Contingent Obligations). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Applicable Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any applicable Borrower and any Secured Party with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of each applicable Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any applicable Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any applicable Borrower or any of such other guarantors and whether or not any applicable Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of its Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of its Guaranteed Obligations which have not been paid and without limiting the generality of the foregoing, if any Secured Party is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of its Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of its Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of its Guaranteed Obligations;

(e) any Secured Party, upon such terms as it deems appropriate, without notice or demand to or on any Person and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may, in accordance with the terms of this Agreement and the other Credit Documents, (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of any Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, any Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of any Guaranteed Obligations and take and hold security for the payment hereof or any Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of any Guaranteed Obligations, any other guaranties of any Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or any Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent with the applicable Credit Document, the applicable Cash Management Document or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any applicable Borrower or any security for its Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, any Cash Management Documents or any Hedge Agreements (with respect to a Swiss Borrower, in each case, to the fullest extent permitted by Swiss public policy); and

(f) this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of its Guaranteed Obligations (other than any Contingent Obligations)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, any Cash Management Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to its Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of its Guaranteed Obligations; (ii) any rescission, waiver, amendment, extension or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) hereof, any of the other Credit

Documents, any of the Cash Management Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for its Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Cash Management Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) its Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Cash Management Documents or any of the Hedge Agreements or from the proceeds of any security for its Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than its Guaranteed Obligations) to the payment of Indebtedness other than its Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of its Guaranteed Obligations; (vi) any failure to perfect or continue perfection of, or any failure of priority of, a security interest in any collateral which secures any of its Guaranteed Obligations; (vii) any defenses, setoffs or counterclaims which any applicable Borrower may allege or assert against any Secured Party in respect of its Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of its Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives (with respect to a Swiss Borrower, in each case, to the fullest extent permitted by Swiss public policy), for the benefit of Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against any applicable Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any applicable Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any applicable Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any applicable Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than any Contingent Obligations); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior by such Secured Party which amounts to gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to setoffs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the other Credit Documents, the Cash Management Documents, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any applicable Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until its Guaranteed Obligations (other than Contingent Obligations) shall have been irrevocably paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cash collateralized, backstopped or cancelled (on terms and conditions acceptable to the Applicable Agent), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any applicable Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any applicable Borrower with respect to its Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any applicable Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until its Guaranteed Obligations (other than Contingent Obligations) shall have been irrevocably paid in full and the applicable Revolving Commitments shall have terminated and all applicable Letters of Credit shall have expired or been cash collateralized, backstopped or cancelled (on terms and conditions acceptable to the Applicable Agent), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of its Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.3. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any applicable Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against any applicable Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor (including any Guarantor). If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when its Guaranteed Obligations shall not have been finally and indefeasibly paid in full (other than Contingent Obligations), such amount shall be held in trust for the Applicable Agent on behalf of Secured Parties and shall forthwith be paid over to the Applicable Agent for the benefit of Secured Parties to be credited and applied against its Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to its Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor upon an acceleration or enforcement action after an Event of Default has occurred and is continuing shall be held in trust for the Applicable Agent on behalf of Secured Parties and shall forthwith be paid over to the Applicable Agent for the benefit of Secured Parties to be credited and applied against its Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations of each Guarantor shall have been paid in full (notwithstanding any intermediate settling of account) and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cash collateralized, backstopped or cancelled (on terms and conditions acceptable to the Applicable Agent). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to its Guaranteed Obligations.

7.9 Authority of Guarantors. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of the Borrowers. Any Credit Extension may be made to any applicable Borrower or continued from time to time, and any Cash Management Documents and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower at the time of any such grant or continuation or at the time such Cash Management Document or such Hedge Agreement is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any applicable Borrower. Each Guarantor has adequate means to obtain information from each applicable Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Credit Documents, the Cash Management Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each applicable Borrower and of all circumstances bearing upon the risk of nonpayment of its Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of any applicable Borrower now known or hereafter known by any Secured Party. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Guarantor.

7.11 Default, Remedies. The Guaranteed Obligations of each Guarantor hereunder are independent of and separate from the Obligations of such Guarantor. If any Obligation of any applicable Borrower is not paid when due, or upon any Event of Default hereunder or upon any default by any applicable Borrower as provided in any other Credit Document, Cash Management Document or Hedge Agreement, the Applicable Agent may, at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Obligations of such Borrower then due, without first proceeding against any applicable Borrower or any other guarantor (including the Guarantors) of its Guaranteed Obligations, or against any Collateral under the Credit Documents or joining any applicable Borrower or any other guarantor (including the Guarantors) in any proceeding against any Guarantor. At any time after maturity of the Guaranteed Obligations of a Guarantor, the Applicable Agent may (unless such Guaranteed Obligations have been paid in full (other than Contingent Obligations)), without notice to such Guarantor and regardless of the acceptance of any Collateral for the payment hereof, appropriate and apply toward the payment of such Guaranteed Obligations (a) any indebtedness due or to become due from any Secured Party to such Guarantor and (b) any moneys, credits or other property belonging to such Guarantor at any time held by or coming into the possession of any Secured Party or any of its respective Affiliates.

7.12 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Applicable Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization, examinorship or insolvency case or proceeding of or against any applicable Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, examinorship or arrangement of any applicable Borrower or any other Guarantor or by any defense which any applicable Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or applicable body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any applicable Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Applicable Agent, or allow the claim of the Applicable Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of any Guaranteed Obligations are paid by any applicable Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment or payments are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.13 Waiver of Judicial Bond. To the fullest extent permitted by applicable law, each Guarantor waives the requirement to post any bond that otherwise may be required of any Secured Party in connection with any judicial proceeding to enforce such Secured Party’s rights to payment hereunder, security interest in or other rights to the Collateral or in connection with any other legal or equitable action or proceeding arising out of, in connection with, or related to this Guaranty and the Credit Documents, Cash Management Documents or Hedge Agreements to which it is a party.

7.14 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) or if any Guarantor is designated as an Unrestricted Subsidiary, in each case, in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such sale or other disposition.

7.15 Stay of Acceleration. If acceleration of the time for payment, or the liability of any Borrower to make any payment, of any amount specified to be payable by any Borrower hereunder is stayed, prohibited or otherwise affected upon any bankruptcy, arrangement or liquidation proceeding or other event affecting any Borrower or its payment of its obligations hereunder, all such amounts otherwise subject to acceleration or payment shall nonetheless be deemed for all purposes to be and to have become due and payable by such Borrower and shall be payable by the applicable Guarantors immediately after demand.

7.16 Assignment. Subject to Section 10.6 hereof, the Secured Parties may assign the benefit of this Guaranty to any person and each Guarantor hereby consents to such assignment.

7.17 Limitation of Guaranty under Applicable Laws.

(a) Notwithstanding any other provision of this Section 7, the guarantee, indemnity and other obligations of any Dutch Guarantor expressed to be assumed in this Section 7 shall be deemed not to be assumed by such Dutch Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of Article 2:207c or 2:98c Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Credit Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Dutch Guarantors will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

(b) Without limiting the generality of the foregoing, the obligations of:

(i) any Foreign Guarantor organized under the Laws of France under this Section 7 will not extend beyond a point where they would infringe article L. 225-216 of the French Commercial Code; and

(ii) any Foreign Guarantor organized under the Laws of France ( a “French Guarantor”) shall be limited to a guarantee of:

(1) the Non-US Obligations of such French Guarantor’s Subsidiaries ; and/or

(2) the Non-US Obligations of any other Foreign Credit Party up to an amount equal to the aggregate amounts made available to that French Guarantor and/or that French Guarantor’s Subsidiaries by (x) Lenders under the Tranche B Loans, Tranche B Swing Line Loans and/or Tranche B Letters of Credit and (y) by any Foreign Credit Party by way of intercompany loans, advances and/or shareholder’s accounts (as the case may be) funded from the proceeds of Loans made available under this Agreement (provided, however, that there shall be excluded from this paragraph (y) any amount which is funded from the proceeds of a Loan made available to the French Guarantor and/or the French Guarantor’s Subsidiaries under paragraph (x));

it being specified for the avoidance of doubt that any amount paid by that French Guarantor under Section 7 (Guarantee and Indemnity) shall reduce pro tanto the amounts outstanding under the relevant inter-company loans, advances and/or shareholder’s accounts and/or the outstanding amounts under the relevant Loans.

(c) If and to the extent any Swiss Borrower which is a Guarantor (the “Swiss Guarantor”) is liable under this Agreement or any other Credit Documents for, or with respect to, obligations of any other Borrower (other than the relevant Swiss Guarantor or any of its fully owned direct or indirect Subsidiaries) and that complying with such obligations would constitute a repayment of capital (Einlagerück-gewähr) (including by way of a violation of the legally protected reserves (gesetzlich geschützte Reserven)) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor (in relation to such Swiss Guarantor, the “Restricted Obligations”) the aggregate liability of such Swiss Guarantor for Restricted Obligations, due at any given time, shall be limited to the Swiss Available Amount existing at that time.

“Swiss Available Amount” means the maximum amount of the Swiss Guarantor’s profits and reserves available from time to time for distribution to its shareholder(s) under the then applicable Swiss law, presently being the amount equal to the positive difference between:

(i) the assets of the respective Swiss Guarantor; and

(ii) the aggregate of the respective Swiss Guarantor’s (i) liabilities (other than Restricted Obligations), (ii) registered share capital, and (iii) statutory reserves, including reserves for own shares and revaluations as well as agio (gesetzliche Reserven).

Immediately after having been requested to perform obligations under this Agreement or any Credit Document that are Restricted Obligations, the Swiss Guarantor shall perform any Restricted Obligations which are not affected by the above limitations and shall provide the Agents upon request, as soon as possible, with:

(i) an interim balance sheet audited by the statutory auditors of the Swiss Guarantor;

(ii) the determination by the statutory auditors (if any) of the Swiss Available Amount based on such interim audited balance sheet (such Swiss Available Amount to reflect, as the case may be, the conversion of restricted reserves into distributable reserves);

(iii) a confirmation from the statutory auditors (if any) of the Swiss Guarantor that the Swiss Available Amount complies with the terms of this Section 7.17(c) and with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves;

(iv) approval by a shareholders’ meeting of the Swiss Guarantor of the (resulting) profit distribution; and

(v) shall promptly implement all such other measures necessary or useful to allow the Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations.

This limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Guarantor is required to perform under this Agreement or any Credit Document. Such limitation shall not free the Swiss Guarantor from its obligations in excess of the Swiss Available Amount, but merely postpone the performance date thereof until such times as performance is again permitted notwithstanding such limitation. The limitation in this Section 7.17(c) shall not apply to the extent the Swiss Guarantor guarantees any amounts borrowed under this Agreement or any Credit Document which are lent or on-lent to the Swiss Guarantor or to fully-owned direct or indirect Subsidiaries of the Swiss Guarantor.

If and to the extent required by applicable law (including double taxation treaties and the bilateral agreements between Switzerland and the European Union) in force at the relevant time, any Swiss Guarantor which has Restricted Obligations:

(i) may deduct Swiss Withholding Tax at the rate of 35 percent, or such rate as is in force from time to time from any payment in respect of such Restricted Obligations;

(ii) may pay any such deduction mentioned in paragraph (i) above, to the Swiss federal tax administration;

(iii) shall notify (or procure that the its parent notifies) the Agent that such a deduction has been made and provide the Agent with evidence that such deduction has been paid to the Swiss federal tax administration; and

(iv) shall, to the extent such deduction is made, increase any required payments to the extent necessary to gross-up the Swiss Withholding Tax as far as such increase is permitted under the laws of Switzerland then in force provided that this shall not in any way limit any obligations of any Guarantor (other than that Swiss Guarantor) under this Agreement or any Credit Documents. Each Guarantor shall use its reasonable endeavours to ensure that any other Guarantor which is, as a result of a payment under this Agreement or any Credit Document, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double taxation treaties and the bilateral agreements between Switzerland and the European Union) and (ii) pay to the Agents upon receipt any amount so refunded.

A Swiss Guarantor which has Restricted Obligations shall, and any parent company of such Swiss Guarantor being a party to this Agreement and any Credit Document shall procure that such Swiss Guarantor will, take and cause to be taken all and any action as shall be required by the Agents which may be required as a matter of Swiss law in force at the time to make a payment or perform other obligations under this Agreement or any Credit Document with a minimum of limitations.

(d) Notwithstanding anything to the contrary in this Agreement, the guarantees, obligations, liabilities and undertakings under this Section 7 shall be deemed not to be undertaken or incurred by any Irish Borrower to the extent that the same would:

(i) constitute unlawful financial assistance prohibited by Section 60 of the Companies Act 1963 of Ireland (or any analogous provision of any other applicable law); or

(ii) constitute a breach of Section 31 of the Companies Act 1990 of Ireland (or any analogous provision of any other applicable law).

For the avoidance of doubt, to the extent that such guarantees, obligations, liabilities and undertakings have been validated under Section 60 (2) to (11) of the Companies Act 1963 of Ireland, they shall not constitute unlawful financial assistance under the said Section 60, and, to the extent that they have been validated under Section 34 of the Companies Act 1990 of Ireland, they shall not constitute a breach of the said Section 31.

(e) The parties hereto agree to restrict the enforcement of the guaranty granted by any German Guarantor under this Agreement (the “Guaranty”), any other payment obligation of a German Guarantor pursuant to the Credit Agreement (including but not limited to the Foreign Parallel Debt) and the application of amounts credited to a Cash Collateral Account of a German guarantor pursuant to Section 5.16(g) if and to the extent (i) the relevant enforcement proceeds are applied in satisfaction of any liability of such German Guarantor‘s direct or indirect shareholder(s) or partners (upstream) or any entity affiliated to such shareholder or partner (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any Subsidiary of the German Guarantor) and (ii) such enforcement would cause the amount of the German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) Net Assets, as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) or a violation of sections 30 and 31 Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a “Capital Impairment””) and/or constitute an unlawful payment within the meaning of section 64 sentence 3 of the German Limited Liability Companies Act (GmbHG). For the purposes of the calculation of a Capital Impairment, the following balance sheet items shall be adjusted as follows:

(i) the amount of any increase of the German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) registered share capital effected after the date of this Agreement (or, if at a later point, the accession thereto by the relevant German Guarantor as a Guarantor) that has been effected without prior written consent of the Applicable Agent shall be deducted from the German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) registered share capital;

(ii) loans provided to the German GmbH Guarantor (or, in the case of a German GmbH & Co. KG Guarantor, its general partner) by any member of the group shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law at least into the rank pursuant to Section 39 para 2 of the German Insolvency Code (Insolvenzordnung) and such loans are not shown in the balance sheet as liability of the German Guarantor;

(iii) loans or other contractual financial liabilities incurred in violation of the provisions of the Credit Documents shall be disregarded;

(iv) assets of the German GmbH Guarantor (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) shall be disregarded to the extent profits would be prohibited from distribution pursuant to Section 268 paragraph (8) of the German Commercial Code (Handelsgesetzbuch); and

(v) the costs of any Auditor’s Determination (as defined below) shall be taken into account in calculating the Net Assets.

In a situation where a Capital Impairment would occur in relation to a German GmbH Guarantor (or, in the case of a German GmbH & Co. KG Guarantor, its general partner) after satisfaction (in whole or in part) of the relevant payment demand under this Guaranty or this Credit Agreement or the application of amounts credited to a Cash Collateral Account of a German Guarantor, the German Guarantor shall, upon written request of the Applicable Agent, without undue delay (but no later than eight (8) weeks after occurrence of such situation, unless an extension of such period is granted by the Applicable Agent), to the extent legally permitted, dispose of all assets which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of the German Guarantor with a book value significantly lower than the market value of such assets (each such asset a “Relevant Asset”), unless such disposal would not be commercially justifiable. The relevant German Guarantor shall, within ten (10) Business Days upon receipt of a written request from the Applicable Agent relating to any Relevant Asset which is not being sold pursuant to the preceding sentence, provide the Applicable Agent with reasonably detailed information as to why it considers the sale of such Relevant Asset not to be commercially justifiable. In the latter case, the relevant German Guarantor and the Applicable Agent will liaise with each other and the relevant German Guarantor shall use its best efforts to make further attempts to dispose of such Relevant Asset on more beneficial terms and keep the Applicable Agent informed about its progress on a continuous basis.

The limitation pursuant to this Section 7.17(e) shall apply, subject to the following requirements, if following a demand for payment by the Applicable Agent under this Guaranty or the Credit Agreement or a notification of the intention to apply any amounts credited to a Cash Collateral Account of a German Guarantor pursuant to Section 5.16(g) , the German Guarantor notifies the Applicable Agent (“Management Notification”) within 10 Business Days upon receipt of the relevant demand that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur and providing an estimation of the net proceeds realisation along with the calculations / information on which such estimate is based, or other measures undertaken in accordance with the mitigation provisions set out above). If the Management Notification is contested by the Applicable Agent, the German Guarantor undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any payment under this Guaranty or this Credit Agreement would cause a Capital Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the German Guarantor in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The German Guarantor shall provide the Auditor’s Determination to the Applicable Agent within twenty-five (25) Business Days from the date on which the Applicable Agent contested the Management Notification in writing. The Auditor’s Determination shall be binding on the German Guarantor and the Secured Parties.

Notwithstanding the above, the provisions of this Section 7.17(e) shall not apply:

(i) if the German Guarantor is (i) party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) pursuant to section 30 para 1 sentence 2 of the Limited Liability Company Act (GmbHG), and (ii) it is to be expected (based on information available to the managing directors of the German Guarantor, interpreted by applying the due care of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsmannes)) that the relevant German Guarantor will be able to recover the annual loss (Jahresfehlbetrag) from the relevant dominating entity pursuant to Section 302 of the German Stock Corporation Act (Aktiengesetz) after the Guaranty or other payment obligation under this Credit Agreement has been enforced against the German Guarantor;

(ii) if the German Guarantor has a recourse right (Rückgriffsanspruch) towards its direct or indirect shareholder(s) or partners (upstream) or any entity affiliated to such shareholder or partner (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) which is fully recoverable (werthaltig); or

(iii) to any amounts borrowed under the Credit Documents to the extent the proceeds of such borrowing are on-lent to the German Guarantor or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against the German Guarantor and the repayment of such loans as a result of such on-lending is not prohibited by operation of law.

7.18 Certain Releases. The Guaranty of any Guarantor Subsidiary (other than a Guarantor Subsidiary that is a Borrower) shall be automatically released and such Guarantor Subsidiary shall be released from its obligations hereunder if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement) or is no longer required to be a Guarantor under the terms of the Credit Documents. The Guaranty of the US Obligations of any US Guarantor Subsidiary shall be automatically released and such US Guarantor Subsidiary shall be released from its obligations in respect of such US Obligations if such Person becomes an Excluded Subsidiary described in clause (g) of the definition thereof as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur and be continuing:

(a) Failure to Make Payments When Due. Failure by any Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to an Issuing Bank in reimbursement of any drawing under an applicable Letter of Credit (it being understood that a deemed Revolving Loan made pursuant to Section 2.3(h) shall satisfy such Reimbursement Obligation); or (iii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any of Parent Borrower or any Restricted Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness for borrowed money (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $45,000,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any of Parent Borrower or any Restricted Subsidiary with respect to any other material term of (A) one or more items of Indebtedness for borrowed money in the individual or aggregate principal amounts referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; (iii) an “Event of Default” as defined in the Permitted Secured Debt Documents shall occur; or (iv) any event of default or termination event under any Swap Contract to which Parent Borrower or any Restricted Subsidiary is a party which results in the termination or unwinding of such Swap Contract and the Swap Termination Value owed by such Person in respect of such Swap Contract exceeds $45,000,000 in the aggregate for all such Swap Contracts; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply, or to cause any of its Restricted Subsidiaries to perform or comply, with any term or condition contained in (i) at any time during a Global Liquidity Event Period, Section 5.6 or (ii) at any time, Section 2.5, clause (e) of Section 5.1, Section 5.2(a) (as to the Borrowers only), Section 5.16 or Section 6; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or (pursuant to Section 3.2) deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than Section 5.21 or any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days (or, in the case of Section 5.1(m)(i), ten (10) days) after the earlier of (i) an Authorized Officer of Parent Borrower or the Restricted Subsidiaries becoming aware of such default or (ii) receipt by any Borrower of notice from any Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a judgment, decree or order for relief (including the suspension of payment, a moratorium, a seizure or realization of a security, liquidation, reorganization, winding-up, dissolution, composition, compromise, arrangement or other relief) in respect of any Borrower or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code, or under any other applicable bankruptcy, reorganization, insolvency or similar law now or hereafter in effect, which judgment, decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings, any Borrower or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) under the Bankruptcy Code, the Companies Acts 1963-2009, the German Insolvency Code (Insolvenzordnung) or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a judgment decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, examiner, monitor, sequestrator, trustee, custodian, administrator, compulsory interim manager or other officer having similar powers over any Borrower or such Restricted Subsidiaries, or over all or substantially all of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, monitor or other custodian of Holdings, any such Borrower or any of such Restricted Subsidiaries for all or substantially all of its property; or a warrant of attachment, execution or similar process shall have been issued against substantially all of the property of Holdings, any such Borrower or any of such Restricted Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any Borrower (other than a German Borrower) or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary or any Subsidiary having its centre of main interests in Germany) shall have a judgment or order for relief (including the suspension of payment, a moratorium, a seizure or realization of a security, liquidation, reorganization, winding-up, dissolution, composition, compromise, arrangement or other relief) entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, reorganization, examinorship, insolvency or similar law now or hereafter in effect, or shall consent to the entry of a judgment or order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, monitor, administrator, compulsory interim manager or other custodian for all or a substantial part of its property; or any such Borrower or any of such Restricted Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Borrower (other than a German Borrower) or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary or any Subsidiary having its centre of main interests in Germany) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of any such Borrower or any of such Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or (iii) with respect to any German Borrower or Restricted Subsidiary having its centre of main interests in Germany, such entity is unable to pay its debts as they fall due (Zahlungsunfähigkeit) or is over-indebted (Überschuldung) within the meaning of Sections 17 or 19 of the German Insolvency Code (Insolvenzordnung), or such entity files for the commencement of insolvency proceedings pursuant to Section 18 of the German Insolvency Code (Insolvenzordnung), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, if applicable, for any of the reasons set out in Sections 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung) an order is made or an effective resolution passed for the winding-up of the such entity (except, in any such case, a winding-up or dissolution for the purpose of a reconstruction or amalgamation the terms of which have been previously approved by the Collateral Agent); such entity stops or threatens to stop payment of its debts generally (Zahlungseinstellung) or any competent court takes any of the measures pursuant Section 21 of the German Insolvency Code (Insolvenzordnung) or decides to open an insolvency proceedings pursuant to Section 27 of the German Insolvency Code (Insolvenzordnung) which judgment, measure, decree or order is not stayed or revoked within sixty (60) days.

(h) Judgments and Attachments. Any judgment, writ, order or warrant of attachment or similar process (i) involving, in the case of any monetary judgment or liability, in an aggregate amount in excess of $45,000,000 or (ii) that, in any other case, could reasonably be expected to have a Material Adverse Effect, in each case, to the extent not adequately covered by either (x) insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage or (y) an enforceable indemnity, to the extent that Parent Borrower or the applicable Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim, shall be entered or filed against Parent Borrower or any of their respective Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Employee Benefit Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or (ii) and Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof:

(i) any of the Guaranty of Holdings or any other Guarantor (other than any Guarantor Subsidiary that would constitute an Immaterial Subsidiary) for any reason, other than the satisfaction in full of all applicable Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or Holdings or any such Guarantor shall repudiate its obligations thereunder;

(ii) this Agreement or any Collateral Document that relates to a material portion of the Collateral ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the applicable Obligations in accordance with the terms hereof) or shall be declared null and void, for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control;

(iii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral as required by the Collateral Documents, purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control; or

(iv) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(k) Change of Control. A Change of Control shall occur;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and continuation of any other Event of Default, at the election of the US Administrative Agent or at the request of (or with the consent of) Requisite Lenders, upon notice to the Parent Borrower by the US Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of each Issuing Bank to issue any Letter of Credit shall immediately and automatically terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to 103% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations (other than Contingent Obligations not yet due and payable); provided the foregoing shall not affect in any way the obligations of Lenders under Section 2.2 or Section 2.3; (C) the US Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) the US Administrative Agent shall direct each Borrower to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to the Applicable Agent 103% of such Borrower’s Reimbursement Obligations then outstanding.

8.2 Actions in Respect of Letters of Credit. At any time (i) upon the Revolving Commitment Termination Date or (ii) as may be required by Section 2.13, each applicable Borrower shall pay to the Applicable Agent in immediately available funds at its Principal Office, for deposit in a Cash Collateral Account, (x) in the case of clause (i) above, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 103% of the sum of (A) all applicable outstanding Tranche A Letter of Credit Obligations and (B) all applicable outstanding Tranche B Letter of Credit Obligations and (y) in the case of clause (ii) above, the amount required by Section 2.13. The Applicable Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13 and Section 2.15(h) as shall have become or shall become due and payable by such Borrower to the Issuing Banks or the Lenders in respect of the Letter of Credit Obligations; provided, however, that funds deposited (x) by a French Borrower shall only be applied to the repayment of such French Borrower’s French Obligations; (y) by a German Borrower shall only be applied to the repayment of such German Borrower’s German Obligations and (z) by a Swiss Borrower shall only be applied to the repayment of such Swiss Borrower’s Swiss Obligations. The Applicable Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

8.3 Rescission. If at any time after termination of the Revolving Commitments or acceleration of the maturity of the Loans, each Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.5, then, upon the written consent of the Requisite Lenders and written notice to the applicable Borrower, the termination of the Revolving Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit any Borrower and do not give any Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

8.4 Parent Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.1, in the event that Parent Borrower fails to comply with the requirement of the financial covenant set forth in Section 6.7 (a “Financial Performance Covenant”) with respect to any Fiscal Quarter, after the end of such Fiscal Quarter until the expiration of the tenth day subsequent to the date on which financial statements with respect to the Fiscal Quarter for which the Financial Performance Covenant is being measured are required to be delivered pursuant to Section 5.1, Parent Borrower shall have the right to issue Capital Stock (other than any Disqualified Stock) (the “Cure Right”), and upon the receipt by a Parent Borrower of cash (such amount of cash being referred to as the “Specified Cure Investment”) pursuant to the exercise by Parent Borrower of such Cure Right, such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of determining the existence of a Default or Event of Default under the Financial Performance Covenant with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Specified Cure Investment; and

(ii) if, after giving effect to the foregoing recalculations, Parent Borrower shall then be in compliance with the requirements of the Financial Performance Covenant (including for purposes of Section 3.2), Parent Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date.

(b) Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period there shall be a period of at least two Fiscal Quarters in which no Cure Right is exercised, (ii) such Cure Right shall not be exercised more than four times during the Revolving Commitment Period, (iii) the Specified Cure Investment shall be no greater than the amount required to cause Parent Borrower to be in compliance with such Financial Performance Covenant, (iv) the proceeds of Specified Cure Investments shall be disregarded for purposes of calculating Consolidated Total Debt in any determination of compliance with the Financial Covenant and (v) all Specified Cure Investments shall be disregarded for purposes of determining any ratio-based conditions, covenant “baskets” or the Applicable Margin.

8.5 CAM Exchange.

(a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 8.1, (ii) each Lender shall immediately be deemed to have acquired participations in the Swing Line Loans in an amount equal to such Lender’s Pro Rata share (as in effect immediately prior to the CAM Exchange) of each Swing Line Loan outstanding on such date and shall promptly make payment therefor to the Applicable Agent in accordance with Section 2.2(g), (iii) simultaneously with the automatic conversions pursuant to clause (iv) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.6) be deemed to have exchanged interests in the Loans (other than the Swing Line Loans) and participations in Swing Line Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Borrower in respect of each such Loan and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swing Line Loans), and a participation in every one of the Swing Line Loans and Letters of Credit (including the Obligations of each Borrower in respect of each such Loan), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (iv) simultaneously with the deemed exchange of interests pursuant to clause (iii) above, all outstanding Revolving Loans denominated in Euros, Pounds Sterling or Swiss Francs shall, automatically and with no further action required, be converted into US Dollars, determined using the exchange rate calculated as of the Business Day immediately preceding the CAM Exchange Date, and on and after such date all such Loans shall constitute Loans payable in US Dollars. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Loan or any participation in any Swing Line Loan or Letter of Credit. Each Borrower agrees from time to time to execute and deliver to each Agent all such promissory notes and other instruments and documents as such Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Applicable Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by any Agent pursuant to any Loan Document in respect of the Obligations shall be disrtibuted to the Lenders pro rata in accordance with their respective CAM Percentages, subject to Section 2.21. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to an Agent for distribution to the Lenders in accordance herewith.

SECTION 9. AGENTS

9.1 Appointment of Agents; Authorization.

(a) JPMorgan is hereby appointed US Administrative Agent and Collateral Agent hereunder and under the other Credit Documents; each Lender and each Issuing Bank hereby authorizes JPMorgan to act as the US Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents; and JPMorgan hereby agrees to act as US Administrative Agent and Collateral Agent hereunder and under the other Credit Documents. J.P. Morgan Europe Limited is hereby appointed European Administrative Agent hereunder and under the other Credit Documents; each Lender and each Issuing Bank hereby authorizes J.P. Morgan Europe Limited to act as the European Administrative Agent in accordance with the terms hereof and the other Credit Documents; and J.P. Morgan Europe Limited hereby agrees to act as European Administrative Agent hereunder and under the other Credit Documents. Each Agent hereby agrees to act in its respective capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of Sections 9.1, 9.2, 9.3 (other than the last proviso to Section 9.3(c)), 9.4, 9.5(a) and 9.6 are solely for the benefit of the Agents, the Lenders and the Issuing Banks and no Credit Party or any of their Subsidiaries or Affiliates shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries or Affiliates. None of the Lead Arranger, the Senior Managing Agents nor the Co-Documentation Agents shall have any obligations or duties whatsoever under this Agreement or the other Credit Documents and shall incur no liability hereunder or thereunder in such capacity.

(b) Each Lender and each Issuing Bank hereby acknowledges the appointment of JPMorgan and such of its Affiliates as it may designate to serve in such capacity for purposes of any particular Collateral Document or Collateral as the Collateral Agent, and hereby authorizes the Collateral Agent to take such action as agent on its behalf and to exercise all rights, powers and remedies that the Collateral Agent may have under the Collateral Documents and the Intercreditor Agreement.

9.2 Powers and Duties. Each Lender and each Issuing Bank irrevocably authorizes each Agent to take such action on such Person’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any Issuing Bank; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or any Issuing Bank for the execution, effectiveness, genuineness, legality, validity, enforceability, collectability or sufficiency of, or the attachment, perfection or priority of any lien created or purported to be created under or in connection with this Agreement, or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or the Issuing Banks or by or on behalf of any Credit Party, in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the financial condition of any Credit Party or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, each of the US Administrative Agent and the European Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, Reimbursement Obligations or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders or the Issuing Banks for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. As to any matters not expressly provided for by this Agreement and the other Credit Documents (including enforcement or collection), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuing Bank; provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to personal liability unless such Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement, the Intercreditor Agreement or applicable law. Each Agent agrees to give to each Lender and each Issuing Bank prompt notice of each notice given to it by any Credit Party pursuant to the terms of this Agreement or the other Credit Documents. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including the Register, and shall be entitled to rely and shall be protected in relying on opinions, judgments and advice (in good faith) of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; (ii) none of the Lenders or the Issuing Banks shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5); (iii) the Applicable Agent may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.6; and (iv) no Agent makes any warranty or representation to any Lender or any Issuing Bank in connection with this Agreement or any other Credit Documents.

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of the Agents and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the applicable Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties, the Lenders and the Issuing Banks, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Credit Party, Lender, Issuing Bank, other Agent or any other Person and no Credit Party, Lender, Issuing Bank, other Agent or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent; provided that such appointment shall not relieve the applicable Agent of its express obligations hereunder.

9.4 Agents Entitled to Act as Lenders. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lenders,” “Requisite Lenders” and similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or as one of the Requisite Lenders. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from Holdings, any Borrower or any Subsidiary for services in connection herewith and otherwise without having to account for the same to Lenders, the Issuing Banks or the other Agents.

9.5 Representations, Warranties and Acknowledgment by Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own independent appraisal, without reliance upon any Agent, any other Lender or any other Issuing Bank, of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or the Issuing Banks or to provide any Lender or any Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders or the Issuing Banks.

(b) Each Lender and each Issuing Bank, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Loans on the Closing Date or by the funding of any New Revolving Loans or issuing New Revolving Commitments, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders, the Lenders or the Issuing Banks, as applicable on the Closing Date or as of the date of funding of such New Revolving Loans or New Revolving Commitments.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors, to the extent that such Agent shall not have been reimbursed by any Credit Party (but without limiting such Credit Party’s reimbursement obligations hereunder), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of financial and legal advisors) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or any of its Affiliates, directors, officers, employees, agents and advisors in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. Without limiting the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Credit Documents, to the extent that the Agents are not reimbursed for such expenses by any Borrower or another Credit Party.

9.7 Successor Agents and Swing Line Lender.

(a) Each of the Agents may resign at any time by giving 30 days’ prior written notice thereof to each other Agent, the Lenders and Parent Borrower; provided that in the event the Liens securing any Obligations would become unperfected as a result of the resignation of such Agent, such Agent shall retain, for the account of the applicable Borrower and at the cost and expense of the applicable Borrower, an independent collateral agent for purposes of perfecting such Liens prior to such resignation becoming effective.

(i) Upon any such notice of resignation, the Requisite Lenders shall have the right, with, absent an Event of Default under Section 8.1(a), (f) or (g), the consent of Parent Borrower (such consent not to be unreasonably withheld or delayed), upon 5 Business Days’ notice to Parent Borrower, to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint an applicable successor Agent selected from among the Lenders with, absent an Event of Default under Section 8.1(a), (f) or (g), the consent of Parent Borrower (such consent not to be unreasonably withheld or delayed).

(ii) Upon the acceptance of any appointment as US Administrative Agent, European Administrative Agent or Collateral Agent, as the case maybe, hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall promptly (A) in the case of the US Administrative Agent, (I) transfer to such successor US Administrative Agent all sums held by it under the Credit Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor US Administrative Agent under the Credit Documents and (II) take such other actions, as may be necessary or appropriate in connection therewith, whereupon such retiring US Administrative Agent shall be discharged from its duties and obligations hereunder, (B) in the case of the European Administrative Agent, (I) transfer to such successor European Administrative Agent all sums held by it under the Credit Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor European Administrative Agent under the Credit Documents and (II) take such other actions, as may be necessary or appropriate in connection therewith, whereupon such retiring European Administrative Agent shall be discharged from its duties and obligations hereunder and (C) in the case of the Collateral Agent, (I) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents and (II) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder.

(iii) After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent hereunder. Any successor US Administrative Agent, European Administrative Agent or Collateral Agent, as the case may be, appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor US Administrative Agent, European Administrative Agent or Collateral Agent, respectively, for all purposes hereunder.

(iv) Any resignation by (i) JPMorgan or its successor as US Administrative Agent pursuant to this Section shall also constitute the resignation by JPMorgan or its successor as Tranche A Swing Line Lender, and any successor US Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Tranche A Swing Line Lender for all purposes hereunder and (ii) J.P. Morgan Europe Limited or its successor as European Administrative Agent pursuant to this Section shall also constitute the resignation by J.P. Morgan Europe Limited or its successor as Tranche B Swing Line Lender, and any successor European Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Tranche B Swing Line Lender for all purposes hereunder. In such event (A) each applicable Borrower shall prepay any outstanding Swing Line Loans made by the retiring US Administrative Agent or European Administrative Agent and its Affiliates in their capacity as Swing Line Lender, (B) upon such prepayment, the retiring US Administrative Agent or European Administrative Agent and each Swing Line Lender shall surrender any Swing Line Note held by it to the applicable Borrower for cancellation, and (C) each applicable Borrower shall issue, if so requested by the successor US Administrative Agent or European Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor US Administrative Agent or European Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.

(b) Unless otherwise agreed in writing by the US Administrative Agent, the European Administrative Agent, any Issuing Bank or Swing Line Lender, on the Revolving Commitment Termination Date, the obligations under the Credit Documents of the US Administrative Agent, the European Administrative Agent, each Issuing Bank and each Swing Line Lender shall terminate, notwithstanding an election of any Lender to extend the Revolving Commitment Termination Date pursuant to Section 2.23(d).

9.8 Collateral Documents and Guaranty.

(a) Agents Under Collateral Documents and Guaranty.

(i) Each Lender and each Issuing Bank hereby further authorizes the US Administrative Agent, the European Administrative Agent and the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. The Collateral Agent shall hold all securities under a Swiss Collateral Document governed by Swiss law that is accessory in nature (akzessorisch) for itself and on behalf of each Lender as a direct representative (direkter Stellvertreter) and all securities under a Swiss Collateral Document that is non-accessory in nature (nicht akzessorisch) as an agent for the benefit of the Lender (Halten unter einem Treuhandverhältnis). For the purpose of the French Collateral Documents governed by French law, J.P. Morgan Europe Limited is hereby appointed as Collateral Agent to create, register, manage and enforce any Liens on Collateral granted by the French Collateral Documents in accordance with Article 2328-1 of the French Civil Code and/or, as the case may be, to execute any French Collateral Document on behalf of the Lenders.

(ii) Each Lender and each Issuing Bank agrees that any action taken by the US Administrative Agent, the European Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Credit Documents, and the exercise by the US Administrative Agent, the European Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion)

of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the Issuing Banks. Without limiting the generality of the foregoing, the US Administrative Agent and the European Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with the Revolving Credit Facility.

(iii) Each Lender and each Issuing Bank agrees that any action taken by the Collateral Agent in accordance with the provisions of this Agreement or of the other Credit Documents, and the exercise by the Collateral Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, the Issuing Banks and the other Secured Parties. Without limiting the generality of the foregoing, each Lender and each Issuing Bank agrees that the Collateral Agent shall have the sole and exclusive right and authority to (A) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with the Collateral and with the Collateral Documents, (B) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by Holdings, any Borrower or any of the Subsidiaries, (C) act as collateral agent for the Lenders, the Issuing Banks and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs the US Administrative Agent, the European Administrative Agent, each Lender and each Issuing Bank to act as collateral sub-agent for the Agents, the Lenders, the Issuing Banks and the other Secured Parties for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Credit Party with, and cash and Cash Equivalents held by, an Agent, such Lender or such Issuing Bank, (D) manage, supervise and otherwise deal with the Collateral, (E) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents, and (F) except as may be otherwise specifically restricted by the terms hereof or of any other Credit Document (including the Intercreditor Agreement), upon receipt of instructions from the US Administrative Agent or the European Administrative Agent, exercise all remedies given to any Agent, the Lenders, the Issuing Banks and the other Secured Parties with respect to the Collateral under the Credit Documents relating thereto, applicable law or otherwise.

(b) Certain Releases. Subject to the Intercreditor Agreement, each of the Lenders and the Issuing Banks hereby:

(i) consents to the release and hereby directs, in accordance with the terms hereof, the Collateral Agent to release any Lien held by the Collateral Agent for the benefit of the Lenders and the Issuing Banks against any of the following:

(A) all of the Collateral and all Credit Parties, upon termination of the Revolving Commitments and payment and satisfaction in full in cash of all Loans, all Reimbursement Obligations and all other Obligations (other than Contingent Obligations, Cash Management Obligations and obligations under Hedge Agreements) that the US Administrative Agent or the European Administrative Agent, as applicable, has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the US Administrative Agent or the European Administrative Agent, as applicable, and the applicable Issuing Banks);

(B) any assets that are not ABL Collateral that are subject to a Lien permitted by Section 6.2(m) or securing purchase money Indebtedness or any Indebtedness with respect to Capital Leases that is incurred pursuant to Section 6.1(o) and subject to a Lien permitted by Section 6.2(p), in each case to the extent the terms of any purchase money Indebtedness or any Indebtedness with respect to Capital Leases do not permit a Lien on such acquired assets to secure the Obligations and to the extent such assets are not subject to a Lien in favor of the Fixed Asset Facility Collateral Agent for the benefit of the holders of the Fixed Asset Facility; and

(C) any part of the Collateral sold or disposed of by a Credit Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement);

(ii) directs, in accordance with the terms hereof, the US Administrative Agent or the European Administrative Agent, at its option and in its discretion, to release (x) any Guarantor Subsidiary from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement) or is no longer required to be a Guarantor under the terms of the Credit Documents and (y) any US Guarantor Subsidiary of its obligations in respect of the US Obligations under the Guaranty if such Person becomes an Excluded Subsidiary described in clause (g) of the definition thereof as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement); and

(iii) directs the Agents to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 9.8(b) promptly upon the effectiveness of any such release.

(c) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, each Borrower, US Administrative Agent, the European Administrative Agent, Collateral Agent and each Lender and each Issuing Bank hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the US Administrative Agent or the European Administrative Agent on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

(d) Intercreditor Agreement. Each Lender and each Issuing Bank hereby acknowledges that it has fully reviewed the Intercreditor Agreement and, by its execution of this Agreement, hereby consents to the execution and delivery of the Intercreditor Agreement by the Agents and agrees to comply with the terms thereof (which terms are incorporated herein by reference in their entirety) as if such Lender or Issuing Bank were a direct signatory thereto.

9.9 Approved Electronic Communications.

(a) Each of the Lenders, the Issuing Banks, Holdings, each Borrower and each Guarantor Subsidiary agrees that the Agents may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the Issuing Banks by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Agents to be their electronic transmission system (the “Platform”).

(b) Although the Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Agents from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks, Holdings, each Borrower and each Guarantor Subsidiary agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, Lenders, the Issuing Banks, Holdings, each Borrower and each Guarantor Subsidiary hereby approves distribution of the Approved Electronic Communications through the Platform and understands and assumes, and the Borrowers shall cause each Guarantor Subsidiary to understand and assume, the risks of such distribution, other than any risk caused by the gross negligence or willful misconduct of the Agents.

(c) THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE AGENTS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

(d) Each of the Lenders, the Issuing Banks, Holdings, each Borrower and each Guarantor Subsidiary agrees that each Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Platform in accordance with such Agent’s generally applicable document retention procedures and policies.

9.10 Collateral Matters Relating to Related Obligations. The benefit of the Credit Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any US Obligation arising under any Cash Management Obligation or any Hedge Agreement or that is otherwise owed to Persons other than the Agents, the Lenders and the Issuing Banks pursuant to this Agreement or any other Credit Document (collectively, “US Related Obligations”) solely on the condition and understanding, as among the Agents and all Secured Parties, that (i) the US Related Obligations shall be entitled to the benefit of the Credit Documents and the Collateral to the extent expressly set forth in this Agreement and the other Credit Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the US Related Obligations, but each Agent is otherwise acting solely as agent for the Lenders and the Tranche A Issuing Banks and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of US Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Credit Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any US Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Credit Documents, by any Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other US Obligations to it arising under this Agreement or the other Credit Documents, without any duty or liability to any other Secured Party or as to any US Related Obligation and without regard to whether any US Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of US Related Obligations and no other Secured Party (except the Agents, the Lenders and the Tranche A Issuing Banks, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Credit Documents and (e) no holder of any US Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 10.4 and then only to the extent such right is exercised in compliance with Section 2.16.

9.11 Withholding Taxes. To the extent required by any applicable laws, the Applicable Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.19, each Lender shall indemnify and hold harmless the Applicable Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Applicable Agent) incurred by or asserted against the Applicable Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Applicable Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Applicable Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Applicable Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Applicable Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Applicable Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.11, include each Swing Line Lender and each Issuing Bank.

9.12 Parallel Debt. For the purpose of taking and ensuring the continuing validity and enforceability of certain of the security under the Collateral Documents, each of the Credit Parties hereby agrees and covenants with the Applicable Agent and the Collateral Agent that each of them shall pay to the Applicable Agent an amount equal to, and in the currency of, any sums owing by it to a Secured Party under any Credit Document (the “Principal US Obligations”) as and when the same fall due for payment under the relevant Credit Document (the “Parallel US Obligations”).

Further, all Foreign Credit Parties hereby agree and covenant with the Agent that each of them shall pay to the Applicable Agent an amount equal to, and in the currency of, any sums owing by it to a Secured Party under any Credit Document (the “Principal Foreign Obligations,” together with the “Principal US Obligations” , the “Principal Obligations”) as and when the same fall due for payment under the relevant Credit Document (the “Parallel Foreign Obligations” , and together with the Parallel US Obligations, the “Parallel Obligations”).

Each Parallel Obligation will become due and payable as and when one or more of the Principal Obligations of the relevant Foreign Credit becomes due and payable.

Notwithstanding anything to the contrary in any Credit Document, the Applicable Agent shall have its own independent right to demand payment of the Parallel Obligations by the Credit Parties. The rights of the Secured Parties to receive payment of the Principal Obligations are several from the rights of the Applicable Agent to receive payment of the Parallel Obligations; provided that the payment by a Credit Party of its Parallel Obligations to the Applicable Agent in accordance with this paragraph and the immediately preceding paragraph shall be a good discharge of the corresponding Principal Obligations and the payment by a Credit Party of its corresponding Principal Obligations in accordance with the Credit Documents shall be a good discharge of the relevant Parallel Obligations. In the event of a good discharge of the Principal Obligations the Applicable Agent shall not be entitled any more to demand payment of the corresponding Parallel Obligations and such Parallel Obligations shall cease to exist. This shall apply accordingly in the event of a good discharge of the Parallel Obligations to the corresponding Principal Obligations. Despite the foregoing, any payment under the Credit Documents shall be made to the Applicable Agent, unless expressly stated otherwise in the Credit Documents (save for this paragraph and the immediately preceding paragraph) or unless the Applicable Agent directs such payment to be made to the Applicable Agent.

SECTION 10. MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, any Agent, any Swing Line Lender, any Lender, or any Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, as may be otherwise indicated to the Applicable Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed, sent by telefacsimile, United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, telex or electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

(b) Electronic Communications. Notwithstanding clause (a) above (unless the Applicable Agent requests that the provisions of clause (a) above be followed) and any other provision in this Agreement or any other Credit Document providing for the delivery of any Approved Electronic Communication by any other means the Credit Parties shall deliver all Approved Electronic Communications to the Applicable Agent or other applicable Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Applicable Agent at such electronic mail address (or similar means of electronic delivery) as the Applicable Agent may notify the Borrowers. Nothing in this clause (b) shall prejudice the right of any Agent or any Lender or Issuing Bank to deliver any Approved Electronic Communication to any Credit Party in any manner authorized in this Agreement or to request that any Borrower effect delivery in such manner. Notices and other communications delivered by posting to a Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Platform, website or other device (to the extent permitted by Section 9.9 to be delivered thereunder) shall be effective when such notice or other communication shall have been made generally available on such Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Platform.

10.2 Expenses.

(a) From and after the Closing Date, the Parent Borrower agrees within fifteen days of receipt of a reasonably detailed written invoice therefor (or such longer period as the applicable Agent may agree), to pay or reimburse each Agent for, all of each Agent’s reasonable out-of-pocket audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of (x) one primary counsel to the Agents and (y) not more than one counsel to the Agents in each appropriate jurisdiction or specialty (as reasonably determined by the Applicable Agent), internal per diem field examination costs, the reasonable fees and expenses of appraisers, auditors, insurance advisors, environmental advisors, accountants, and consultants advising the Agents, reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by any Agent in connection with any of the following: (i) the Applicable Agent’s audit and investigation of Holdings, the Borrowers and the Subsidiaries in connection with the preparation, negotiation or execution of any Credit Document (subject to the limitations set forth herein) or the Applicable Agent’s periodic audits, in accordance with the terms of the Credit Documents, of Holdings, any Borrower or any of the Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement, any Credit Document, or the making of the Credit Extensions hereunder, (iii) the creation, perfection or protection of the Liens under any Credit Document (including any reasonable fees, disbursements and expenses for local counsel in appropriate jurisdictions), (iv) the ongoing administration of this Agreement and the Credit Extensions, including consultation with attorneys in connection therewith and with respect to the rights and responsibilities of the Agents hereunder and under the other Credit Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Credit Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Credit Party, any of the Subsidiaries, the Cash Management Documents, the Hedge Agreements, this Agreement or any other Credit Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Agent is served or deposition or other proceeding in which any Agent is called to testify, in each case, relating in any way to the Obligations, any Credit Party, any of the Subsidiaries, the Cash Management Documents, the Hedge Agreements, this Agreement or any other Credit Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Credit Document or the preparation, negotiation and execution of the same.

(b) The Parent Borrower further agrees to pay or reimburse each Agent and each of the Lenders and Issuing Banks within fifteen days of receipt of a reasonably detailed written invoice therefor for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including costs of settlement) (which shall be limited to the reasonable attorneys’ fees of (x) one primary counsel to the Agents, (y) one primary counsel to the Lenders, (z) special counsel to the Agents, the Lenders and the Issuing Banks in each appropriate jurisdiction or specialty (as reasonably determined by the Applicable Agent), and if the interests of any Lender, any Issuing Bank or any group of Lenders or Issuing Banks (other than all the Lenders and Issuing Banks) are distinctly or disproportionately affected, one additional counsel for each such Lender or group of Lenders), incurred by the Agents, such Lenders or such Issuing Banks in connection with any of the following: (i) in enforcing any Credit Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Credit Party, any of the Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Credit Document, any Related Agreement, any Cash Management Document or any Hedge Agreement or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

(c) Notwithstanding anything in this Section 10.2 to the contrary, funds received from or held by any Foreign Credit Party shall be applied only to the payment of the Non-US Obligations and shall not be applied to the payment of the US Obligations.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Issuing Bank and each Lender and the officers, partners, directors, trustees, employees, advisors, agents, sub-agents and Affiliates of each Agent, each Issuing Bank and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnified Liabilities have been incurred by reason of the gross negligence, willful misconduct, bad faith or material breach of this Agreement by such Indemnitee or its officers, partners, directors, trustees, agents, sub-agents or Affiliates. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. With respect to a Swiss Borrower, the limitations set forth in Section 7.17(c) shall apply.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Issuing Bank and each Agent, and each of their respective Affiliates, directors, employees, attorneys, advisors, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages), whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement, arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of Holdings, the Parent Borrower and each other Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Credit Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Applicable Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in New York, New York or London, England. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Applicable Agent of the amount due, the applicable Borrower will, on the date of receipt by the Applicable Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Applicable Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Applicable Agent is the amount then due under this Agreement or such other Credit Document in the Currency Due. If the amount of the Currency Due which the Applicable Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Borrower shall indemnify and save the Applicable Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Credit Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Applicable Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Credit Document or under any judgment or order.

(d) Each Credit Party agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 10.3) or any other Credit Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Credit Document.

(e) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY CREDIT PARTY, LENDER, ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(f) Notwithstanding anything in this Section 10.3 to the contrary, funds received from or held by any Foreign Credit Party shall be applied only to the payment of the Non-US Obligations and shall not be applied to the payment of the US Obligations.

10.4 Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, subject to the Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default each Lender, each Issuing Bank and each Agent is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Applicable Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Applicable Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender, Issuing Bank or Agent or any of their respective Affiliates to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Person hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Person shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 2.21(a)(i) (with respect to Defaulting Lenders), 2.23. 10.5(b), 10.5(c) and 10.5(d), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written consent of the Requisite Lenders and (except in the case of a waiver) the Borrowers; provided that the US Administrative Agent may, with the consent of Parent Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency and, in each case, such amendments shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note (except as permitted by Section 2.23(d));

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce or forgive the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 or any amendment to the definition of Excess Availability to the extent that it would impact the amount of the Applicable Margin) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any Reimbursement Obligation;

(vii) amend Section 2.15(h), Section 2.16 or Section 10.5;

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders (subject to the other clauses of this Section 10.5(b)), additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral or Holdings or any other Guarantor (other than any Guarantor Subsidiary that constitutes an Immaterial Subsidiary) from the Guaranty except as expressly provided in the Credit Documents;

(x) amend the definition of “Interest Period” to permit Interest Periods in excess of six months without regard to whether or not such Interest Period in excess of six months would be available to all Lenders;

(xi) consent to the assignment or transfer by any Borrower or any Guarantor which is a Subsidiary of Holdings of any of its rights and obligations under any Credit Document (other than as expressly permitted by Section 6.8(a));

(xii) amend Section 4.1 of the Intercreditor Agreement; or

(xiii) amend Section 2.17(e)(ii).

(c) Without the written consent of all Lenders (other than a Defaulting Lender), no amendment, modification, termination, or consent shall be effective if the effect thereof would increase any of the percentages set forth in the applicable definition of “US Borrowing Base,” “French Borrowing Base,” “German Borrowing Base,” “Swiss Borrowing Base,” or “Irish Borrowing Base” above the percentages stated in such definition on the date hereof.

(d) Without the written consent of the Lenders (other than a Defaulting Lender) holding 66.7% of the applicable outstanding Revolving Commitments and/or Revolving Credit Exposure, no amendment, modification, termination, or consent shall be effective if the effect thereof would amend any provision in the definitions of “US Borrowing Base,” “French Borrowing Base,” “German Borrowing Base,” “Irish Borrowing Base” or “Swiss Borrowing Base” or any of the defined terms used within such definitions to add new classes of eligible assets (it being understood and agreed that the inclusion of Eligible Inventory in the respective German Borrowing Bases upon the satisfaction of the applicable German Inventory Conditions shall not be deemed to be an amendment, modification, waiver or otherwise change the definition of “German Borrowing Base” for purposes of this Section 10.5).

(e) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender in addition to the consent of each Borrower, the Requisite Lenders (except as set forth in Section 2.23) and the US Administrative Agent; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Tranche A Swing Line Sublimit or the Tranche A Swing Line Loans without the consent of each US Borrower and each Tranche A Swing Line Lender in addition to the consent of the Tranche A Requisite Lenders, the Requisite Lenders and the US Administrative Agent;

(iii) amend, modify, terminate or waive any provision hereof relating to the Tranche B Swing Line Sublimit or the Tranche B Swing Line Loans without the consent of each Borrower and each Tranche B Swing Line Lender in addition to the consent of the Tranche B Requisite Lenders, the Requisite Lenders, the US Administrative Agent and the European Administrative Agent;

(iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3 without the written consent of the each Borrower, the US Administrative Agent, the European Administrative Agent, the Requisite Lenders and each Issuing Bank; or

(v) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of each Borrower and such Agent in addition to the consent of Requisite Lenders and the US Administrative Agent.

(f) Execution of Amendments, etc. The US Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Except as otherwise expressly permitted by Section 6.8(a) or pursuant to Section 10.5(b), no Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Each Borrower, US Administrative Agent and Lender shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Loans listed therein for all purposes hereof (notwithstanding any notice to the contrary), and no assignment or transfer of any such Revolving Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof as provided in Section 10.6(d), together with any Revolving Loan Note (if the assigning Lender’s Loans are evidenced by a Revolving Loan Note) subject to such assignment. Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the US Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrowers and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Closing Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be presumptively correct as to any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Loans owing to it or other Obligations (with, in all cases other than assignments by or to the US Administrative Agent or an Affiliate of the US Administrative Agent, the consent (not to be unreasonably withheld) of the Issuing Banks and the Swing Line Lenders in addition to the consents required below); provided, however, that (except in the case of an assignment pursuant to Section 8.5) each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Revolving Loan and any related Revolving Commitments:

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee,” upon the giving of notice to the US Administrative Agent;

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to the Borrowers and the US Administrative Agent and (except in the case of assignments made to an Affiliate of an Agent), being consented to by the Parent Borrower and the US Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of the Parent Borrower, required at any time an Event of Default under Sections 8.1(a), (f) or (g), shall have occurred and then be continuing); provided, further (A) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than Dollar Equivalent $5,000,000 or integral multiples of Dollar Equivalent $1,000,000 in excess thereof (or such lesser amount as may be agreed to by the Parent Borrower and the US Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans; provided that Related Funds may aggregate their Revolving Commitments and Revolving Loans for purposes of determining compliance with such minimum assignment amount and (B) in the case of an assignment by a Lender, such Person shall meet the criteria of the definition of the term of “Lender”; and

(iii) notwithstanding anything to the contrary in this Agreement and except in the case of an assignment (or otherwise transfer of rights or obligations) (A) to a Swiss Qualifying Bank or (B) to any Lender pursuant to Section 8.5, an assignment (or otherwise transfer of rights or obligations) of a Loan to a Swiss Borrower shall be subject to the prior written consent of such Swiss Borrower (such consent not to be unreasonably withheld, conditioned or delayed).

Any assignment purported to be made in contravention of the foregoing requirements shall be null and void.

(d) Mechanics. Assignments and assumptions of Revolving Loans and Revolving Commitments shall only be effected by manual execution and delivery to the US Administrative Agent of an Assignment Agreement. Such assignments shall cover the same percentage of such Lenders Revolving Commitments and Revolving Credit Exposure. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Closing Date. In connection with all assignments, there shall be delivered to the US Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.19(c).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Revolving Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Closing Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) in the case of a Lender (other than a Tranche A Lender becoming a Tranche B Lender pursuant to Section 8.5) to any Swiss Borrower, it is a Swiss Qualifying Bank or, if not, it is a single creditor for the purposes of the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

(f) Effect of Assignment. On and after the applicable Assignment Closing Date, upon the recording of such Assignment and acceptance in the Register and the receipt by the US Administrative Agent from the assignee of an assignment fee in the amount of $3,500 (it being understood and agreed that (x) substantially contemporaneous assignments to any two or more Related Funds shall be treated as an assignment to a single Eligible Assignee for purposes of the applicable amount of such assignment fee and (y) no such assignment fee shall be required in connection with assignments by or to any Agent or Affiliate thereof), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Credit Documents have been assigned to such assignee pursuant to such Assignment Agreement, have the rights and obligations of a Lender and, if such Lender were an Issuing Bank, of such Issuing Bank hereunder and thereunder, (ii) the Revolving Loan Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Credit Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under the Credit Documents, such Lender shall cease to be a party hereto) relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Credit Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under the Credit Documents, such Lender shall cease to be a party hereto).

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings or any of its Subsidiaries) in all or any part of its Revolving Commitments, Loans or in any other Obligation (provided that in the case of a Loan to a Swiss Borrower, each participant (other than any participant acquiring a participating interest in such Loan pursuant to Section 8.5) shall be a Swiss Qualifying Bank or, if not, the prior written approval of such Swiss Borrower has been obtained, such consent not to be unreasonably withheld, conditioned or delayed). The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except that the participation agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates or amendments to the definition of Excess Availability that would impact the amount of the Applicable Margin) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower or any Guarantor which is a Subsidiary of Parent Borrower of any of its rights and obligations under this Agreement (except as expressly permitted pursuant to Section 6.8(a)) or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.17(d), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section (subject to the requirements and limitations therein, including the requirement to provide any applicable documentation under Section 2.19(c)); provided a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the Lender would have been entitled to receive with respect to the participation sold to such participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place. With respect to any Loan made to a US

Borrower, each Lender that sells participations to a participant, acting solely for this purpose as a non-fiduciary agent of the US Borrowers, shall maintain a register of all such participants. The entries in the participant register shall be conclusive (absent manifest error), and the US Borrowers and the Lenders shall treat each Person whose name is recorded in the participant register pursuant to the terms hereof as a participant for all purposes of this Agreement, notwithstanding notice to the contrary. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.16 as though it were a Lender.

(h) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may, without the consent of the Borrower or the US Administrative Agent, assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i) Exposure Transfers. Except as permitted under Section 10.6(c) and (g), no Lender shall, in case of a Loan to a Swiss Borrower, enter into any arrangement with another person under which such Lender substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement:

(i) the relationship between the Lender and that other person is that of debtor and creditor (including in the bankruptcy or similar event of the Lender or the Borrower);

(ii) the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and

(iii) the other person will under no circumstances (a) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement, and (b) have otherwise any contractual relationship with, or rights against, the Borrower under or in relation to this Agreement.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(d), 2.18, 2.19, 10.2 and 10.3 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the payment of any Reimbursement Obligations, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender or any Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, each Lender and each Issuing Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Cash Management Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender nor any other Secured Party shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, any Lender or any Issuing Bank (or to the Applicable Agent, on behalf of any such Person) pursuant to the terms of any of the Credit Documents or otherwise related to the Obligations, or any Agent, Lender or Issuing Bank enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15 CONSENT TO JURISDICTION; SERVICE OF PROCESS. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWERS RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each Agent and each Lender shall hold all non-public information regarding Holdings and its Subsidiaries, and their respective businesses identified as such by Holdings or any Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents, trustees and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information formation in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any pledgee referred to in Section 10.6(h) or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, pledgees, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

10.18 Entire Agreement. This Agreement, together with all of the other Credit Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Credit Document (other than the Intercreditor Agreement), the terms of this Agreement shall govern. This Agreement and each other Credit Document are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Credit Document, the terms of Intercreditor Agreement shall govern.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Parent Borrower and US Administrative Agent.

10.20 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act and the US Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the US Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

10.21 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.22 Joint and Several Liability. All Tranche A Loans and US Tranche B Loans upon funding shall be deemed to be jointly funded to and received by the US Borrowers. Each US Borrower is jointly and severally liable under this Agreement for all US Obligations, regardless of the manner or amount in which proceeds of Tranche A Loans or US Tranche B Loans are used, allocated, shared or disbursed by or among the US Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Tranche A Loans or US Tranche B Loans or other extensions of credit on its books and records. Each US Borrower shall be liable for all amounts due to an Agent and/or any Lender from the US Borrowers under this Agreement, regardless of which US Borrower actually receives Tranche A Loans or US Tranche B Loans or other extensions of credit hereunder or the amount of such Tranche A Loans or US Tranche B Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Tranche A Loans or US Tranche B Loans or other extensions of credit on its books and records. Each US Borrower’s US Obligations with respect to Tranche A Loans or US Tranche B Loans and other extensions of credit made to it, and such US Borrower’s US Obligations arising as a result of the joint and several liability of such US Borrower hereunder with respect to Tranche A Loans or US Tranche B Loans made to the other US Borrowers hereunder shall be separate and distinct US Obligations, but all such US Obligations shall be primary US Obligations of such US Borrower. The US Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each US Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Credit Documents to any or all of the other US Borrowers and is not required or given as a condition of extensions of credit to such US Borrower. Each US Borrower’s US Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the US Obligations of any other US Borrower or of any promissory note or other document evidencing all or any part of the US Obligations of any other US Borrower, (ii) the absence of any attempt to collect the US Obligations from any other US Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the US Obligations of any other US Borrower, or any part thereof, or any other agreement now or hereafter executed by any other US Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the US Obligations of any other US Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other US Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the US Obligations of any other US Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other US Borrower. With respect to any US Borrower’s US Obligations arising as a result of the joint and several liability of the US Borrowers hereunder with respect to Tranche A Loans or US Tranche B Loans or other extensions of credit made to any of the other US Borrowers hereunder, such US Borrower waives, until the US Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other US Borrower, any endorser or any guarantor of all or any part of the US Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the US Obligations or any other liability of any US Borrower to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any US Borrower to collect and recover the full amount, or any portion of the US Obligations, without first proceeding against any other US Borrower or any other Person, or against any security or collateral for the US Obligations. Each US Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any US Borrower or against or in payment of any or all of the US Obligations. Notwithstanding anything to the contrary in the foregoing, none of the foregoing provisions of this Section 10.22 shall apply to any Person released from its US Obligations as a US Borrower in accordance with Section 10.5.

10.23 Agency of the Parent Borrower for Each Other Borrower. Each of the other Borrowers irrevocably appoints the Parent Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Agents of Borrowing Base Certificates, Funding Notices and Conversion/Continuation Notices) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any of the other Borrowers join therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Parent Borrower under this Section 10.23; provided that nothing in this Section 10.23 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including without limitation a Funding Notice or Conversion/Continuation Notice), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.

10.24 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien and granted to the Collateral Agent pursuant to any Credit Document and the exercise of any right or remedy in respect of the Collateral by the Collateral Agent hereunder or under any other Credit Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Credit Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies with respect to the Collateral of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and no Credit Party shall be required hereunder or under any Credit Document to take any action with respect to the Collateral that is inconsistent with such Loan Parties’ obligations under the Fixed Asset Facility entered into on the date hereof. The Administrative Agent may not require any Credit Party to take any action with respect to the creation, perfection or priority of its , whether pursuant to the express terms hereof or of any other Credit Document or pursuant to the further assurance provisions hereof or any other Credit Document, to the extent that such action would be violative of the Intercreditor Agreement or such Loan Party’s obligations under the Fixed Asset Facility entered into on the date hereof. The delivery of any Collateral to the collateral agent under the Fixed Asset Facility entered into on the date hereof pursuant to the Fixed Asset Facility entered into on the date hereof shall satisfy any delivery requirement hereunder or under any other Credit Document to the extent that such delivery is consistent with the terms of the Intercreditor Agreement.

10.25 Contribution and Indemnification Among the US Borrowers. Each US Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement. To the extent that any US Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (such other Borrower, the “Other Borrower” and such payment, an “Accommodation Payment”), then the US Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other US Borrowers and such Other Borrower in an amount, for each of such other US Borrowers and the Other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other US Borrower’s or Other Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent”

within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Credit Document, supersede such inconsistent provision.

10.26 Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization. Each Borrower agrees as follows:

(a) Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Credit Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the US Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Credit Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Credit Documents; and (vii) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Credit Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;

(b) Each Borrower hereby waives the right by statute or otherwise to require an Agent or any Lender to institute suit against any other Borrower or to exhaust any rights and remedies which an Agent or any Lender has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense of payment in full) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof;

(c) Each Borrower hereby waives and agrees not to assert against any Agent, any Lender, or any Issuing Bank: (i) any defense (legal or equitable) other than a defense of payment, set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower or any other party liable under the Credit Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower (other than a defense of payment) against any Agent, any Lender, or any Issuing Bank, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Agent, any Lender, or any Issuing Bank under any applicable law; (iv) the benefit of any statute of limitations affecting any other Borrower’s liability hereunder;

(d) Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Issuer Documents; (ii) release all or any one or more parties to any one or more of the Issuer Documents or grant other indulgences to any other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Issuer Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations; and

(e) Each Borrower represents and warrants to the Agents and the Lenders that such Borrower is currently informed of the financial condition of all other Borrowers and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants that such Borrower has read and understands the terms and conditions of the Credit Documents. Each Borrower agrees that neither the Agents, any Lender, nor any issuing Bank has any responsibility to inform any Borrower of the financial condition of any other Borrower or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMMSCOPE, INC., as Parent Borrower

By:	/s/ Jearld L. Leonhardt
Name: Jearld L. Leonhardt
Title: Executive Vice President and Chief Financial Officer

Signature Page to Revolving Credit Agreement

CEDAR I HOLDING COMPANY, INC. as Holdings and a Guarantor

CEDAR I MERGER SUB, INC., which on the Closing Date will be merged with and into CommScope, Inc., with CommScope, Inc. surviving such merger as the Parent Borrower

By:	/s/ Claudius E. Watts, IV
Name: Claudius E. Watts, IV
Title: President

Signature Page to Revolving Credit Agreement

COMMSCOPE, INC. OF NORTH CAROLINA CONNECTIVITY SOLUTIONS MANUFACTURING, INC. ANDREW LLC VEXTRA TECHNOLOGIES, LLC, as US Co-Borrowers and Guarantors

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

ANDREW AG, as European Co-Borrower and Guarantor

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Authorized Person

Signature Page to Revolving Credit Agreement

ANDREW S.A.R.L., as European Co-Borrower and Guarantor

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Authorized Person

Signature Page to Revolving Credit Agreement

ANDREW WIRELESS SYSTEMS GMBH, as European Co-Borrower and Guarantor

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Authorized Person

Signature Page to Revolving Credit Agreement

ANDREW GMBH, as European Co-Borrower and Guarantor

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Authorized Person

Signature Page to Revolving Credit Agreement

COMMSCOPE EMEA LIMITED, as European Co-Borrower and Guarantor

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Director

Signature Page to Revolving Credit Agreement

COMMSCOPE INTERNATIONAL, INC.

COMMSCOPE SOLUTIONS

INTERNATIONAL, INC.

CABLE TRANSPORT, INC.

ANDREW INTERNATIONAL

CORPORATION

ANDREW INTERNATIONAL HOLDING

CORPORATION

ANDREW SYSTEMS INC.

ALLEN TELECOM LLC

ANTENNA SPECIALISTS CO., INC., as

Guarantors

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

COMMSCOPE INTERNATIONAL HOLDINGS, LLC, as Guarantor
By: CommScope, Inc. of North Carolina, its sole member

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

COMMSCOPE NETHERLANDS GP, LLC, as Guarantor

By: CommScope International Holdings, LLC, its sole member

By: CommScope, Inc. of North Carolina, its sole member

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

ANDREW WIRELESS PRODUCTS B.V., as Guarantor

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Authorized Person

Signature Page to Revolving: Credit Agreement

CS NETHERLANDS C.V., as Guarantor

By: COMMSCOPE INTERNATIONAL, INC., its general partner

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

COMMSCOPE NETHERLANDS B.V., as Guarantor

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Authorized Person

Signature Page to Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A., as US Administrative Agent, Collateral Agent, Tranche A Issuing Bank, Tranche A Swing Line Lender and Lender

By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Executive Director

Signature Page to Revolving Credit Agreement

J.P. MORGAN EUROPE LIMITED, as
European Administrative Agent, Tranche B Issuing Bank, Tranche B Swing Line Lender and Lender

By:	/s/ Tim Jacob
Name: Tim Jacob
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

PNC Bank, National Association, as Lender

	By:	/s/ Scott Goldstein
Name: Scott Goldstein
Title: Vice President

For any Lender requiring a second signatory:

By:
Name:
Title:

Signature Page to Revolving Credit Agreement

Royal Bank of Canada Europe Limited as Lender

By:	/s/ Michael Atherton
Name: Michael Atherton
Title: Managing Director, Corporate Banking.

Signature Page to Revolving Credit Agreement

Royal Bank of Canada as Lender

	By:	/s/ Mark S. Gronich
Name: MARK S. GRONICH
Title: AUTHORIZED SIGNATORY

For any Lender requiring a second signatory:	By:
Name:
Title:

Signature Page to Revolving Credit Agreement

CRÉDIT INDUSTRIEL ET COMMERCIAL, as Lender

By:	/s/ Brian O’Leary
Name: Brian O’Leary
Title: Managing Director

By:	/s/ Anthony Rock
Name: Anthony Rock
Title: Managing Director

Signature Page to Revolving Credit Agreement

Deutsche Bank AG New York Branch, as Lender

By:	/s/ Paul O’Leary
Name: Paul O’Leary
Title: Director

By:	/s/ Omayra Laucella
Name: Omayra Laucella
Title: Vice President

Signature Page to Revolving Credit Agreement

Mizuho Corporate Bank Ltd., as Lender

	By:	/s/ William Getz
Name: William Getz
Title: Deputy General Manager
For any Lender requiring a second signatory:	By:
Name:
Title:

Signature Page to Revolving Credit Agreement

Sumitomo Mitsui Banking Corporation, as Lender

	By:	/s/ Yasuhiko Imai
Name: Yasuhiko Imai
Title: Group Head
For any Lender requiring a second signatory:	By:
Name:
Title:

Signature Page to Revolving Credit Agreement

Bank of America, N.A., as Lender

	By:	/s/ Douglas Cowan
Name: Douglas Cowan
Title: Senior Vice President
For any Lender requiring a second signatory:	By:
Name:
Title:

Signature Page to Revolving Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Jeffrey S. Gruender
Name: Jeffrey S. Gruender
Title: Vice President

Signature Page to Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Jeff Royston
Name: Jeff Royston
Title: Authorized Signatory

Signature Page to Revolving Credit Agreement

Regions Bank, as Lender

	By:	/s/ Bruce Rhodes
Name: Bruce Rhodes
Title: Managing Director
For any Lender requiring a second signatory:	By:
Name:
Title:

Signature Page to Revolving Credit Agreement